Exhibit 10.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

et al.,[1]
In re Lordstown Motors Corp., et al.,[1] Debtors.	Chapter 11 Case No. 23-10831 (MFW) (Jointly Administered)

MODIFIED FIRST AMENDED JOINT CHAPTER 11 PLAN OF
LORDSTOWN MOTORS CORP. AND ITS AFFILIATED DEBTORS

Thomas E Lauria (admitted pro hac vice)
Matthew C. Brown (admitted pro hac vice)
Fan B. He (admitted pro hac vice)

WHITE & CASE LLP

200 S. Biscayne Blvd

Miami, FL 33131

Telephone: (305) 371-2700

Facsimile: (305) 358-5744

Email:     tlauria@whitecase.com

mbrown@whitecase.com

fhe@whitecase.com

David M. Turetsky (admitted pro hac vice)

WHITE & CASE LLP

1221 Avenue of the Americas

New York, New York 10020

Telephone: (212) 819-8200

Facsimile: (212) 354-8113

Email:     david.turetsky@whitecase.com

Jason N. Zakia (admitted pro hac vice)

WHITE & CASE LLP

111 South Wacker Drive
Chicago, IL 60606
Telephone: (312) 881-5400

Email:     jzakia@whitecase.com

Roberto Kampfner (admitted pro hac vice)
Doah Kim (admitted pro hac vice)
RJ Szuba (admitted pro hac vice)

WHITE & CASE LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Telephone: (213) 620-7700
Email:     rkampfner@whitecase.com

doah.kim@whitecase.com

rj.szuba@whitecase.com

Donald J. Detweiler (Bar No. 3087)

Morgan L. Patterson (Bar No. 5388)

WOMBLE BOND DICKSON (US) LLP

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Telephone: (302) 252-4320

Facsimile: (302) 252-4330

Email:     don.detweiler@wbd-us.com

morgan.patterson@wbd-us.com

Counsel and Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: November 1, 2023, Wilmington, Delaware

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The Debtors and the last four digits of their respective taxpayer identification numbers are: Lordstown Motors Corp. (3239); Lordstown EV Corporation (2250); and Lordstown EV Sales LLC (9101). The Debtors’ service address is 27000 Hills Tech Dr., Farmington Hills, MI 48331.

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ii

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INTRODUCTION2

Lordstown Motors Corp. and its subsidiaries Lordstown EV Corporation and Lordstown EV Sales LLC, as debtors and debtors in possession, hereby collectively propose the following plan pursuant to the provisions of chapter 11 of the Bankruptcy Code.

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I hereof or in the Bankruptcy Code (as applicable).  Holders of Claims and Interests should refer to the Disclosure Statement and the First Day Declaration for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, as well as a summary and description of the Plan.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.  Although proposed jointly for administrative purposes, the Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors; provided that, the estates of the various Debtors shall be consolidated for the purpose of effectuating distributions under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS (WHETHER ENTITLED TO VOTE ON THE PLAN OR OTHERWISE) ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN OR TAKING ANY OTHER ACTION WITH RESPECT TO THE PLAN.  SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, RULE 3019 OF THE BANKRUPTCY RULES, AND ARTICLE XIII OF THE PLAN, THE DEBTORS RESERVE THE RIGHT TO ALTER, AMEND, MODIFY, SUPPLEMENT, REVOKE, OR WITHDRAW THE PLAN PRIOR TO ITS CONSUMMATION.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL HOLDERS OF CLAIMS AND INTERESTS (WHETHER ENTITLED TO VOTE ON THE PLAN OR OTHERWISE) ARE ENCOURAGED TO READ THE RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS SET FORTH UNDER ARTICLE VIII OF THE PLAN.

ARTICLE I:

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1.“Administrative Claim” means a Claim against any of the Debtors for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (i) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services

2 The Plan remains subject to ongoing revisions of the Debtors in all respects.

rendered after the Petition Date; (ii) Professional Fee Claims; and (iii) fees and charges payable to the U.S. Trustee pursuant to Section 1930 of the Judicial Code.

2.“Administrative Claims Bar Date” shall be such date that is thirty (30) days following the Effective Date.

3.“Administrative Claims Objection Deadline” means the first Business Day that is one-hundred and eighty (180) days after the Effective Date; provided that such date may be extended by the Bankruptcy Court at the request of the Debtors or Post-Effective Date Debtors.

4.“Affiliate” means, with respect to any Entity, all Entities that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code if such Entity was a debtor in a case under the Bankruptcy Code.

5.“Allowed” means, with respect to any Claim or Interest, except as otherwise provided herein, such Claim or Interest (or any portion thereof) that is not Disallowed and (i) has been expressly Allowed under the Plan, any stipulation approved by the Bankruptcy Court, or a Final Order of the Bankruptcy Court; (ii) is both not Disputed prior to the expiration of the Claims Objection Deadline and either (a) evidenced by a Filed Proof of Claim (or for which under the Plan, the Bankruptcy Code, or a Final Order of the Bankruptcy Court a Proof of Claim is not or shall not be required to be Filed) or (b) listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been Filed; (iii) is allowed by a Final Order; or (iv) is compromised, settled, or otherwise resolved by the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, and the Holder of such Claim or Interest; provided that, except as otherwise expressly provided herein, the amount of any Allowed Claim or Allowed Interest shall be determined in accordance with the Bankruptcy Code, including sections 502(b), 503(b) and 506 of the Bankruptcy Code.  “Allow,” “Allowance,” and “Allowing” shall have correlative meanings.

6. “Assets” means all of the right, title and interest of any of the Debtors in and to property of whatever type or nature (whether real, personal, mixed, tangible, intangible, or otherwise), including property of any of the Debtors’ Estates.

7.“Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors and any recovery, subordination, or other remedies that may be brought by or on behalf of the Debtors and their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including under sections 502, 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, chapter 5 of the Bankruptcy Code, or applicable non-bankruptcy law.

8.“Ballot” means the form(s) distributed to Holders of Claims and Interests entitled to vote on the Plan to indicate their acceptance or rejection of the Plan and to make an election with respect to the releases by Holders of Claims and Interests provided by Article VIII.D.

9.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or as may be amended hereafter and applicable to the Chapter 11 Cases.

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10.“Bankruptcy Court” means (i) the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases; (ii) to the extent any reference made under section 157 of title 28 of the United States Code is withdrawn or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code; or (iii) such other court as may have jurisdiction over the Chapter 11 Cases or any aspect thereof to the extent of such jurisdiction.

11.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

12.“Bar Date” means the last date for Filing a Proof of Claim against the Debtors, as set forth in the Bar Date Order, or such other date(s) as may be designated by the Bankruptcy Court, including pursuant to Article VII.A.

13.“Bar Date Order” means the Order (A) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim, Including Claims Arising Under Section 503(B)(9) of the Bankruptcy Code, (B) Approving the Form, Manner, and Procedures of Notice Thereof, and (C) Granting Related Relief [Docket No. 319], entered by the Bankruptcy Court on August 24, 2023 (as amended, modified, or supplemented by order of the Bankruptcy Court from time to time).

14.“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Order (I)(a) Establishing Bidding and Auction Procedures; (b) Scheduling Certain Dates with Respect Thereto; (c) Approving the Form and Manner of Notice Thereof; (d) Approving Contract Assumption and Assignment Procedures; and (e) Granting Other Related Relief, and (II) Authorizing The Debtors To Enter Into A Definitive Purchase Agreement [Docket No. 237], filed in the Chapter 11 Cases on August 8, 2023 (as amended, modified, or supplemented by order of the Bankruptcy Court from time to time).

15.“Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

16.“Cash” means the legal tender of the United States of America or equivalents thereof.

17.“Cause of Action” means any action, claim, proceeding, cause of action, controversy, demand, right, action, Lien, indemnity, interest, guarantee, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, or franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law.  For the avoidance of any doubt, “Cause of Action” includes (i) any right of setoff or counterclaim and any

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claim for breach of contract or for breach of duties imposed by law or in equity;  (ii) any Claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal law or breach of any duty imposed by law or in equity; (iii) the right to object to or to otherwise contest, recharacterize, reclassify, subordinate, or disallow any Claims or Interests; (iv) any Claim pursuant to section 362 of the Bankruptcy Code; (v) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (vi) any Avoidance Action; and (vii) any rights and powers held by the Debtors pursuant to and in accordance with Bankruptcy Rule 2004 with respect to any of the foregoing.

18.“Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, Par Value $0.0001 of Lordstown Motors Corp., filed with the Secretary of State of the State of Delaware on November 18, 2022.

19.“Chapter 11 Cases” means (i) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (ii) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court which are styled as In re Lordstown Motors Corp. et al., Case No. 23-10831 (MFW).

20.“Chapter 11 Directors and Officers” means any person that served in the capacity as a director or officer of any of the Debtors at any time from the Petition Date through the Effective Date.

21.“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

22.“Claims and Noticing Agent” means Kurtzman Carson Consultants LLC, the notice, claims, and Claims and Noticing Agent retained by the Debtors in the Chapter 11 Cases by order of the Bankruptcy Court.

23.“Claims Objection Deadline” means, for each Claim, the latest of (a) the date that is one hundred and eighty (180) days after the Effective Date, (b) as to a particular Claim, 180 days after the filing of a Proof of Claim, or request for payment of such Claim, and (c) such later date as may be fixed by the Bankruptcy Court upon a motion by the Post-Effective Date Debtors or Claims Ombudsman Filed on regular notice on or before the day that is one hundred and eighty (180) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.

24.“Claims Ombudsman” means the person or entity jointly selected by the UCC and the EC, with consent of the Debtors (such consent not to be unreasonably withheld), charged with overseeing the tasks outlined in Article V.D, or any successor thereto. The identity of the Claims Ombudsman shall be filed with the Bankruptcy Court prior to the Effective Date.

25.“Claims Ombudsman Expenses” means the reasonable fees, expenses, and taxes of the Claims Ombudsman in performing its duties under the Plan, including any reasonable fees and expenses owed to legal counsel and other professionals.

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26.“Claims Register” means the official register of Claims maintained by the Claims and Noticing Agent in the Chapter 11 Cases.

27.“Class” means a category of Holders of Claims or Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

28.“Class 10 Election” has the meaning set forth in Article III(B)(10) of the Plan.

29.“Common Stock” means the Class A common stock, par value $0.0001 per share, of LMC that is designated as Class A common stock under Lordstown Motor Corporation’s certificate of incorporation.

30.“Common Stock Interests” means Interests in Common Stock in LMC, excluding any Section 510(b) Claims, Ohio Securities Class Action Claims and RIDE Section 510(b) Claims.

31.“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

32.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

33.“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

34.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan, pursuant to section 1129 of the Bankruptcy Code.

35.“Consummation” means the occurrence of the Effective Date.

36.“Contract Rate” means the rate of interest provided for under any agreement giving rise to a Claim against the Debtors, which, to the extent applicable, shall be calculated as of the Petition Date.

37.“D&O Liability Insurance Policies” means, collectively, all Insurance Policies (including any “tail policy” or runoff period in respect of an Insurance Policy) issued at any time, whether expired or unexpired, to any of the Debtors for certain liabilities of the Debtors, their current or former directors and officers, including primary insurance, excess insurance, or tail insurance policies and all agreements, documents or instruments related thereto.

38.“D&O Insurers” means the insurers under the D&O Liability Insurance Policies.

39.“Debtors” means, collectively, (i) LMC; (ii) Lordstown EV Corporation f/k/a Lordstown Motors Corp.; and (iii) Lordstown EV Sales LLC.

40.“Delaware Shareholder Class Action” means the consolidated stockholders class action pending in the Delaware Court of Chancery prior to the Petition Date, captioned In re Lordstown Motors Corp. Stockholders Litig., C.A. No. 2021-1066-LWW (Del. Ch.).

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41.“Directors and Officers” means (i) the Chapter 11 Directors and Officers and (ii) the Former Directors and Officers.

42.“Disallowed” means any Claim, or any portion thereof, that (i) has been disallowed by Final Order or settlement; (ii) is listed on the Schedules at an amount of $0.00 or as contingent, disputed, or unliquidated and as to which a Bar Date has been established but no Proof of Claim has been timely Filed, deemed timely Filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely Filed under applicable law; or (iii) is not listed on the Schedules and as to which a Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the Bar Date Order, or otherwise deemed timely Filed under applicable law, and for which no motion for leave to File a late Claim has been Filed prior to the Effective Date of the Plan.  “Disallow” and “Disallowance” shall have correlative meanings.

43.“Disclosure Statement” means (i) the Disclosure Statement for the Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and Its Debtor Affiliates [Docket No. 637] (as amended, modified, or supplemented from time to time in accordance with its terms), including all exhibits and schedules thereto and references therein that relate to the Plan that are prepared and distributed in accordance with applicable law and (ii) any supplement, amendment, or modification thereto.

44.“Disputed” means, with respect to a Claim or Interest, (i) a Claim or Interest listed on the Schedules as unliquidated, disputed, or contingent for which no Proof of Claim in a liquidated and non-contingent amount has been filed; (ii) a Claim or Interest that is the subject of an objection or request for estimation Filed by any of the Debtors, the Post-Effective Date Debtors, the Claims Ombudsman, or any other party-in-interest in accordance with applicable law and which objection or request has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; (iii) a Claim or Interest that is not otherwise Allowed or Disallowed under the Plan and, as to which, the applicable deadline for the Debtors, the Post-Effective Date Debtors, the Claims Ombudsman, or any other party-in-interest to object (including any extension to such deadline granted by the Bankruptcy Court) has not yet expired; (iv) any Claim filed by the Securities and Exchange Commission; (v) any Claim or Interest of Foxconn; (vi) Section 510(b) Claims; (vii) RIDE Section 510(b) Claims; or (viii) any Claim filed by the Former Directors and Officers.

45.“Distribution” means the distributions of Cash (or other property) to be made by the Post-Effective Date Debtors, or their agents (as applicable) to Holders of Allowed Claims or Interests in accordance with the terms of the Plan.

46.“Distribution Record Date” means the date for determining which Holders of Allowed Claims and Allowed Interests are eligible to receive distributions under the Plan, as established by the Bankruptcy Court.

47.“EC” means the official committee of equity security holders appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102(a) of the Bankruptcy Code, pursuant to the Notice of Appointment of Committee of Equity Security Holders [Docket No. 375], as filed by

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the U.S. Trustee in the Chapter 11 Cases on September 7, 2023, as such committee may be reconstituted from time to time.

48.“EC Members” means (a) Crestline Management, L.P., (b) Pertento Partners LLP, (c) Esopus Creek Value Series Fund LP – Series “A,” and any other members of the EC that may serve from time to time.

49.“Effective Date” means, with respect to the Plan, the date that is the first Business Day on which (i) no stay of the Confirmation Order is in effect; (ii) all conditions precedent specified in Article X have been satisfied or waived (in accordance with Article X); and (iii) the Plan is declared effective by the Debtors.  Without limiting the foregoing, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

50.“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

51.“Estate” means, as to a Debtor, the estate of such Debtor in its Chapter 11 Case under sections 301 and 541 of the Bankruptcy Code.

52.“Excluded Parties” means Foxconn and the Former Directors and Officers.

53.“Exculpated Parties” means each of the following in their capacity as such:  (i) the Debtors; (ii) the Chapter 11 Directors and Officers, (iii) agents, members of management and other employees of the Debtors, in each case who are or were acting in such capacity on or after the Petition Date; (iv) the UCC and the UCC Members; (v) the EC and the EC Members; and (vi) all predecessors, successors and assigns, subsidiaries, affiliates, members, partners, officers, directors, agents, attorneys, advisors, accountants, investment bankers, consultants, and other professionals, to the extent such parties are or were acting in such capacity of any of the Persons identified in (i), (ii), (iii) (iv), and (v) above on or after the Petition Date.

54.“Executory Contract” means a prepetition contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

55.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

56.“File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest with the Claims and Noticing Agent.

57.“Final Decree” means the decree contemplated under Bankruptcy Rule 3022 closing the Chapter 11 Cases.

58.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which

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no stay of such order has been entered, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided that the possibility that a request for relief under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, the local rules of the Bankruptcy Court or applicable non-bankruptcy law, may be Filed relating to such order shall not prevent such order from being a Final Order.

59.“Final Trading Order” means the Final Order (A) Establishing Notice And Hearing Procedures For Trading In Equity Securities In The Debtors And (B) Granting Other Related Relief, entered by the Bankruptcy Court on July 25, 2023 [Docket No. 180].

60.“Former Directors and Officers” means any persons that served as officers and directors of any of the Debtors prior to the Effective Date other than the Chapter 11 Directors and Officers.

61.“Foxconn” means Hon Hai Technology Group and each of its affiliates, including, but not limited to, (i) Foxconn Ventures Pte. Ltd., (ii) Foxconn Asset Management LLC, (iii) Foxconn EV System LLC, and (iv) Foxconn EV Technology, Inc.

62.“Foxconn Causes of Action” means the Causes of Action of the Debtors against Foxconn, including the Causes of Action alleged in the adversary proceeding captioned Lordstown Motors Corp. et al. v. Foxconn Ventures Pte. Ltd. et al., Adv. Proc. No. 23-50414 (MFW) (Bankr. D. Del.).

63.“Foxconn Preferred Stock” means the Series A convertible preferred stock, $0.0001 par value per share, issued by LMC pursuant to that certain Investment Agreement dated November 7, 2022 between Lordstown Motors Corp. and Foxconn Ventures Pte. Ltd., and authorized by that certain Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company of Lordstown Motors Corp. dated August 18, 2022 and governed by that certain Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock Par Value $0.0001 of Lordstown Motors Corp.

64.“Foxconn Preferred Stock Interests” means Interests in Foxconn Preferred Stock.

65.“General Bar Date” means the general bar date established pursuant to the Bar Date Order.

66.“General Unsecured Claim” means any Claim (including any Claim for indemnification, reimbursement, or otherwise that is not subject to subordination pursuant to section 510(b) of the Bankruptcy Code) against any of the Debtors that is not an Administrative Claim, an Other Priority Claim, a Priority Tax Claim, a Secured Claim, a Section 510(b) Claim, an Ohio Securities Action Claim or a RIDE Section 510(b) Claim.

67.“Government Bar Date” means the government bar date established pursuant to the Bar Date Order.

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68.“Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

69.“Holder” means an Entity holding a Claim or an Interest, as applicable, each solely in its capacity as such.

70.“Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

71.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

72.“Insurance Policies” means any and all known and unknown insurance policies or contracts that have been issued at any time to, or that provide coverage in any capacity to, the Debtors or any predecessor, subsidiary, or past or present Affiliate of the Debtors, as an insured (whether as the first named insured, a named insured or an additional insured), or otherwise alleged to afford the Debtors insurance coverage, and all agreements, documents or instruments related thereto, including but not limited to, the D&O Liability Insurance Policies and/or any agreements with third-party administrators.

73.“Insured Claim” means any Claim against a Debtor for which any Debtor is entitled to coverage, indemnification, reimbursement, contribution or other payment under an Insurance Policy.

74.“Insurer” means any company or other entity that issued any Insurance Policies, any third-party administrators of claims against the Debtors or asserted under the Insurance Policies, and any respective predecessors and/or affiliates thereof.

75.“Intercompany Claim” means a Claim held by any Debtor against any other Debtor.

76.“Intercompany Interest” means an Interest held by a Debtor in another Debtor.

77.“Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in any Debtor (including all issued, unissued, authorized, or outstanding shares of Common Stock or capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor), whether or not arising under or in connection with any employment agreement, plan or program implemented by the Debtors, and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.  In the interest of clarity, Interests include any and all ownership interests in any Debtor arising under or in connection with any employment agreement, plan or program implemented by the Debtors that has vested or that would have vested but for the freezing of any such award as a result of or connection with the Chapter 11 Cases.

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78.“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

79.“IRS” means the United States Internal Revenue Service.

80.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

81.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

82.“Litigation Trust” means the trust established in accordance with Article V.S. of the Plan

83.“Litigation Trust Agreement” means the agreement establishing the Litigation Trust, as drafted by the  EC and in form and substance reasonably acceptable to the Debtors.

84.“Litigation Trustee” means (a) the Person or Persons selected by the EC and reasonably acceptable to the Debtors and (b) identified in the Plan Supplement to serve as the trustee of the Litigation Trust.

85.“LMC” means Lordstown Motors Corp. f/k/a DiamondPeak Holding Corp.

86.“Material Claims Settlement” means any settlement, compromise, or other resolution between the Ombudsman and one or more Holders of a General Unsecured Claim with respect to a Claim (i) that is listed on the Debtors’ Schedules (and is not listed as disputed, contingent or unliquidated) and on account of which the Holder Filed a Proof of Claim, where the difference between the amount listed on the Schedules and the Filed Proof of Claim is greater than the lesser of (x) $100,000 and (y) ten percent (10%) of the amount listed on the Schedules, (ii) that is not listed on the Debtors’ Schedules (or is listed on the Schedules as disputed, contingent, or unliquidated), and on account of which the Holder Filed a Proof of Claim, where the face amount of the Proof of Claim is greater than or equal to $100,000, or (iii) where the settlement, compromise, or resolution involves any setoff or recoupment rights of the Debtors or the applicable Holder of a General Unsecured Claim in excess of ten percent (10%) of the amount asserted by the Debtors.

87.“New Board” means the board of the Post-Effective Date Debtors after the Effective Date, the composition of which shall be identified by the EC, with the consent of the Debtors (such consent not to be unreasonably withheld), and as set forth in the Plan Supplement.

88.“New Organizational Documents” means the organizational documents of the Post-Effective Date Debtors prepared by the EC after consultation with the Debtors.

89.“Ohio Securities Class Action” means the six putative securities class action lawsuits (docket numbers 4:21-cv-616, 4:21-cv-633, 4:21-cv-720, 4:21-cv-760, 4:21-cv-994, and 4:21-cv-1021) filed against LMC, LEVC and certain individuals in the U.S. District Court for the

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Northern District of Ohio, consolidated into the action styled, In re Lordstown Motors Corp. Securities Litigation, Case No. 4:21-cv-00616 (DAR).

90.“Ohio Securities Class Action Claims” means all Claims of the Plaintiffs and any putative class members against LMC and LEVC asserted in, arising from, or related to the Ohio Securities Class Action.

91.“Ohio Securities Class Action Opt-Out Claims” has the meaning set forth in Article III(B)(10) of the Plan.

92.“Ohio Securities Class Action Payment” means a payment of $1 million to be paid to the Ohio Settlement Class members pursuant to the Plan.

93.“Ohio Securities Class Action Lead Plaintiff” means George Troicky in his capacity as the lead plaintiff in the Ohio Securities Class Action.

94.“Ohio Securities Class Action Proofs of Claim” means the Proofs of Claim filed by the Ohio Securities Action Lead Plaintiff in these Chapter 11 Cases.

95.“Ohio Settlement Class” means all persons and entities that (i) purchased or otherwise acquired LMC’s publicly traded Class A Common Stock (ticker: “RIDE” and prior ticker: “DPHC”), LMC’s publicly traded warrants (ticker: “RIDEW” and prior ticker: “DPHCW”), LMC’s publicly traded units (ticker: “DPHCU”), or any exchange-traded option to purchase or sell LMC’s publicly traded Class A Common Stock during the Ohio Settlement Class Period, and were damaged thereby; and/or (ii) held LMC’s publicly traded Class A Common Stock (ticker: “RIDE” and prior ticker: “DPHC”) on September 21, 2020 and were damaged thereby.  Notwithstanding the foregoing, excluded from the Ohio Settlement Class are: (i) any defendants in the Ohio Securities Class Action, (ii) any current or former officers and/or directors of the Debtors and their immediate family; (iii) any person who is or was a control person, officer or director of LMC or LEVC; (iv) any company, firm, trust, corporation, or other entity in which any defendant in the Ohio Securities Class Action has or had a controlling interest; (v) affiliates of LMC or LEVC, including their employee retirement and benefit plan(s) and their participants or beneficiaries, to the extent they made purchases through such plan(s); (vi) the legal representatives, affiliates, heirs, successors-in-interest, or assigns of any such excluded person or entity in (i)-(iv), in their capacities as such; and (vii) any persons or entities who or which exclude themselves by submitting a timely and valid request for exclusion that is accepted by the Bankruptcy Court.

96.“Ohio Settlement Class Period” means the period from August 3, 2020 through July 2, 2021.

97.“Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than (i) an Administrative Claim or (ii) a Priority Tax Claim.

98.“Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

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99.“Petition Date” means the date on which the Chapter 11 Cases were commenced.

100.“Plan” means this Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and Its Affiliated Debtors (including the Plan Supplement and all exhibits hereto and thereto), as the same may be amended, modified, supplemented or amended and restated from time to time.

101.“Plan Documents” means the documents that aid in effectuating the Plan as specifically identified as such herein and filed with the Bankruptcy Court as specified in Article I.H of the Plan, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.  The Plan Documents include Plan, the Disclosure Statement, Plan Supplement, Confirmation Order and any such other documents identified as Plan Documents herein.

102.“Plan Objection Deadline” means the date established by the Bankruptcy Court by which objections to Confirmation of the Plan must be Filed.

103.“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance materially consistent with this Plan, and otherwise acceptable to the Debtors, as may be amended, modified, or supplemented from time to time, including, as applicable.  The Debtors shall be entitled to amend such documents in accordance with their respective terms and Article XIII of this Plan through and including the Effective Date.

104.“Post-Effective Date Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

105.“Post-Effective Date Debtor Amount” means an amount of Cash to be agreed to by and among the Debtors, the EC and the UCC on or before the Confirmation Hearing, which shall be used to fund (a) the fees and expenses of the Post-Effective Date Debtors in performing their duties under the Plan, (b) the Claims Ombudsman Expenses and (c) future operational expenses, as permitted by the Plan; provided, that, if the Debtors, the EC and the UCC cannot agree on the amount of the Post-Effective Date Debtor Amount, the Debtors shall disclose their proposed amount in the Plan Supplement (subject to objections from the EC and the UCC) and such amount shall be determined by the Bankruptcy Court at the Confirmation Hearing; provided, further, that the Post-Effective Date Debtor Amount may be increased from time to time as set forth in Article V.E.  The initial Post-Effective Date Debtor Amount, if agreed to by the parties, shall be set forth in the Plan Supplement.

106.“Post-Effective Date Debtor Cash” means the amount of Cash remaining after paying or reserving for the treatment under the Plan of Allowed Administrative Claims, Allowed Other Priority Claims, Allowed Secured Claims, Allowed General Unsecured Claims and the Post-Effective Date Debtor Amount.

107.“Post-Effective Date LMC” means LMC, or any successors thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

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108.“Post-Petition Interest” means interest, with respect to Holders of Allowed General Unsecured Claims, accruing from the later of (i) the Petition Date and (ii) the date on which such amounts first became due and owing by the applicable Debtor, until the date the applicable Distribution to such Holder of an Allowed General Unsecured Claim is issued.

109.“Post-Petition Securities Action” means the putative securities class action filed against the Debtors’ current Chief Executive Officer (Edward Hightower) and Chief Financial Officer (Adam Kroll) in the United States District Court for the Northern District of Ohio, styled Bandol Lim v. Edward Hightower et al., No.: 4:23-cv-01454-BYP (N.D. Ohio).

110.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

111.“Pro Rata” means, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

112.“Professional” means an Entity (i) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (ii) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

113.“Professional Fee Claims” means all Claims for fees and expenses incurred by a Professional on or after the Petition Date through the Confirmation Date.

114.“Professional Fees Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

115.“Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B.

116.“Professional Fee Claims Estimate” means the aggregate unpaid Professional Fee Claims through the Effective Date as estimated in accordance with Article II.B.2.

117.“Proof of Claim” means a proof of Claim or Interest that is Filed against any of the Debtors in the Chapter 11 Cases.

118.“Putative Class Actions” means, collectively, (1) Ohio Securities Class Action; (2) the Delaware Shareholder Class Action; and (3) the Post-Petition Securities Action.

119.“Putative Class Action Representatives” means, collectively, (1) the Ohio Securities Class Action Lead Plaintiff; (2) Bandol Lim, Richard Dowell, and Nico Gatzaros, in their capacities as putative class representatives; and (3) Atri Amin and Benjamin Herbert, in their capacities as lead plaintiffs in the Delaware Shareholder Class Action.

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120.“Quarterly Fees” means the quarterly fees required to be paid to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code and any interest thereon pursuant to 31 U.S.C. § 3717.

121.“Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the Holder to demand or receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default.

122.“Released Party” means each of the following in their capacity as such: (i) the Debtors; (ii) the Post-Effective Date Debtors; (iii) each of the Debtors’ Estates; (iv) the UCC, (v) each of the UCC Members, solely in its capacity as a UCC Member; (vi) the EC; (vii) each of the EC Members, solely in its capacity as an EC Member; and (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), their respective current and former officers, directors, employees, attorneys, accountants, investment bankers, consultants and other professionals other than Excluded Parties, each in its capacity as such; provided that, notwithstanding anything in the foregoing, any Person or Entity that is an Excluded Party shall not be a Released Party; provided further that, notwithstanding anything in the foregoing, any Person or Entity that is entitled to vote on the Plan but does not vote to accept the Plan or otherwise opt in to the releases shall not be a Released Party.

123.“Releasing Party” means each of the following in their capacity as such: (i) all Holders of Claims or Interests that vote to accept the Plan; (ii) all Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the third party releases provided for in Article VIII.D by checking the box on the applicable Ballot or form indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; and (iii) with respect to each of the foregoing Entities in clauses (i) and (ii), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, each in its capacity as such; provided, however, that the Entities identified in part (iii) shall be Releasing Parties only to the extent the corresponding Entities in parts (i) and (ii) are legally able to bind such Entities in part (iii) to the releases contained in the Plan under applicable law; provided, further, that, subject to the terms of Article VIII.D, the Putative Class Action Representatives shall not be deemed to be Releasing Parties.

124.“Retained Causes of Action” means the Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement, including, (i) the Foxconn Causes of Action, (ii) Causes of Action against Holders of Claims, vendors, and customers; (iii) any Cause of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence and claims made policies, occurrence and claims made contracts, and similar agreements to which any Debtor or Post-Effective Date Debtor is or was a party or

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pursuant to which any Debtor or Post-Effective Date Debtor has any rights whatsoever, including the Insurance Policies, (iv) any Causes of Action against Former Directors and Officers, (v) all other Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement, and (vi) the Retained Claims Objections.

125.“Retained Claims Objections” means any objection to Allowance of the Claims Filed by (i) the Directors and Officers; (ii) the Securities and Exchange Commission; (iii) Foxconn; (iv) Holders of Section 510(b) Claims; (v) Holders of RIDE Section 510(b) Claims; and (v) any Entity asserting a Claim for contribution or reimbursement.

126.“RIDE Section 510(b) Claims” means any Claims Filed against any Debtor on the same or similar basis as those set forth in the Post-Petition Securities Action.

127.“Schedule of Retained Causes of Action” means a schedule of retained Causes of Action filed in connection with the Plan Supplement, in form and substance acceptable to the Debtors.

128.“Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors on August 1, 2023 pursuant to section 521 of the Bankruptcy Code, as such schedules and statements may have been, or in the future may be, amended, modified, or supplemented from time to time.

129.“Section 510(b) Claim” means any Claim against a Debtor subject to subordination pursuant to Section 510(b) of the Bankruptcy Code, excluding any RIDE Section 510(b) Claims and the Ohio Securities Class Action Claims if they are treated under Class 10 of the Plan.

130.“Secured” means, when referring to a Claim, a Claim secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, in each case, as determined pursuant to section 506(a) of the Bankruptcy Code.

131.“Secured Claim” means any Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) subject to setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

132.“Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

133.“Solicitation Procedures Order” means the Order (I) Approving The Disclosure Statement and the Form and Manner of Notice, (II) Approving Plan Solicitation and Voting Procedures, (III) Approving Forms of Ballots, (IV) Approving Form, Manner, and Scope of

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Confirmation Notices, (V) Establishing Certain Deadlines In Connection With Approval of the Disclosure Statement and Confirmation of the Plan, and (VI) Granting Related Relief [Docket No. 651], entered by the Bankruptcy Court on November 1, 2023 (as amended, modified, or supplemented by order of the Bankruptcy Court from time to time).

134.“UCC” means the official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases, pursuant to section 1102(a) of the Bankruptcy Code, pursuant to Notice of Appointment of Committee of Unsecured Creditors [Docket No. 96], as amended by the Amended Notice of Appointment of Committee of Unsecured Creditors [Docket No. 99], each filed by the U.S. Trustee in the Chapter 11 Cases on July 11, 2023, as such committee may be reconstituted from time to time.

135.“UCC Members” means (a) Barry L. Leonard & Co. Inc., (b) Superior Cam Inc., (c) SA Automotive Ltd, and any other members of the UCC that may serve from time to time.

136.“Undeliverable Plan Distributions” means undeliverable or unclaimed Plan Distributions under Article VI.D of the Plan.

137.“Unimpaired” means, with respect to a Claim or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

138.“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

139.“Voting Deadline” means December 12, 2023 at 5:00 p.m. (prevailing Eastern time), as such date and time may be extended in accordance with the provisions of the Solicitation Procedures Order.

B.	Interpretation; Application of Definitions; and Rules of Construction

For purposes herein: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the Plan; (iv) unless otherwise specified herein, all references herein to “Articles” or “Sections” are references to Articles or “Sections” of the Plan or hereto; (v) unless otherwise stated herein, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (vii) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (viii) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to

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the Plan; (ix) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (x) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (xi) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (xii) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (xiii) any immaterial effectuating provisions may be interpreted by the Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control, provided that no effectuating provision shall be immaterial or deemed immaterial if it has any substantive legal or economic effect on any party; and (xiv) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors, as applicable, not incorporated or formed (as applicable) in the State of Delaware shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.  Any conversion required to convert foreign currency to United States dollars shall be done using the applicable exchange rates on the Petition Date.

F.	Reference to the Debtors or the Post-Effective Date Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Post-Effective Date Debtors shall mean (i) prior to the Effective Date, the Debtors and, (ii) on or after the Effective Date, the Post-Effective Date Debtors.

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G.	Controlling Document

In the event of an inconsistency between the Plan, on the one hand, and (i) the Disclosure Statement or (ii) the Plan Supplement, on the other, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Confirmation Order and the Plan, the Disclosure Statement, or the Plan Supplement, the Confirmation Order shall control.

H.	Exhibits, Schedules, Appendices and Plan Documents

All exhibits, schedules and appendices to the Plan as well as the Plan Documents and the Plan Supplement are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein.  All Plan Documents shall be filed with the Clerk of the Bankruptcy Court no later than seven (7) Business Days prior to the Plan Objection Deadline.  Holders of Claims and Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

Lordstown Ballot Processing

c/o KCC

222 N. Pacific Coast Highway

Suite 300

El Segundo, CA 90245

Telephone: (877) 709-4757

Electronically: www.kccllc.net/lordstown/inquiry

ARTICLE II:

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the classification of Claims and Interests set forth in Article III.

A.	Administrative Claims

Except with respect to Professional Fee Claims and Priority Tax Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor, or after the Effective Date, such Holder and the applicable Post-Effective Date Debtor agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash (i) if such Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date; or (ii) if such Administrative Claim is not Allowed as of the Effective Date, upon entry of an order of the Bankruptcy Court Allowing such Claim, or as soon as reasonably practicable thereafter; provided that, if an Allowed Administrative Claim arises from liabilities incurred by the Debtors’ Estates in the ordinary course of business after the Petition Date, such Claim shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such Claim in the ordinary course.

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Except as otherwise provided in this Article II.A or the Bar Date Order, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Post-Effective Date Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date; provided, that the Administrative Claims Bar Date does not apply to (i) Professional Fee Claims or (ii) Quarterly Fees.

The Post-Effective Date Debtors or the Claims Ombudsman may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval.  With respect to timely-Filed and properly served Administrative Claims, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may also choose to object to any Administrative Claim no later than the Administrative Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court.  Unless the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman (or other party with standing) object to a timely-Filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested.  In the event that the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be Allowed and, if so, in what amount.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS OR THEIR PROPERTY, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED DISCHARGED AS OF THE EFFECTIVE DATE.

B.	Professional Fee Claims

1.Final Fee Applications

All final requests for allowance and payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than the first Business Day that is forty-five (45) days after the Effective Date unless otherwise ordered by the Bankruptcy Court.  Any objections to Professional Fee Claims shall be Filed and served no later than twenty-one (21) days after the filing of final requests for allowance and payment of Professional Fee Claims.

2.Professional Fee Claims Estimate

Professionals shall estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services compensable by the Debtors’ Estates before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of

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the Professional’s final request for payment of Filed Professional Fee Claims.  If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

3.Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash based on their evaluation of the Professional Fee Claims Estimates, and no Liens, Claims, or Interests shall encumber the Professional Fee Escrow in any way.  The Professional Fee Escrow (including funds held in the Professional Fee Escrow) (i) shall not be and shall not be deemed property of the Debtors or the Post-Effective Date Debtors and (ii) shall be held in trust for the Professionals and for no other Person or Entity until all Professional Fee Claims have been irrevocably paid in full; provided that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Post-Effective Date Debtors.  Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow.

If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow by the Post-Effective Date Debtors without any further notice to, action, order, or approval of the Bankruptcy Court or by any other Entity.

4.Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Post-Effective Date Debtors, and the Claims Ombudsman, as applicable.

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention, compensation for services rendered, or reimbursement for expenses incurred on or after such date shall terminate, and the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the applicable Debtor agree (whether before or after the Effective Date) to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority

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Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III:

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification of Claims and Interests

All Claims and Interests, except for Administrative Claims, including Professional Fee Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.B.  The Plan shall constitute a separate Plan for each of the Debtors, provided that, the estates of the various Debtors shall be consolidated for the purpose of effectuating distributions under the Plan.  For all purposes under the Plan, where applicable, each Class contains a sub-Class for each Debtor. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.C. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim / Interest	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

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Class	Claim / Interest	Status	Voting Rights
3	General Unsecured Claims	Impaired	Entitled to Vote
4	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
5	Foxconn Preferred Stock Interests	Unimpaired	Deemed to Accept (Provided that Provisional Votes Will Be Solicited)
6	Intercompany Interests	Unimpaired	Deemed to Accept
7	Common Stock Interests	Impaired	Entitled to Vote
8	Section 510(b) Claims	Impaired	Entitled to Vote
9	RIDE Section 510(b) Claims	Impaired	Entitled to Vote
10	Ohio Securities Class Action Claims	Unimpaired	Deemed to Accept

B.	Treatment of Claims and Interests

1.Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of all Other Priority Claims against the Debtors.
b.

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of such Allowed Other Priority Claim, or such Allowed Other Priority Claim has been paid or otherwise satisfied, each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, in an amount equal to such Allowed Other Priority Claim, without interest, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other

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Priority Claim; and (iii) the date or dates agreed to by the Post-Effective Date Debtors and the Holder of the Allowed Priority Claim.

c.

Voting: Class 1 is Unimpaired, and Holders of Other Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 1 Secured Claims are not entitled to vote to accept or reject the Plan.

2.Class 2 – Secured Claims

a.	Classification: Class 2 consists of all Secured Claims against the Debtors.
b.

Treatment: Except to the extent that a Holder of an Allowed Secured Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable classification and treatment, at the option of the Post-Effective Date Debtors or the Claims Ombudsman, as applicable, in the exercise of the applicable parties sole and absolute discretion, one of the following treatments shall be provided to each Holder of an Allowed Secured Claim secured by a valid lien:

(i)

the Holder of such Allowed Secured Claim shall retain its lien on its collateral until either such Holder receives the Cash set forth in Section 2(b)(ii) or such Holder’s collateral is abandoned to it as set forth in Section 2(b)(iii) below;

(ii)

on or as soon as practicable after the later of (x) the Effective Date, or (y) the date upon which the Bankruptcy Court enters a final order determining or allowing such Secured Claim, or as otherwise agreed between the Holder of such Allowed Secured Claim and the Post-Effective Date Debtors, the Holder of such Allowed Secured Claim will receive Cash, in an amount equal to the amount of its Allowed Secured Claim in full satisfaction, release, and discharge of such secured claim; or

(iii)	the collateral securing such Allowed Secured Claim shall be abandoned to such Holder, in full satisfaction, release, and discharge of such secured claim.

Any portion of any Secured Claim that is not secured by collateral or the proceeds thereof shall constitute a General Unsecured Claim to the extent it is allowed.

c.

Voting: Class 2 is Unimpaired, and Holders of Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Secured Claims are not entitled to vote to accept or reject the Plan

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3.Class 3 – General Unsecured Claims

a.	Classification: Class 3 consists of all General Unsecured Claims against the Debtors.
b.

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive its Pro Rata share of the Debtors’ Cash (without regard to the particular Debtor against which such Claim is Allowed and excluding the Post-Effective Date Debtor Amount), after:

(i)	the satisfaction of the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Secured Claims, and
(ii)	the Professional Fees Escrow Account is funded or all Professional Fee Claims are satisfied.

Post-Petition Interest to Holders of Allowed General Unsecured Claims shall be paid as follows:

(A)

To the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, plus Post-Petition Interest at the Federal Judgment Rate in full on such Allowed General Unsecured Claims, then Holders of such Allowed General Unsecured Claims shall be entitled to payment in full of Post-Petition Interest at the Federal Judgment Rate.

(B)

To the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, and some, but not all, Post-Petition Interest on such Claims at the Federal Judgment Rate, then Holders of such Allowed General Unsecured Claims shall be entitled to their Pro Rata share of Post-Petition Interest at the Federal Judgment Rate.

For the avoidance of any doubt, to the extent there is sufficient Cash for Distribution after satisfaction of (i) and (ii) above, it is the Debtors’ intent to pay all Allowed General Unsecured Claims in full, with interest as set forth above.

c.	Voting: Class 3 is Impaired, and Holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

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4.Class 4 – Intercompany Claims

a.	Classification: Class 4 consists of all Intercompany Claims, which shall be Allowed, if at all, in amounts to be determined by the Post-Effective Date Debtors.
b.	Treatment: Each Allowed Intercompany Claim shall, at the option of the Post-Effective Date Debtors, be:

(i)Reinstated; or

(ii)	set off, settled, distributed, addressed, converted to equity, contributed, cancelled or released.
c.

Voting: Class 4 is Unimpaired by the Plan.  Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

5.Class 5 – Foxconn Preferred Stock Interests

a.	Classification: Class 5 consists of all Foxconn Preferred Stock Interests in the Debtors.
b.

Treatment:  On the Effective Date, all Allowed Foxconn Preferred Stock Interests shall be Reinstated and Unimpaired in all respects and the Certificate of Designation shall be binding on LMC; provided, that, if the Bankruptcy Court determines at the Confirmation Hearing that the Holders of Foxconn Preferred Stock are Impaired notwithstanding the Reinstatement of the Foxconn Preferred Stock Interests and the Holders of Class 5 reject the Plan, the Post-Effective Date Debtors shall provide such other treatment as may be required to satisfy the requirements of section 1129(b)(2)(C)(i) of the Bankruptcy Code; provided, that no Distributions shall be made to the Holders of the Foxconn Preferred Stock Interests until such Foxconn Preferred Stock Interests are Allowed (if at all) and such Distributions shall only be from Post-Effective Date Debtor Cash.

c.

Voting: Class 5 is Unimpaired by the Plan and Holders of Foxconn Preferred Stock Interests shall be deemed to have accepted the Plan; provided that, votes from such Holders shall be solicited provisionally.

6.Class 6 – Intercompany Interests

a.	Classification: Class 6 consists of all Intercompany Interests.

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b.	Treatment: On the Effective Date, all Intercompany Interests shall be reinstated and be Unimpaired in all respects, but no distribution shall be made thereon until Classes 1 – 3 have been satisfied.
c.	Voting: Class 6 is Unimpaired by the Plan, and Holders of Intercompany Interests shall be deemed to have accepted the Plan.

7.Class 7 – Common Stock Interests

a.	Classification: Class 7 consists of all Common Stock Interests in the Debtors.
b.

Treatment: On the Effective Date, all Allowed Common Stock Interests in the Debtors shall be retained, subject to the terms of the New Organizational Documents, which may be amended pursuant to Article V.H of the Plan, among other things, so as to implement the operative provisions of the Final Trading Order upon the Effective Date as to Common Stock Interests and to make certain modifications to the size and election process as to the New Board.  For the avoidance of any doubt, Holders of Allowed Common Stock Interests shall only receive Distributions from Post-Effective Date Debtor Cash.

c.	Voting: Class 7 is Impaired by the Plan, and Holders of Common Stock Interests are entitled to vote to accept or reject the Plan.

8.Class 8 – Section 510(b) Claims

a.	Classification: Class 8 consists of all Section 510(b) Claims against the Debtors.
b.

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed Section 510(b) Claim shall receive a number of shares of Common Stock Interests equal to (i) such Holder’s Allowed Section 510(b) Claim minus any amounts received by such Holder from any insurance or other third parties divided by the product of (A) the volume weighted average share price of the Common Stock Interest during the Ohio Settlement Class Period and (B) 15.  Notwithstanding the foregoing, the Debtors may elect, at their discretion, to pay such Holder Post-Effective Date Debtor Cash in an amount equal to the number of shares of Common Stock Interests to which such Holder is entitled pursuant to this paragraph multiplied by the volume weighted average share price of the Common Stock Interest during the thirty (30) days following the Effective Date.

Any treatment set forth in this Article III.B.8 shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any

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class certified in connection with the Delaware Shareholder Class Action, if any.

c.	Voting: Class 8 is Impaired by the Plan, and Holders of Section 510(b) Claims are entitled to vote to accept or reject the Plan.

9.Class 9 – RIDE Section 510(b) Claims

a.	Classification: Class 9 consists of all RIDE Section 510(b) Claims against the Debtors.
b.

Treatment: The Plan shall constitute an objection to each RIDE Section 510(b) Claim.  On or after the Effective Date, Holders of Allowed RIDE Section 510(b) Claims, if and solely to the extent Allowed, may recover solely from available insurance coverage from applicable Insurance Policies until such Insurance Policies have been completely exhausted.

c.	Voting: Class 9 is Impaired by the Plan, and Holders of RIDE Section 510(b) Claims are entitled to vote to accept or reject the Plan.

10.Class 10 – Ohio Securities Class Action Claims

a.	Classification: Class 10 consists of all Ohio Securities Class Action Claims against the Debtors.
b.

Treatment: The Ohio Securities Class Action Lead Plaintiff may elect to accept the treatment set forth in this Paragraph 10.b by providing the Debtors with written notice (the “Class 10 Election”) of his intent to accept such treatment on or before the Voting Deadline.  If the Ohio Securities Class Action Lead Plaintiff makes such election in a timely manner, the Plan shall constitute a motion to certify the Ohio Settlement Class exclusively for purposes of the Plan and to receive the treatment set forth herein.  Such motion shall be heard at the Confirmation Hearing.

If the Ohio Securities Class Action Lead Plaintiff does not elect to accept the treatment set forth in this Section 10.b in a timely manner, or if the Bankruptcy Court does not certify the Ohio Settlement Class as set forth herein at the Confirmation Hearing, or if there is insufficient Post-Effective Date Debtor Cash to fund the Ohio Securities Class Action Payment, the Ohio Securities Class Action Claims shall constitute Section 510(b) Claims, shall be classified in Class 8 (Section 510(b) Claims) and this Class 10 (Ohio Securities Class Action Claims) shall be deemed vacant.

If the Securities Class Action Lead Plaintiff makes a timely Class 10 Election and the Bankruptcy Court certifies the Ohio Settlement Class at the Confirmation Hearing as set forth herein and there is sufficient Post-Effective Date Debtor Cash to fund the Ohio Securities Class Action

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Settlement, on the Effective Date, in full and complete settlement and satisfaction of all Ohio Securities Class Action Claims against the Debtors, the Debtors shall pay the Ohio Securities Class Action Payment from Post-Effective Date Debtor Cash into an escrow established by the Ohio Securities Class Action Lead Plaintiff for the benefit of the Ohio Settlement Class.  Thereafter, the Ohio Securities Class Action Lead Plaintiff and his professionals shall seek from the Bankruptcy Court (at their expense) such orders as may be required to approve procedures (including opt-out and claim procedures) to distribute the Ohio Securities Class Action Payment to the Ohio Settlement Class members.

The Debtors understand that Ohio Settlement Class members may be provided with the option to opt-out of the Ohio Settlement Class after the Settlement Class has been certified.  Any Claims of putative Ohio Settlement Class members that opt-out of the Ohio Settlement Class (“Ohio Securities Class Action Opt-Out Claims”) shall be treated as Section 510(b) Claims and shall receive the treatment provided in the Plan to Section 510(b) Claims if and when such Claims become Allowed.  Further, in the event that more than five percent (5%) of putative Ohio Settlement Class members opt-out of the Ohio Settlement Class, the election of the Ohio Securities Class Action Lead Plaintiff to elect to be treated in this Class 10 (Ohio Securities Class Action Claims) shall be revoked, the Ohio Settlement Class shall be decertified, all Ohio Securities Class Action Claims shall be treated as Section 510(b) Claims and shall receive the treatment provided in the Plan to Section 510(b) Claims if and when such Claims are Allowed, and the Ohio Securities Class Action Payment shall be returned to the Debtors, minus any reasonable amounts spent by Settlement Class to implement the treatment set forth herein.

To the extent that the Ohio Lead Plaintiff timely makes the Class 10 Election and the Bankruptcy Court certifies the Ohio Settlement Class as set forth herein, the sole source of recovery against the Debtors for Holders of Ohio Settlement Securities Class Action Claims (other than Securities Class Action Opt-Out Claims) shall be the Ohio Securities Class Action Settlement.

Nothing herein shall be deemed to certify the Ohio Settlement Class for any purpose other than to distribute the Ohio Securities Class Action Payment to Ohio Settlement Class members.  In addition, such certification shall not prejudice the rights of any defendant in the Ohio Securities Class Action (other than the Debtors) to the object to the certification of a class in the Ohio Securities Class Action and all such rights are expressly preserved.  Further, the election of the Ohio Securities Class Action Lead Plaintiff to receive the treatment set forth in this Article III.B.10 shall not affect or release any of the rights of any Person to obtain recoveries as a class

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member of any class certified in connection with the Delaware Shareholder Class Action, if any.

c.

Voting: Class 10 is unimpaired by the Plan, and Holders of Ohio Securities Class Action Claims are deemed to accept the Plan; provided, that the Ohio Securities Class Action Lead Plaintiff shall be entitled to accept the treatment set forth in Paragraph 10.b on or before the Voting Deadline.

C.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

D.	Separate Classification of Secured Claims

Each Secured Claim, to the extent secured by a Lien on collateral different from the collateral securing another Secured Claim, shall be treated as being in a separate sub-Class for purposes of receiving distributions under this Plan.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

F.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV:

ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE CLASSES OF CLAIMS OR INTERESTS

A.	Classes Entitled to Vote

Holders of General Unsecured Claims (Class 3), Common Stock Interests (Class 7), Section 510(b) Claims (Class 8), and RIDE Section 510(b) Claims (Class 9) are entitled to vote on the Plan.  Further, the Ohio Securities Class Action Lead Plaintiff shall be entitled to elect the treatment set forth in Class 10.  The Debtors will solicit votes from the Holders of Class 5 Foxconn Preferred Stock Interests on a provisional basis.  Any Holder of a Claim that has been objected to may file a motion pursuant to Bankruptcy Rule 3018 for an order temporarily allowing such Claim solely for purposes of voting to accept or reject the Plan in accordance with the procedures to be

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set forth in the order approving the Disclosure Statement, including any deadlines set forth therein.  Class 1, Class 2, Class 4, Class 5, Class 6 and Class 10 are deemed to have accepted the Plan.

The Debtors have requested that the Bankruptcy Court adopt a presumption that if no Holder of a Claim or Interest in a Class of Claims or Interests eligible to vote in a particular Class timely submits a timely Ballot to accept or reject the Plan, then the applicable Class will be deemed to have accepted the Plan.  Accordingly, if any Holder of a Claim or Interest in Class 3, Class 7, Class 8, or Class 9 does not wish such a presumption to apply with respect to any Class for which such Holder holds a Claim, then the Holder should timely submit a Ballot accepting or rejecting the Plan for any such Class.

B.	Class Acceptance Requirement

Class 3 Class 8, and Class 9 shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.  Class 7 shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount in such Class that have voted on the Plan.

C.	Cramdown and No Unfair Discrimination

In the event that any impaired Class of Claims or Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors hereby request, without any delay in the occurrence of the Confirmation Hearing or Effective Date, that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief.

ARTICLE V:

MEANS FOR IMPLEMENTATION

A.	Consolidation for Distribution Purposes Only

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ Chapter 11 Cases for the limited purpose of making Distributions.  For all other purposes, this Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor in all respects other than for Distributions.  Upon the entry of the Confirmation Order, the claims register maintained in the various Chapter 11 Cases shall be deemed consolidated into a single claims register in respect of the consolidated Estate.  Further, Claims asserted against multiple Debtors, including Claims based on joint and several liability and guarantee and/or surety Claims shall be deemed to constitute a single Claim against the consolidated Estate.  Notwithstanding the substantive consolidation for the limited purpose of making Distributions contemplated herein, on and after the Effective Date the Debtors will each continue as separate post-effective date entities after emergence from the Chapter 11 Cases.

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B.	Post-Effective Date Status

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on and after the Effective Date, each of the Debtors shall continue to exist as a Post-Effective Date Debtor and as separate corporations, limited liability companies, or other form of entity, as the case may be, pursuant to applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed.  Each Post-Effective Date Debtor shall retain all of its corporate, limited liability company or other entity powers under applicable non-bankruptcy law and previously applicable organizational documents provided in connection with the Plan or Plan Supplement, and without prejudice to any right to amend its charter, dissolve, merge or convert into another form of business entity, or to alter or terminate its existence.

On and after the Effective Date, subject to the terms and conditions of the Plan, the Post-Effective Date Debtors shall be permitted to conduct new business without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules.  In addition, the Post-Effective Date Debtors and the Claims Ombudsman, as applicable, shall be authorized to implement the terms of the Plan as set forth herein, including, without limitation, to maximize the value of the debtors by prosecuting causes of action and operating in the ordinary course of business.

C.	Sources of Consideration for Distributions

Following the Effective Date, the Post-Effective Date Debtors shall be authorized, in their sole discretion, to operate in the ordinary course of business, including monetization of the Debtors’ Retained Causes of Action and other assets.  The Post-Effective Date Debtors shall fund Distributions to Holders of Claims and Interests from all Assets, which include, but are not limited to, (i) Cash on hand as of the Effective Date, (ii) proceeds from the sale of the Debtors’ assets, (iii) proceeds from Retained Causes of Action and (iv) insurance proceeds received by the Post-Effective Date Debtors.  In addition, the Post-Effective Date Debtors shall be authorized to reserve the Post-Effective Date Amount to fund the Post-Effective Debtors.  The Post-Effective Date Amount shall be used to pay the costs of administering the Post-Effective Date Debtors and may be increased consistent with the provisions set forth in Article V.E of the Plan.  The Post-Effective Date Debtor Cash may be used to make Distributions (if any) to Holders of Foxconn Preferred Stock, Holders of Common Stock Interests and Holders of Allowed Section 510(b) Claims, or to fund one or more post-Effective Date transactions to optimize the tax efficiency of the Debtors, subject to the terms and conditions of the New Organizational Documents and the Certificate of Designation.

D.	Claims Ombudsman
1.	Appointment of Claims Ombudsman

The Claims Ombudsman’s retention shall commence on the Effective Date and shall continue until the earliest of: (i) the Bankruptcy Court enters an order closing the Chapter 11 Cases; (ii) the Bankruptcy Court enters an order removing the Claims Ombudsman for cause (as defined below); (iii) the Claims Ombudsman voluntarily resigns, upon notice filed with the Bankruptcy

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Court, and a successor Claims Ombudsman is appointed in accordance with the Plan; or (iv) all General Unsecured Claims have been either Allowed or Disallowed, and all Allowed General Unsecured Claims have been satisfied pursuant to the terms of the Plan.  The Claims Ombudsman shall be a fiduciary of Holders of General Unsecured Claims.

2.Authority of Claims Ombudsman

Subject to this Article V.D, the Claims Ombudsman shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement the following duties related to the administration of General Unsecured Claims:

a.

subject to Article VII, including, but not limited to, Article VII.A, except to the extent General Unsecured Claims have been previously Allowed, control and effectuate the reconciliation process with respect to General Unsecured Claims in accordance with the terms of this Plan, including to object to, seek to subordinate, compromise or settle any and all General Unsecured Claims against the Debtors (including Retained Claims Objections but only to the extent that they relate to General Unsecured Claims as set forth in the last paragraph of this Section), provided that the Claims Ombudsman shall consult with the Post-Effective Date Debtors and the UCC prior to entering into any Material Claims Settlement as set forth in Article V.D.3;

b.

prepare, file, and prosecute any necessary filings or pleadings with the Bankruptcy Court to carry out the duties of the Claims Ombudsman as described herein, including by filing and prosecuting objections to General Unsecured Claims;

c.	retain professionals to assist in performing its duties under the Plan;
d.	maintain records regarding the reconciliation process with respect to General Unsecured Claims;
e.

incur and pay reasonable and necessary expenses in connection with the performance of duties under this Plan, including the reasonable fees and expenses of professionals retained by the Claims Ombudsman;

f.	perform other duties and functions that are consistent with the performance of the Claims Ombudsman’s duties and implementation of the Plan;
g.	object to any increases in the Post-Effective Date Debtor Amount as set forth in Article V.E; and
h.	effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan.

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All rights not expressly delegated to the Claims Ombudsman under this Article V.D are expressly reserved to the Post-Effective Date Debtors, including, without limitation, all rights set forth in Article V.E, Article V.G, and Article VII.A below.  For the avoidance of any doubt and without limiting the foregoing, the Claims Ombudsman shall have no authority to prosecute the Foxconn Causes of Action or any other Retained Causes of Action; receive or compromise any deposits (except pursuant to setoff or recoupment in connection with a General Unsecured Claim); object to, reconcile, compromise, settle, assert rights or defenses in connection with, or seek to Allow or Disallow any Claim subject to a Retained Claims Objection; provided, that, if a Retained Claims Objection relates to a Claim Seeking Allowance of a General Unsecured Claim, any objection, compromise or settlement of such Claim may be jointly prosecuted and implemented by the Post-Effective Date Debtors and the Claims Ombudsman, or by either of them with the consent of the other; administer any tax assets of the Post-Effective Date Debtors or have any corporate governance function in connection with any post-effective date business carried on by the Post-Effective Date Debtors.

3.Reporting and Consultation Obligations of the Claims Ombudsman

The Claims Ombudsman shall report all material matters concerning the reconciliation of or Distributions on account of General Unsecured Claims to the Post-Effective Date Debtors and the UCC, which reporting shall include: (i) a list of the Claims that have been Allowed, Disallowed, or Expunged during the applicable reporting period, (ii) a list of Disputed Claims that have yet to be resolved, (iii) the aggregate amount of Distributions during the applicable reporting period, and (iv) the aggregate amount of expected Distributions during the next reporting period.  Without limitation to any consultation or consent obligations of the Claims Ombudsman specified herein, the Claims Ombudsman shall consult with the Post-Effective Date Debtors and the UCC on all material decisions concerning the reconciliation of, or Distributions on account of General Unsecured Claims.

The Debtors or the Post-Effective Date Debtors, as applicable, and the Claims Ombudsman shall cooperate with respect to administration of the Disputed General Unsecured Claims.  Prior to reaching a Material Claims Settlement with respect to any Disputed General Unsecured Claim, the Claims Ombudsman must provide ten (10) business days’ written notice to the Post-Effective Date Debtors and the UCC containing the material terms of such proposed settlement or compromise.  To the extent the Post-Effective Date Debtors or the UCC object to the proposed compromise or settlement, the Post-Effective Date Debtors or the UCC, as applicable, may file a pleading with the Bankruptcy Court objecting to such settlement or compromise.  Pending resolution of any such objection, the Claims Ombudsman shall not make any distribution on account of the subject Disputed General Unsecured Claim.

4.Indemnification of Claims Ombudsman

Each of the Post-Effective Date Debtors shall indemnify and hold harmless the Claims Ombudsman solely in its capacities as such for any losses incurred in such capacity, except to the extent such losses were the result of the Claims Ombudsman’s bad faith, gross negligence, willful misconduct or criminal conduct.

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E.	Post-Effective Date Matters

On and after the Effective Date, the Post-Effective Date Debtors may and shall be authorized to, subject to applicable non-bankruptcy law and consistent with the implementation of this Plan, engage in post-Effective Date operations in their discretion, including, without limitation, entering into one or more transactions to optimize the tax efficiency of the Debtors and Post-Effective Date Debtors’ Estates.  The costs of administering the Post-Effective Date Debtors shall be paid from the Post-Effective Date Debtor Amount.  Any other costs incurred in connection with such operations, including the funding of a transaction to maximize the Debtors’ tax attributes may be funded from Post-Effective Date Debtor Cash.  After the Effective Date, the New Board may, at its discretion and from time to time, increase the Post-Effective Debtor Amount from the Post-Effective Date Debtor Cash for the purpose of funding Post-Effective Date Debtor operations and the prosecution of Retained Causes of Action, subject to any applicable laws; provided, that until General Unsecured Claims are satisfied in full (inclusive of any applicable interest) in accordance with the terms of this Plan, the Post-Effective Date Debtor shall provide at least fifteen (15) calendar days’ prior written notice to the Claims Ombudsman of any such proposed increase.  The Claims Ombudsman may, after consulting with the UCC, object or consent to any such proposed increase within such fifteen (15) day period.  If the Claims Ombudsman timely objects to a proposed increase in the Post-Effective Date Debtor Amount, such increase shall only be effective if agreed to by the Claims Ombudsman, after consultation with the UCC, or if approved by the Bankruptcy Court.  If the Claims Ombudsman does not timely object to any proposed increase in the Post-Effective Date Debtor Amount, the Post-Effective Date Debtor Amount shall be deemed to be increased as proposed in the applicable written notice without the need for any further action or approval of the Bankruptcy Court.

On and after the Effective Date, (a) the Post-Effective Date Debtors may, and shall be authorized (but not required), to take any such actions to (as applicable) prosecute, pursue, compromise, settle, or otherwise dispose of the Retained Causes of Action and the Retained Claims Objections; provided, that the Post-Effective Date Debtors may not settle any Retained Claims Objections to which the Claims Ombudsman is a party in an manner that results in the Allowance of a General Unsecured Claim without the consent of the Claims Ombudsman, and (b) the Post-Effective Date Debtors may and shall be authorized to, subject to applicable non-bankruptcy law and consistent with implementation of this Plan, engage in such business and activities as determined by the New Board.

Further, on and after the Effective Date, the Post-Effective Date Debtors shall be authorized to implement the Plan in all respects, subject to the delegation of duties to the Claims Ombudsman set forth in Article V.D.2.  Without limiting the generality of the foregoing, the Post-Effective Date Debtors shall be authorized to prosecute and resolve all Retained Causes of Action, including the Foxconn Causes of Action and any Causes of Action against insurers.

F.	Board of Directors and Officers

Except as otherwise provided in the Plan or the Confirmation Order, the directors and officers of the Post-Effective Date Debtors constituting the New Board and management shall be those individuals identified in the Plan Supplement.  The New Board shall, among other things, oversee and direct the administration of the Post-Effective Date Debtors’ Estates in accordance

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with the Plan.  On the Effective Date, or as soon as is reasonably practicable thereafter, the New Board shall establish such procedures and protocols as it deems necessary to carry out its duties.  The officers of the Post-Effective Date Debtors shall have the rights and responsibilities set forth in the New Organizational Documents.

G.	Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Debtors and the Estates, wherever located, including, without limitation, all claims, rights, Causes of Action, “net operating losses” or similar tax attributes, and rights in respect thereof, and any other property, wherever located, and whether acquired by the Debtors under or in connection with this Plan or otherwise, shall vest in the Post-Effective Date Debtors free and clear of all Claims, Liens, charges, other encumbrances and interests.

H.	Existing Securities

Neither the Common Stock Interests, Foxconn Preferred Stock Interests nor any other Interests (including any outstanding warrants) in and to the Debtors shall be cancelled pursuant to the Plan or Confirmation Order.  All such Interests shall be preserved in Post-Effective Date LMC and governed in accordance with the Plan, the Confirmation Order and the applicable organizational documents thereof; provided, however, the New Organizational Documents shall, among other things, permit Post-Effective Date LMC to amend its charter, certificate of incorporation or other governing documents so as to prevent the acquisition, sale or other transaction of its Interests, other than pursuant to the Plan, for the purpose of preserving the tax benefits of the Post-Effective Date Debtors.

Until the entry of a Final Decree, the Final Trading Order shall remain in effect and enforceable by Post-Effective Date LMC.  Upon the entry of a Final Decree, this Plan shall be deemed to incorporate the operative provisions of the Final Trading Order.

I.	Preservation of Net Operating Losses

The Bankruptcy Court will enter one or more orders, which may be the Confirmation Order, to facilitate preservation of “net operating losses” of the Debtors, which may also be provided for in the applicable New Organizational Documents.

J.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Post-Effective Date Debtors shall retain and the Post-Effective Date Debtors may enforce all rights to commence and pursue, as appropriate, any and all of the Debtors’ Causes of Action, whether arising before or after the Petition Date, including, (i) the Foxconn Causes of Action, (ii) any Cause of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence and claims made policies, occurrence and claims made contracts, and similar agreements to which any Debtor or Post-Effective Date Debtor is or was a party or pursuant to which any Debtor or Post-Effective Date Debtor has any rights whatsoever, including the Insurance Policies (and, with respect to such Insurance Policies, including as to the Directors

35

and Officers or other beneficiaries of such policies), (iii) any Causes of Action against any of the Debtors’ Directors and Officers that are identified as Excluded Parties, and (iv) all other Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement.  The Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. Except as otherwise specifically limited herein, the Post-Effective Date Debtors expressly reserve all rights to prosecute any and all Causes of Action.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Post-Effective Date Debtors shall not pursue any and all available Causes of Action against it.  Unless such Causes of Action against any Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, or settled in the Plan or a Final Order, all such Causes of Action shall be expressly reserved by the Debtors and the Post-Effective Date Debtors for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to any Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

The Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  The Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.

For the avoidance of any doubt, except as provided for in Article VII.I of the Plan, to the extent not expressly waived, relinquished, exculpated, released, compromised, assigned, or settled prior to the Effective Date by Final Order entered through the Bankruptcy Court or pursuant to the Confirmation Order or Article VIII of the Plan, all Avoidance Actions shall be retained by the Debtors and the Post-Effective Date Debtors.  The Post-Effective Date Debtors shall take no action with respect to any Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim), and for the avoidance of doubt shall not waive, relinquish, exculpate, release, compromise, assign, settle, disallow any General Unsecured Claim pursuant to section 502(d) of the Bankruptcy Code in connection with, commence or otherwise prosecute or act upon any Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim) unless or until notified by the Claims Ombudsman that, in the Claims Ombudsman’s reasonable business judgment, the Claims Ombudsman does not anticipate that General Unsecured Claims shall be paid in full; upon such notice, the Post-Effective Date Debtors may take any aforementioned action with respect to any Avoidance Action.  At such time as all Disputed General Unsecured Claims are resolved and all Allowed General Unsecured Claims are paid in full, all Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim) shall be deemed released and waived by the Debtors and Post-Effective Date Debtors.

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K.	Preservation of Insurance

Nothing in the Plan or the Confirmation Order alters the rights and obligations of the Debtors (and their Estate), the beneficiaries of the Insurance Policies (including the Directors and Officers), or the Debtors’ insurers (and third-party claims administrators), under the Insurance Policies or modifies the coverage or benefits provided thereunder, or the terms and conditions thereof, or diminishes or impairs the enforceability of the Insurance Policies.  The Debtors shall be deemed to have assumed all Insurance Policies.  All of the Debtors’ rights and their Estates’ rights under any Insurance Policies to which the Debtors and/or the Debtors’ Estates may be beneficiaries shall vest with the Post-Effective Date Debtors for the benefit of the Post-Effective Date Debtors and all of the beneficiaries of such policies, including the Directors and Officers and any Holder entitled to recover from such policies pursuant to the Plan.

Nothing in this Plan or Confirmation Order shall (a) constitute a finding or stipulation that any proceeds of any of the D&O Liability Insurance Policies are property of the Estate; (b) modify or supersede any provision (including but not limited to any priority of payments provision) of any of the D&O Liability Insurance Policies, or (c) otherwise preclude any party entitled to coverage under the D&O Liability Insurance Policies, from seeking and obtaining coverage thereunder.

L.	Preservation of Evidence Related to Putative Class Actions

Nothing in the Plan or the Confirmation Order alters the Debtors and Post-Effective Date Debtors’ duty to take all reasonable efforts to preserve evidence related to the Putative Class Actions (including with respect to non-Debtor defendants) consistent with the Debtors existing retention policies and applicable law.

M.	Indemnification Obligations

Subject to the provisions of this Article V.M, any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements, including amendments, entered into any time prior to the Effective Date, to indemnify, reimburse or limit the liability of any Person pursuant to the Debtors’ certificates of incorporation, bylaws, policy of providing employee indemnification, applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against such Persons based upon any act or omission related to such Persons’ service with, for or on behalf of the Debtors prior to the Effective Date with respect to all present and future actions, suits and proceedings relating to the Debtors shall survive confirmation of the Plan and except as set forth herein, remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement or limitation of liability accrued or is owed in connection with an occurrence before or after the Petition Date; provided, however, that, except as otherwise set forth in a Final Order of the Bankruptcy Court, all monetary obligations of any kind or nature whatsoever under this Article V.M shall be limited solely to available insurance coverage and neither the Post-Effective Date Debtors nor any of their respective assets shall be liable for any such obligations in any manner whatsoever.  The Post-Effective Date Debtors and, to the extent applicable, the Claims Ombudsman reserve all of their rights to object to any Claims based upon or related to the obligations described in this paragraph.

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N.	Setoffs and Recoupments

The Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims), may, but shall not be required to, setoff or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which a Distribution shall be made), rights, or Causes of Action of any nature whatsoever that the Debtors or Post-Effective Date Debtors may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by the Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims) of any such Claim, right or Cause of Action the Debtors or Post-Effective Date Debtors may have against the Holder of such Claim.  Any right of Foxconn to set off or recoup the amount of any Allowed Claim or the amount of any Distributions to which they are entitled on account of Allowed Foxconn Preferred Stock Interests, if any, shall be fully preserved to the extent available under applicable law (and any right of the Debtors and the Post-Reorganized Debtors with respect to the foregoing shall also be preserved).

O.	Exemption from Certain Taxes and Fees

To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, (i) the issuance, transfer or exchange of any Securities, instruments, or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) any transfers (directly or indirectly) of property or transfer of beneficial ownership of property pursuant to the Plan or the Plan Supplement, (iv) any assumption, assignment, or sale by the Debtors of their interests in Executory Contracts pursuant to section 365(a) of the Bankruptcy Code, and (v) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

P.	Approval of Plan Documents

The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated hereunder.  Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Plan Documents and such transactions.  On the Effective Date, the Debtors and the Post-Effective Date Debtor shall be authorized to enter into, file, execute and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further corporate, board or shareholder action.

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Q.	Effectuating Documents; Further Transactions

Any applicable Debtor or Post-Effective Date Debtor, or the Claims Ombudsman (with respect to the administration of General Unsecured Claims) shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions contained herein.

R.	Tax Matters

The Post-Effective Date Debtors and the Claims Ombudsman (with respect to the administration of General Unsecured Claims) shall (A) be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, (B) complete and file the Debtors’ federal, state, and local tax returns, (C) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Petition Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (D) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

S.	Settlements

To the extent a settlement is reached with respect to any Claim prior to the Effective Date and such settlement is approved by the Bankruptcy Court and provides for payment outside of the Plan, such Claim shall be paid as set forth in the applicable settlement documents and the order of the Bankruptcy Court approving such settlement.

T.	Litigation Trust

On the Effective Date, in the event that the EC determines, with the consent of the Debtors (such consent not to be unreasonably withheld), that it is in the best interest of the Debtors, the Litigation Trust shall be established and the Litigation Trustee shall be appointed.  The structure of the Litigation Trust shall be determined by the EC, with the consent of the Debtors (such consent not to be unreasonably withheld), and disclosed in the Plan Supplement, and the Litigation Trust Agreement shall be drafted by the EC and in substantially the form and substance reasonably agreed to by the Debtors and included in the Plan Supplement.  All expenses (including taxes) incurred by Litigation Trust shall be recorded on the books and records (and reported on all applicable tax returns) as expenses of the Litigation Trust; provided however, that, such expenses shall be funded timely by the Post-Effective Date Debtor from the Post-Effective Date Debtor Amount and the Post-Effective Date Debtor Cash upon written request of the Litigation Trust; provided further that, if, at the time the Litigation Trust is funded, Holders of Allowed General Unsecured Claims have not yet been paid in full (with Post-Petition Interest at the Federal Judgment Rate), any proceeds distributed from the Litigation Trust shall be distributed first to Holders of Allowed General Unsecured Claims until such Holders are paid in full (Post-Petition Interest at the Federal Judgment Rate), before any proceeds from the Litigation Trust are distributed to Holders of Claims or Interests in any subsequent Class.

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For the avoidance of any doubt, regardless of whether a Litigation Trust is established, if, at the time proceeds from any Retained Causes of Action are received and Allowed General Unsecured Claims remain unpaid (inclusive of applicable interest), any such proceeds shall be reserved for distribution to Holders of Allowed General Unsecured Claims before any such proceeds are treated as Post-Effective Date Debtor Cash.

U.	Claims Payable by Third Parties

Unless the Post-Effective Date Debtors agree or the Bankruptcy Court orders otherwise, no distributions under the Plan shall be made on account of any Allowed Section 510(b) Claim, Allowed RIDE Section 510(b) Claim, or on account of any other Allowed Claim or Interest that is payable (to the extent it is payable) pursuant to one of the Debtors’ Insurance Policies, until the Holder of such Allowed Claim or Interest has exhausted all remedies with respect to the applicable Insurance Policy, if any.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim or Interest (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such payment, such Claim or Interest may be expunged or reduced on the Claims Register by the Claims Agent to the extent of any such payment without an objection to such Claim or Interest having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of any doubt, nothing in this Plan shall hinder, impair, prejudice, limit, or otherwise affect any rights of any Entity to pursue (or otherwise with respect to) any applicable insurance, including with respect to non-Debtor beneficiaries of the Insurance Policies (including the Directors and Officers).  Except as otherwise set forth in the Plan, nothing set forth in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any insurance policies (including with respect to the Directors and Officers), nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VI:

PROVISIONS REGARDING DISTRIBUTIONS

A.	Distribution Record Date

As of the close of business on the Distribution Record Date, the Claims Register shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims.  The Post-Effective Date Debtors and the Claims Ombudsman shall have no obligation to recognize any transfer of any Claims occurring on or after the Distribution Record Date.  The Post-Effective Date Debtors and the Claims Ombudsman shall be entitled to recognize and deal for all purposes hereunder only with those Holders stated on the Claims Register maintained by the Claims and Noticing Agent as of the close of business on the Distribution Record Date.

B.	Cash Payments

Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by payor and payee, including by check or wire transfer or, in the absence of an agreement, such

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commercially reasonable manner as the Debtors, the Post-Effective Date Debtors, and the Claims Ombudsman (with respect to the administration of General Unsecured Claims), as applicable, shall determine.

C.	Allocation of Distributions; Postpetition Interest on Claims

Post-Petition Interest shall not be paid to Holders unless otherwise provided by the Plan.  To the extent a Holder of a Claim is entitled to Post-Petition Interest pursuant to the Plan and such interest is not already included in the Allowed amount of such Claim pursuant to Section 506 of the Bankruptcy Code and the provisions of the Plan, Distributions on account of such Claims shall be allocated, first, to the principal amount of such Claim (as determined for federal income tax purposes), and, second, to the extent of any excess, to the remainder of the Claim, if applicable.

For the avoidance of any doubt, Administrative Claims of tax authorities (including any Administrative Claims of the Internal Revenue Service for any federal taxes, which shall accrue interest at the rate and in the manner established under 26 U.S.C. §§ 6621 and 6622), shall accrue interest at the rate and in the manner specified by the applicable tax regulation.  Nothing herein shall be deemed an admission of the Debtors or the Post-Effective Date Debtors that any such Claim is an Allowed Claim and the parties reserve all rights with respect to such determination.

D.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, any Distribution or delivery to a Holder of an Allowed Claim shall be made at the last known address of such Holder as set forth (a) in the Schedules filed with the Bankruptcy Court unless the Debtors have been notified in writing of a change of address, including by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected in such Schedules for such Holder, (b) on the Proof of Claim filed by such Holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), or (d) in any notice served by such Holder giving details of a change of address.  If any Distribution or other communication from the Debtors is returned as undeliverable, no Distribution shall be made to such Holder unless the Debtor, Post-Effective Date Debtor, or the Claims Ombudsman (with respect to General Unsecured Claims), as applicable, is notified of such Holder’s then current address within sixty (60) days after the later of (i) the Effective Date, (ii) date the communication from the Post-Effective Date Debtor, or the Claims Ombudsman (with respect to the administration of General Unsecured Claims) was returned or (iii) the date such Distribution was returned.  After such date, if such notice was not provided, a Holder shall have forfeited its right to such Distribution, and such undeliverable distributions shall be returned to the Post-Effective Date Debtors, and be distributed in accordance with the Plan.

E.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Post-Effective Date Debtors and the Claims Ombudsman (with respect to the to the administration of General Unsecured Claims, as applicable)  shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the

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contrary, the Post-Effective Date Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Post-Effective Date Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

The Post-Effective Date Debtors and the Claims Ombudsman may require, as a condition to receipt of a distribution, that the Holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, including but not limited to Form W-8 or Form W-9 (as applicable).  If the Post-Effective Date Debtors or the Claims Ombudsman make such a request and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the Post-Effective Date Debtors or the Claims Ombudsman (with respect to General Unsecured Claims), as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Post-Effective Date Debtor or its respective property.

F.	No Distribution in Excess of Allowed Amounts

No Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim, except to the extent such Holder is entitled to postpetition interest pursuant to the Plan.

G.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision to the contrary in the Plan and except as otherwise agreed by the Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (in consultation with the UCC), as applicable, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class. For the avoidance of any doubt, no partial payments or Distributions shall be made with respect to a Disputed General Unsecured Claims without the agreement of the Claims Ombudsman (in consultation with the UCC); except that with respect to a General Unsecured Claim subject to Retained Claims Objections, the Post-Effective Date Debtors shall also be required to consent.

H.	Manner of Payment Under Plan

Unless otherwise provided herein, any Cash payment to be made hereunder may be made by a check or wire transfer.

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1.Minimum Distributions.  The Post-Effective Date Debtors shall not be obligated to make any payment of Cash of less than fifty dollars ($50) to any Holder of an Allowed Claim or Interest.

2.Time Bar to Cash Payments.  Checks issued in respect of Allowed Claims shall be null and void if not negotiated within sixty (60) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Claims Ombudsman by the Holder of the Allowed Claim or Interest to whom such check was originally issued.  Any Claim or Interest in respect of such a voided check shall be made within sixty (60) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any Claims in respect of such voided check shall be discharged and forever barred.

ARTICLE VII:

PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS

A.	Allowance of Claims and Interests

After the Effective Date, each of the Post-Effective Date Debtors shall have and retain, and the Claims Ombudsman shall be entitled to assert (with respect to General Unsecured Claims), any and all rights and defenses that the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date, including by virtue of any Causes of Action retained by the Debtors (i) relating to such Claim or Interest (or the facts, circumstances,  agreement(s), arrangements, or transactions giving rise to such Claim or Interest) or (ii) against the Holder of such Claim or Interest.  For the avoidance of doubt, all objections with respect to General Unsecured Claims shall be delegated to, and pursued or resolved solely by, the Claims Ombudsman, except that either the Post-Effective Date Debtors or the Claims Ombudsman, or both of them jointly, may object to or resolve General Unsecured Claims that are subject to Retained Claims Objections.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim or Interest; provided, however, that the Claims Ombudsman may affirmatively determine to deem Allowed any General Unsecured Claim (other than Claims subject to Retained Claims Objections) notwithstanding the fact that the period within which an objection may be interposed has not yet expired; provided further that, any determination by the Claims Ombudsman to deem to Allow a General Unsecured Claim must comply with the Claims Ombudsman’s notice and consultation obligations, including as set forth in Article V.D.3 of the Plan, which obligations are not superseded by this provision in any respect.  Except as otherwise expressly specified in the Plan (including as provided in Article III.B.3.b and Article III.B.4.b with respect to Allowed General Unsecured Claims under certain circumstances detailed in such provision) or any Final Order, and except to the extent such interest, fees, costs or charges are Allowed pursuant to section 506(b) of the Bankruptcy Code, the amount of an Allowed Claim shall not include any interest, fees, costs or charges arising from and after the Petition Date.  For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to

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the extent such Claim may be offset, recouped, or otherwise reduced under applicable law.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or Disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes.  For the avoidance of any doubt, a Proof of Claim Filed after the applicable Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim.

B.	Claims Administration Responsibilities

Except as otherwise expressly provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019 or section 1123 of the Bankruptcy Code, after the Effective Date, the Post-Effective Date Debtors or Claims Ombudsman, as applicable, shall have the authority: (i) to File, withdraw, or litigate to judgment objections to Claims; (ii) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court (provided that any Material Claims Settlement is subject to the terms of Article V.D.2.a and Article V.D.3 of the Plan); and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

For the avoidance of any doubt, except as otherwise provided herein, from and after the Effective Date, each Post-Effective Date Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Retained Causes of Action.

All objections to Claims (other than (i) Administrative Claims and (ii) Professional Fee Claims) shall be Filed on or before the Claims Objection Deadline as the same may be extended by the Bankruptcy Court upon a motion filed by the Post-Effective Date Debtors or the Claims Ombudsman on or before the Claims Objection Deadline, with notice only to those parties entitled to notice in the Chapter 11 Case pursuant to Bankruptcy Rule 2002 as of the filing of such motion. The Filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a final order is entered by the Bankruptcy Court. In the event that such a motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the then-current Claims Objection Deadline (as previously extended, if applicable) or thirty (30) days after entry of a Final Order denying the motion to extend the Claims Objection Deadline.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims that are not subject to Retained Claims Objections), as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the

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litigation of any objection to any Claim or during the appeal relating to such objection; provided that, for the avoidance of any doubt, no Claim or Interest Allowed under this Plan shall be considered a Disputed Claim or Disputed Interest.  In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of Distributions), and the Debtors, or the Post-Effective Date Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim.  Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

If the Debtors determine that (i) one or more Disputed General Unsecured Claims are capable of estimation by the Bankruptcy Court, (ii) estimation will materially improve Effective Date distributions to Holders of Allowed General Unsecured Claims, and (iii) estimation is otherwise in the best interests of the Estates, the Debtors shall File one or more motions to estimate such Disputed General Unsecured Claims, which motion(s) shall be Filed and noticed to be heard by the Bankruptcy Court before the Effective Date (or such other date as determined by the Bankruptcy Court).

D.	Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest, any Claim (Filed or scheduled) or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors, the Post-Effective Date Debtors, or (with respect to General Unsecured Claims) the Claims Ombudsman, as applicable, upon stipulation or any agreement in writing, including email correspondence, between the parties in interest without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Disallowance of Claims

Subject to Article V.J hereof, any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Post-Effective Date Debtors.

All Proofs of Claim must be Filed on or before the applicable Bar Date.  If Proofs of Claim are not Filed on or before the applicable Bar Date, except in the case of certain exceptions explicitly set forth in the Bar Date Order, the Holders of the underlying Claims shall, absent further Order

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of the Bankruptcy Court Allowing such Claims, be barred from asserting such Claims against the Debtors and precluded from voting on the Plan and/or receiving Distributions from the Debtors on account of such Claims in the Chapter 11 Cases.

F.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (i) such Claim has been adjudicated as non-contingent; or (ii) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim is no longer contingent.

G.	Amendments to Proofs of Claim

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim or Proof of Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court, the Post-Effective Date Debtors, or (with respect to General Unsecured Claims) the Claims Ombudsman, and any such new or amended Claim or Proof of Claim Filed after the Effective Date shall be deemed Disallowed in full and expunged without any further action or notice to the Bankruptcy Court; provided that the filing of an unauthorized amendment shall not affect the underlying Claim or Proof of Claim.  Nothing in this paragraph shall remove any claimant’s ability to seek leave from the Bankruptcy Court to amend a Claim or Proof of Claim.

H.	No Distributions Pending Allowance

For the avoidance of any doubt, except as agreed to by the Post-Effective Date Debtors, notwithstanding any other provision in the Plan, no Distributions shall be made with respect to all or any portion of a Disputed Interest unless and until all objections to such Disputed Interest are settled or withdrawn or is determined by Final Order, and the Disputed Interest, or some portion thereof, has become an Allowed Interest.

I.	Allowed and Disputed Claims Reserves

The Post-Effective Date Debtors, in consultation with the Claims Ombudsman and the UCC, shall, subject to the conditions set forth in this Article VII.I below, establish reserves for the payment of Disputed Claims by withholding 100% of the Distributions to which Holders of such Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

Prior to the Effective Date, the Debtors, UCC and EC shall confer to reach agreement as to the amount necessary for the Debtors to reserve in order to make Distributions in the full amount of all Claims that are Allowed Claims or may become Allowed Claims after the Effective Date. If the Debtors, UCC and EC are unable to reach agreement on such amount, the Court shall estimate the amount at the Confirmation Hearing.

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If the results of the estimation process detailed in this Article VII.I, demonstrate that there will be sufficient funds to pay all Allowed General Unsecured Claims in an amount of at least 75% of their Allowed Amount, Avoidance Actions  against non-insider Holders of General Unsecured Claims (other than Causes of Action against Excluded Parties and Retained Causes of Action and Retained Claims Objections) shall be released by the Debtors and the Post-Effective Date Debtors.  If the results of the estimation process detailed in this Article VII.I, demonstrate that there will not be sufficient funds to pay all Allowed General Unsecured Claims in an amount of at least 75%, then Avoidance Actions (other than Causes of Action against Excluded Parties and Retained Causes of Action and Retained Claims Objections)  shall be retained and the Claims Ombudsman will control the administration of any Avoidance Actions.

J.	Distributions After Allowance

Subject to Article VII.H hereof, after such time as a Disputed Claim or Interest becomes, in whole or in part, an Allowed Claim or Interest, the Post-Effective Date Debtors shall distribute to the Holder thereof Distributions, as applicable, if any, to which such Holder is then entitled under the Plan or, in the case of Interests, pursuant to the Certificate of Designation or the New Organizational Documents, as applicable, within thirty (30) days of such Claim or Interest becoming Allowed. Any such Distributions shall be made in accordance with the Plan, the Certificate of Designation or the New Organizational Documents, as applicable. To the extent such Disputed Claim or Interest is Disallowed, any corresponding reserved amount shall be distributed to other Allowed Claims or Interests as provided for in the Plan, the Certificate of Designation or the New Organizational Documents, as applicable.

The Post-Effective Date Debtors shall make Distributions to Holders of General Unsecured Claims that are Allowed as of the Effective Date within thirty (30) days after the Effective Date.

The Claims Ombudsman, in consultation with the Post-Effective Date Debtors and the UCC, may determine that one or more interim Distributions should be made on Allowed General Unsecured Claims. Upon such determination, the Post-Effective Date Debtors shall promptly effectuate such Distributions.

K.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed one hundred (100) percent of the underlying Allowed Claim plus applicable interest, if any.

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ARTICLE VIII:

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  In addition, the Plan incorporates all settlements pursuant to Bankruptcy Rule 9019 that are otherwise approved by the Bankruptcy Court.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan.  In accordance with the provisions of and except as set forth in the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, Post-Effective Date Debtors or the Claims Ombudsman (with respect to General Unsecured Claims, and subject to the terms provided in Article V.D.3 of the Plan) may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Claims for withdrawal liability that relate to services performed by employees of the Debtors before the Effective Date or that arise from a termination of employment, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept the Plan.  Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that

48

is Unimpaired by the Plan so long as such cure does not cause such Claim to be Impaired.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring; provided that, notwithstanding anything in the foregoing, Interests treated pursuant to the Plan shall receive such treatment as specified in the Plan.

C.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, as of the Effective Date, the Debtors and their Estates, the Post-Effective Date Debtors and each of their respective current and former Affiliates (with respect to non-Debtors, to the extent permitted by applicable law), on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, in each case, whether prepetition or postpetition (including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.C shall not release (i) any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, or (ii) any post-Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement executed to implement the Plan.

D.	Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Debtor, Post-Effective Date Debtor, and other Released Party from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (in each case, whether prepetition or postpetition), including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the

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Holder of any Claim or Interest, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, or negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing.  Without limiting the generality of the foregoing, and subject to the paragraph directly below, pursuant to the Releases set forth in this Article VIII.D, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related to or asserted in the Putative Class Actions (which actions include, for the avoidance of any doubt, the Ohio Securities Class Action, the Delaware Shareholder Class Action, and the Post-Petition Securities Action).  Notwithstanding anything to the contrary in the foregoing, the releases set forth in this Article VIII.D shall not be construed as (i) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (ii) releasing any timely filed Proof of Claim (as may be validly amended under the Plan or as maybe permitted by the Bankruptcy Code and Bankruptcy Rules) or any post-Effective Date obligations of or under (A) any party or Entity under the Plan, (B) any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to Final Order, or (C) any document, instrument, or agreement executed to implement the Plan, or (iii) releasing any rights to distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the preceding paragraph, the Putative Class Action Representatives shall not be deemed to constitute Releasing Parties; provided, that the Debtors do not concede that the certification of a class is appropriate in any of the Putative Class Actions and the exclusion of the Putative Class Action Representatives from the releases set forth herein shall not constitute an admission by any Person or Entity, including the Debtors, that a class is appropriate in any of the Putative Class Actions; provided further, that the Debtors do not concede that the exclusion of the Putative Class Action Representatives from the releases set forth herein in any way binds the other members of any putative class or in any way affects the decision of any such putative class members to be a Releasing Party and grant the releases set forth herein.  All of the rights of the Debtors, the Putative Class Action Representatives and any other party in connection with the potential certification of any putative class and/or the granting of releases are expressly reserved in all respects.  If the exclusion of the Putative Class Action Representative from the releases set forth herein does not bind other class members (as is the Debtors’ contention), each such class member that is a Releasing Party under the terms of the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related

50

to or asserted in the Putative Class Actions (which actions include, for the avoidance of any doubt, the Ohio Securities Class Action, the Delaware Shareholder Class Action, and the Post-Petition Securities Action).

Additionally, notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing herein or therein does, shall, or may be construed to release, the Debtors or bar the assertion of claims against them as nominal defendants in the Post-Petition Securities Action for purposes of preserving and enforcing rights to coverage under and recovery of the proceeds of the D&O Liability Insurance Policies.

E.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby exculpated from, any Cause of Action for any claim related to any act or omission from the Petition Date to the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan or the distribution of Cash under the Plan, or any other related agreement, except for Claims or Causes of Action arising from an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects, such Exculpated Parties shall be entitled to the fullest extent permitted by law to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.  The Exculpated Parties have, and upon Consummation of the Plan, shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR DISTRIBUTIONS REQUIRED TO BE PAID OR DELIVERED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE (1) BEEN RELEASED PURSUANT TO ARTICLE VIII.C OR ARTICLE VIII.D, (2) SHALL BE DISCHARGED PURSUANT TO ARTICLE VIII.D OF THE PLAN, OR (3) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.E, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES (TO THE EXTENT OF THE RELEASES PROVIDED PURSUANT TO ARTICLE XIII.D WITH RESPECT TO THE RELEASED PARTIES), OR THE EXCULPATED PARTIES (TO THE EXTENT OF THE EXCULPATION PROVIDED PURSUANT TO ARTICLE VIII.E WITH RESPECT TO THE EXCULPATED PARTIES): (I) COMMENCING OR CONTINUING IN ANY MANNER ANY

51

ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (IV) EXCEPT TO THE EXTENT REQUIRED TO RENDER HOLDERS OF CLASS 5 UNIMPAIRED, ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT IN A DOCUMENT (WHICH MAY BE A PROOF OF CLAIM) FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH THE TERMS OF THIS PLAN EXPLICITLY PRESERVING SUCH SETOFF, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS ARTICLE VIII.F SHALL AFFECT ANY RIGHT OF FOXCONN TO SETOFF OR RECOUP THE AMOUNT OF ANY ALLOWED CLAIM OR THE AMOUNT OF ANY DISTRIBUTIONS TO WHICH THEY ARE ENTITLED ON ACCOUNT OF ALLOWED FOXCONN PREFERRED STOCK INTERESTS, IF ANY, AND ALL SUCH RIGHTS SHALL BE FULLY PRESERVED TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW (AND ANY RIGHT OF THE DEBTORS AND THE POST-REORGANIZED DEBTORS WITH RESPECT TO THE FOREGOING SHALL ALSO BE PRESERVED).

G.	Release of Liens

Except (i) with respect to the Liens securing, to the extent elected by the Debtors with respect to an Allowed Secured Claim in accordance with Article III.B.2; or (ii) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Post-Effective Date Debtors’ Estates and their successors and assigns.

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ARTICLE IX:

EXECUTORY CONTRACTS

A.	Rejection of Executory Contracts

Any Executory Contract (including any and all warranties covering any vehicles sold by the Debtors) which has not been assumed with the approval of the Bankruptcy Court on or prior to the Confirmation Date shall be deemed a rejected Executory Contract by the applicable Debtor effective on the Confirmation Date.  The Plan shall constitute a motion to reject such Executory Contracts and the Debtors shall have no liability thereunder, except that any Claim arising from the rejection of an Executory Contract shall be treated as a General Unsecured Claim subject to filing of a Proof of Claim pursuant to Article II.B.3.  Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejection pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejection is in the best interest of the applicable Debtor, its Estate, and all parties in interest in the Chapter 11 Cases.  For the avoidance of any doubt, notwithstanding anything in the foregoing, the Debtors shall remain bound by any outstanding indemnification obligations owed to Chapter 11 Directors and Officers solely to the extent set forth in Article V.M. or to the extent that any such indemnification obligations have been assumed by the Debtors  pursuant to any Final Order entered by the Bankruptcy Court.

B.	Time for Filing Rejection Claims

Claims arising from the rejection of Executory Contracts pursuant to Article IX.A of the Plan must be filed with the Claims and Noticing Agent within thirty (30) days after the service of the Effective Date notice.  Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors or their Estates, Assets, properties or interests in property.  All proofs of Claims arising from the rejection of Executory Contracts that are timely filed as provided herein shall be treated under the Plan as General Unsecured Claims upon their Allowance.

C.	Reservation of Rights

Nothing contained in the Plan, including this Article IX.C shall constitute a waiver of any Claim, right or Cause of Action that the Debtors or the Post-Effective Date Debtors, as the case may be, may hold against the insurer under any policy of insurance or insurance agreement including the Insurance Policies (and including with respect to the Directors and Officers or other beneficiaries of such policies).

ARTICLE X:

CONDITIONS PRECEDENT TO CONFIRMATION

AND THE EFFECTIVE DATE

A.	Conditions to Occurrence of the Effective Date

The Effective Date of the Plan shall not occur unless and until each of the following conditions has occurred or has been waived pursuant to Article X.B of the Plan:

53

1.

the Bankruptcy Court shall have entered the Confirmation Order, in form and substance materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and EC and such order shall not have been stayed pending appeal;

2.	the Professional Fee Escrow Account shall have been established and fully funded as set forth herein;
3.	the Debtors shall have established such reserves for Disputed Claims as required pursuant to Article VII.I of the Plan;
4.	the Claims Ombudsman shall have been appointed;
5.

all Plan Documents, agreements and other instruments which are exhibits to the Plan or included in the Plan Supplement shall be acceptable to the Debtors and EC and shall have been executed and delivered by the parties thereto;

6.	all actions, documents and agreements necessary to implement the Plan and the transactions contemplated by the Plan shall have been effected or executed; and
7.

all appropriate notices shall have been given and all other appropriate actions shall have been taken to preserve all applicable Insurance Policies, including any “tail policy,” notices required to be provided.

B.	Waiver of Conditions to Confirmation and Effective Date

The conditions to the Effective Date set forth in Article X.A of the Plan may be waived by the Debtors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, that the Debtors may not waive the condition set forth in Article X.A.1; provided further, that the Debtors may not waive the condition set forth in Article X.A.3 or Article X.A.4 of the Plan without consent of the UCC and the EC; provided further, that the Debtors may not waive the condition set forth in Article X.A.5 of the Plan without the consent of the EC; provided further, that the Debtors may not waive the condition set forth in Article X.A.6, with respect to matters that affect Holders of General Unsecured Claims only, without the consent of the UCC and, with respect to matters that affect Holders of Common Stock Interests only, without the consent of the EC.

C.	Effect of Failure of Conditions to the Effective Date

In the event the conditions specified in Article X.A of the Plan have not been satisfied or waived in accordance with Article X.B of the Plan, and upon notification submitted by the Debtors to the Bankruptcy Court (a) the Confirmation Order shall be vacated; (b) no Distributions shall be made; (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and (d) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person (and any government,

54

governmental agency or any subdivision, department or other instrumentality thereof) or to prejudice in any manner the rights of the Debtors or any other Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) in any proceedings further involving the Debtors.  Neither the Disclosure Statement, any statement contained in the Disclosure Statement nor the Plan may be used in these Chapter 11 Cases, or in any action, other than in connection with confirmation of the Plan.  In the event that the Plan is not confirmed, or is confirmed but does not become effective, the Disclosure Statement, any statements contained in the Disclosure Statement and the Plan shall have no force or effect, and neither the Disclosure Statement, any statements contained in the Disclosure Statement nor the Plan shall be admissible in any court or legal forum for any purpose whatsoever.

ARTICLE XI:

EFFECT OF CONFIRMATION

A.	Deemed Consent

By voting to accept the Plan and not opting out from granting the releases in Article VIII.D of the Plan, each Holder of a Claim will be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the exculpations, releases and injunctions set forth in the Plan.

B.	No Waiver

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PLAN, CONFIRMATION OF THE PLAN SHALL NOT RELEASE, NOR BE DEEMED TO RELEASE, ANY CLAIM OR CAUSE OF ACTION THAT ANY DEBTOR MAY HOLD AGAINST ANY PERSON OR ENTITY (INCLUDING ANY RELEASED PARTY) RELATED TO, ARISING UNDER, OR IN ANY WAY WITH RESPECT TO ANY OF THE RETAINED CAUSES OF ACTION.

C.	Disallowed Claims and Disallowed Interests

On and after the Effective Date, Post-Effective Date Debtors and the Claims Ombudsman shall be fully and finally discharged of any and all liability or obligation on a Disallowed Claim or a Disallowed Interest.  The Confirmation Order, except as otherwise provided herein, shall constitute an Order: (a) disallowing all Claims against and Interests in the Debtors to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest and (b) disallowing or subordinating to all other Claims, as the case may be, any Claims against the Debtors for penalties, punitive damages or any other damages not constituting compensatory damages.

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ARTICLE XII:

RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases, or that relate to any of the following:

1.To Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or Allowance of Claims or Interests; provided that, for the avoidance of any doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Post-Effective Date Debtors, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters.

2.To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

3.To hear and determine all applications for the payment of Professional Fee Claims.

4.To resolve any matters related to (i) the assumption, assumption and assignment or rejection of any Executory Contract to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or any other matter related to such Executory Contract; (ii) the Post-Effective Date Debtors amending, modifying, or supplementing, after the Confirmation Date, the schedule of Executory Contracts to be assumed or rejected pursuant to Article IX; and (iii) any dispute regarding whether a contract or lease is or was executory or unexpired.

5.To adjudicate controversies, if any, with respect to distributions to Holders of Allowed Claims.

6.To hear and determine any dispute or reconcile any inconsistency arising in connection with the Plan, any of the Plan Documents or the Confirmation Order or the interpretation, implementation or enforcement of the Plan, any of the Plan Documents, the Confirmation Order, any transaction or payment contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

7.To hear and determine any matter concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

8.To adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code.

56

9.To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

10.To hear and determine any rights, Claims or Causes of Action, including without limitation Claims or Causes of Action identified on the Schedule of Retained Causes of Action, held by, transferred to or accruing to the Post-Effective Date Debtors pursuant to the Bankruptcy Code, including any settlement or compromise thereof.

11.To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court.

12.To take any action, and issue such orders as may be necessary or appropriate, to construe, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation.

13.To resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.

14.To ensure that all Distributions are accomplished as provided herein.

15.To allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim.

16.To enter, implement or enforce such orders as may be necessary or appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated.

17.To enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code.

18.To recover all Assets of the Estates, wherever located.

19.To hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code.

20.To determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code.

21.To enter a final decree closing the Chapter 11 Cases.

22.To resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.

57

23.To determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date.

24.To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Plan and these Chapter 11 Cases.

25.To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge.

26.To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan or the Disclosure Statement.

27.To adjudicate any adversary proceedings pending before the Bankruptcy Court on or after the Petition Date or any other disputes relating to any Retained Cause of Action that the Post-Effective Date Debtors may bring thereafter.

28.To hear and determine any dispute or suit regarding setoff or recoupment.

ARTICLE XIII:

MISCELLANEOUS PROVISIONS

A.	Payment of Statutory Fees

All Quarterly Fees due and payable prior to the Effective Date shall be paid by the Debtors, in full, in Cash, on or before the Effective Date.  All Quarterly Fees that arise after the Effective Date (including, without limitation, in connection with funding the Professional Fees Escrow Account) shall be paid by the Estates or the Post-Effective Date Debtors in full, in Cash when due and payable.

The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR.  After the Effective Date, the Post-Effective Date Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due.  Notwithstanding the substantive consolidation of the Debtors called for in the Plan, each and every one of the Debtors and the Post-Effective Date Debtors shall have the joint and several obligation to pay Quarterly Fees to the Office of the United States Trustee in each Chapter 11 Case until that Chapter 11 Case is closed, dismissed or converted, whichever occurs first. Notwithstanding anything to the contrary in the Plan, (i) Quarterly Fees are Allowed; (ii) the U.S. Trustee shall not be required to file any proofs of claim or any other request(s) for payment with respect to Quarterly Fees; and (iii) the U.S. Trustee shall not be treated as providing any release under the Plan.

B.	Notices

Any notices, requests, and demands to or upon the Debtors, the Post-Effective Date Debtors, the Claims Ombudsman, the UCC or the EC, to be effective, shall be in writing and,

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unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered to the following:

If to the Debtors, to:

Lordstown Motors Corp.

38555 Hills Tech Dr.,

Farmington Hills, MI 48331

Attn: Melissa Leonard

-and-

Womble Bond Dickson (US) LLP

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Attn: Donald J. Detweiler

Morgan L. Patterson

don.detweiler@wbd-us.com

morgan.patterson@wbd-us.com

White & Case LLP
Southeast Financial Center
200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131
Attn: Thomas E Lauria

Attn: Matthew C. Brown

Attn: Fan B. He

tlauria@whitecase.com

mbrown@whitecase.com

fhe@whitecase.com

-and-

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: David M. Turetsky

david.turetsky@whitecase.com

White & Case LLP

111 South Wacker Drive

Suite 5100

Chicago, Illinois 60606

Attn: Jason N. Zakia

jzakia@whitecase.com

-and-

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Roberto Kampfner
Attn: Roberto Kampfner
Attn: Doah Kim
Attn: RJ Szuba

rkampfner@whitecase.com

doah.kim@whitecase.com

rj.szuba@whitecase.com

59

If to the UCC, to:

Troutman Pepper Hamilton Sanders LLP

Hercules Plaza

1313 N. Market Street, Ste 5100

Wilmington, DE 19801

Attn: David M. Fournier

Attn: Marcy J. McLaughlin Smith

Attn: Tori L. Remington

david.fournier@troutman.com

marcy.smith@troutman.com

tori.remington@troutman.com

-and-

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square 18th & Arch Streets

Philadelphia, PA 19103-2799

Attn: Francis J. Lawall

francis.lawall@troutman.com

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, NY 10022

Attn: Deborah Kovsky-Apap

deborah.kovsky@troutman.com

-and-

Troutman Pepper Hamilton Sanders LLP

4000 Town Center, Suite 1800

Southfield, MI 48075

Attn: Sean McNally

sean.mcnally@troutman.com

If to the EC, to: 500 Delaware Avenue, Suite 1500 Wilmington, DE 19801 Attn: Eric J. Monzo Brya M. Keilson emonzo@morrisjames.com bkeilson@morrisjames.com

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attn: Robert J. Stark

Bennett S. Silverberg

rstark@brownrudnick.com

bsilverberg@brownrudnick.com

-and-

One Financial Center

Boston, MA 02111

Attn: Tristan G. Axelrod

Matthew A. Sawyer

taxelrod@brownrudnick.com

msawyer@brownrudnick.com

C.	Headings

The headings and other captions used in the Plan are for reference purposes only, and shall not affect the meaning or interpretation of the Plan in any way.

60

D.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a document in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

E.	Notice of Entry of Confirmation Order and Relevant Dates

Promptly upon entry of the Confirmation Order, the Debtors shall file on the docket and serve upon parties who have entered their appearance a notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan.

F.	Modification of the Plan and Amendments

The Plan may only be amended, modified or supplemented in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. The Debtors shall consult with the UCC and EC with respect to any amendment to, modification or supplementation of the Plan prior to the Effective Date.

G.	Revocation, Withdrawal or Non-Consummation of Plan

If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if confirmation or consummation of the Plan does not occur as to any Debtor, then, as to such Debtor, (a) the Plan shall be null and void in all respects and (b) any settlements and compromises embodied in the Plan, and any document or agreement executed pursuant the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained in the Plan and no acts taken in preparation for consummation of the Plan shall (i) constitute or be deemed to constitute a waiver or release of any Claims against or Interests in such Debtor or any other Person, (ii) prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor or (iii) constitute or be deemed to constitute an admission of any sort by the Debtors or any other Person.  None of the filing of the Plan, the taking by the Debtors or other party in interest of any action with respect to the Plan or any statement or provision contained herein shall be or be deemed to be an admission by the Debtors or other party in interest against interest, or be or be deemed to be a waiver of any rights, Claims or remedies that the Debtors or other party in interest may have, and until the Effective Date all such rights and remedies are and shall be specifically reserved.  In the event the Plan is not confirmed and the Confirmation Order is not entered, the Plan and the Plan Documents and any document contained in the Plan Supplement, and any statement contained herein or therein, may not be used by any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) against the Debtors and other parties in interest.  The Debtors shall consult with the UCC and EC with respect to the revocation or withdrawal of the Plan with respect to any one or more of the Debtors.

61

H.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors and the Post-Effective Date Debtors and the Holders of all Claims and Interests and their respective successors and assigns.

I.	Severability of Plan Provisions

If, prior to the Effective Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors in consultation with the UCC and the EC, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	No Admissions

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTION, THE PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

K.	Dissolution of the UCC and EC

On the Effective Date, the EC shall dissolve and all members, ex officio members, employees, attorneys, financial advisors, other Professionals or other agents thereof shall be released from all rights and duties arising from or related to the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the EC’s attorneys and financial advisors and other agents shall terminate, provided that the EC shall continue in existence and its Professionals shall continue to be retained with respect to (i) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code and (ii) any appeals of the Confirmation Order.

Following the Effective Date, the UCC shall continue in existence and its Professionals shall continue to be retained with respect to (i) the duties and activities of the UCC set forth in the Plan, (ii) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code, and (iii) any appeals of the Confirmation Order; provided however that with respect to the role of the UCC set forth in clause (i) of this paragraph, the fees and costs payable to the UCC and its Professionals shall not exceed $25,000 in the first thirty (30) days following the Effective Date and $15,000 in each of the next succeeding five thirty (30) day periods, provided that the difference between the maximum fees and costs payable during any thirty (30) day period and the actual

62

amount of fees and costs actually incurred during such period may only be carried forward and added to the maximum fees and expenses payable in any subsequent thirty (30) day period.  In no event shall the total fees and costs paid to the UCC in respect of its duties and activities under the Plan exceed $100,000 (the “UCC Aggregate Cap”).  The Post-Effective Date Debtor shall be entitled to review all of the fees and expenses incurred by the UCC after the Effective Date for reasonableness and any dispute regarding such fees and costs shall be resolved by the Bankruptcy Court.

Within the first six (6) months following the Effective Date, the UCC shall be automatically dissolved upon the conclusion of the Claims reconciliation process, or at any such other time within such period determined by the UCC.  If the Claims resolution process has not been concluded within the six (6) months following the Effective Date, the UCC shall continue to exist until the earliest to occur of: (a) the conclusion of the Claims reconciliation process and (b) the end of the eighteenth (18th) month following the Effective Date; provided, that the UCC may agree to dissolve at any time prior to its required termination.  In the interest of clarity, the parties agree that the UCC shall remain subject to the UCC Aggregate Cap regardless of its date of dissolution.

L.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 as in effect on the Petition Date shall apply.  With regard to all dates and the periods of time set forth or referred to in the Plan, time is of the essence.

M.	Successors and Assigns

The rights, benefits and obligations of any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof).

N.	Conflict between Plan, Disclosure Statement and Plan Documents

In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, any Plan Document or any document in the Plan Supplement, the terms and provisions of the Plan shall control and govern.

O.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

P.	Plan Exhibits

Any and all exhibits to the Plan or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least seven (7) Business Days prior to the Plan

63

Objection Deadline, unless the Plan provides otherwise.  Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Article I.H of the Plan or online at https://www.kccllc.net/lordstown.  The Debtors explicitly reserve the right to, in the exercise of its sole and absolute discretion, modify or make additions to or subtractions from any schedule to the Plan and to modify any exhibit to the Plan prior to the Plan Objection Deadline.

[Signature on following page.]

64

Respectfully Submitted, as of November 1, 2023

Lordstown Motors Corp., on behalf of itself and each Debtor

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer

SOLICITATION VERSION

THIS PROPOSED DISCLOSURE STATEMENT IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED A DISCLOSURE STATEMENT.  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re Lordstown Motors Corp., et al.,[1] Debtors.	Chapter 11 Case No. 23-10831 (MFW) (Jointly Administered)

DISCLOSURE STATEMENT PURSUANT TO 11 U.S.C. § 1125 WITH
RESPECT TO MODIFIED FIRST AMENDED JOINT CHAPTER 11 PLAN OF
LORDSTOWN MOTORS CORP. AND ITS AFFILIATED DEBTORS

WHITE & CASE LLP

Thomas E Lauria (admitted pro hac vice)
Matthew C. Brown (admitted pro hac vice)
Fan B. He (admitted pro hac vice)

200 S. Biscayne Blvd

Miami, FL 33131

David M. Turetsky (admitted pro hac vice)

1221 Avenue of the Americas

New York, New York 10020

Jason N. Zakia (admitted pro hac vice)

111 South Wacker Drive
Chicago, IL 60606

WHITE & CASE LLP

Roberto Kampfner (admitted pro hac vice)
Doah Kim (admitted pro hac vice)
RJ Szuba (admitted pro hac vice)

555 South Flower Street, Suite 2700
Los Angeles, CA 90071

WOMBLE BOND DICKSON (US) LLP

Donald J. Detweiler (Bar No. 3087)

Morgan L. Patterson (Bar No. 5388)

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Counsel and Proposed Co-Counsel to the Debtors and Debtors in Possession

[1]

The Debtors and the last four digits of their respective taxpayer identification numbers are: Lordstown Motors Corp. (3239); Lordstown EV Corporation (2250); and Lordstown EV Sales LLC (9101).  The Debtors’ service address is 27000 Hills Tech Dr., Farmington Hills, MI 48331.

i

1
ARTICLE IV	THE PLAN		31
A.	Overview of the Plan		31
B.	Unclassified Claims		33
	1.	Unclassified Claims Summary	33
	2.	Unclassified Claims	33
C.	Classification and Treatment Under the Plan		36
	1.	Summary of Classification of Claims and Interests	36
	2.	Classified Claims and Interests Details	41
	3.	Elimination of Vacant Classes	50
	4.	Separate Classification of Secured Claims	50
	5.	Voting Classes; Presumed Acceptance by Non-Voting Classes	50
	6.	Controversy Concerning Impairment	50
D.	Acceptance or Rejection of the Plan; Effect of Rejection By One or More Classes of Claims or Interests		51
	1.	Classes Entitled to Vote	51
	2.	Class Acceptance Requirement	51
	3.	Cramdown and No Unfair Discrimination	51
E.	Means of Implementation of the Plan		51
	1.	Consolidation for Distribution Purposes Only	51
	2.	Post-Effective Date Status	53
	3.	Sources of Consideration for Distributions	53
	4.	Claims Ombudsman	54
	5.	Post-Effective Date Matters	56
	6.	Board of Directors and Officers	57
	7.	Vesting of Assets	57
	8.	Existing Securities	57
	9.	Preservation of Net Operating Losses	57
	10.	Preservation of Causes of Action	58
	11.	Preservation of Insurance	60
	12.	Preservation of Evidence Related to Putative Class Actions	60
	13.	Indemnification Obligations	60
	14.	Setoffs and Recoupments	61
	15.	Exemption from Certain Taxes and Fees	61
	16.	Approval of Plan Documents	61
	17.	Effectuating Documents; Further Transactions	62
	18.	Tax Matters	62
	19.	Settlements	62
	20.	Litigation Trust	62
	21.	Claims Payable by Third Parties	63
F.	Provisions Regarding Distributions		63
	1.	Distribution Record Date	63
	2.	Cash Payments	64
	3.	Allocation of Distributions; Postpetition Interest on Claims	64
	4.	Delivery of Distributions	64
	5.	Compliance with Tax Requirements	65
	6.	No Distribution in Excess of Allowed Amounts	65

	7.	Special Rules for Distributions to Holders of Disputed Claims	65
	8.	Manner of Payment Under Plan	66
G.	Procedures for Disputed Claims and Interests		66
	1.	Allowance of Claims and Interests	66
	2.	Claims Administration Responsibilities	67
	3.	Estimation of Claims	67
	4.	Adjustment to Claims Register Without Objection	68
	5.	Disallowance of Claims	68
	6.	Reimbursement or Contribution	69
	7.	Amendments to Proofs of Claim	69
	8.	No Distributions Pending Allowance	69
	9.	Allowed and Disputed Claims Reserves	69
	10.	Distributions After Allowance	70
	11.	Single Satisfaction of Claims	70
H.	Settlement, Release, Injunction, and Related Provisions		71
	1.	Compromise and Settlement of Claims, Interests, and Controversies	71
	2.	Discharge of Claims and Termination of Interests	71
	3.	Releases by the Debtors	72
	4.	Releases by Holders of Claims and Interests	74
	5.	Exculpation	77
	6.	Injunction	77
	7.	Release of Liens	78
I.	Executory Contracts		79
	1.	Rejection of Executory Contracts	79
	2.	Time for Filing Rejection Claims	79
	3.	Reservation of Rights	79
J.	Conditions Precedent to Confirmation and the Effective Date		79
	1.	Conditions to Occurrence of the Effective Date	79
	2.	Waiver of Conditions to Confirmation and Effective Date	80
	3.	Effect of Failure of Conditions to the Effective Date	80
K.	Effect of Confirmation		81
	1.	Deemed Consent	81
	2.	No Waiver	81
	3.	Disallowed Claims and Disallowed Interests	81
L.	Retention of Jurisdiction		81

ARTICLE V	CERTAIN TAX CONSEQUENCES OF THE PLAN		84
A.	Certain Tax Consequences to Holders of Interests		85
B.	Certain Tax Consequences to Holders of General Unsecured Claims		86
C.	Certain Tax Consequences to Holders of Section 510(b) Claims		86
D.	Certain Tax Consequences to the Debtors		86
	1.	Cancellation of Indebtedness Income	86
	a.	In General	86
	b.	Limitation of NOL Carryforwards and Other Tax Attributes	87
	i.	General Section 382 Annual Limitation	87

	ii.	Special Bankruptcy Exception	88

ARTICLE VI	SOLICITATION AND VOTING PROCEDURES		89
A.	Holders of Claims and Interests Entitled to Vote on the Plan		89
B.	Voting Record Date		89
C.	Solicitation Package		89
D.	Voting on the Plan		90
E.	Special Notice Concerning Releases Associated with Voting		91

ARTICLE VII	RISK FACTORS TO CONSIDER BEFORE VOTING		93
A.	Risk of Amendment, Waiver, Modification or Withdrawal of the Plan		93
B.	Parties May Object to the Plan’s Classification of Claims and Interests		94
C.	The Debtors May Not Be Able to Obtain Confirmation of the Plan		94
D.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code		95
E.	The Conditions Precedent to the Effective Date of the Plan May Not Occur		96
F.	Holders of Claims and Interests May Recover Less Than Projected		96
G.	The Allowed Amount of Claims May Differ from Current Estimates		96
H.	Valuation of the Assets Is Speculative		97
I.	Risks Related to Income Taxation		97
J.	Certain Impacts on Distributions as a Result of Treatment of Foxconn Preferred Stock Interests		97
K.	Certain Risks to Holders of Interests		97
L.	Litigation		98

ARTICLE VIII	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		98
A.	Liquidation under Chapter 7 or dismissal		98
B.	Alternative Chapter 11 Plan		99

ARTICLE IX	CONFIRMATION OF THE PLAN		100
A.	Acceptance of the Plan		100
B.	Best Interests Test		101
C.	Feasibility		101
D.	Confirmation Hearing and Plan Objection Deadline		101
E.	Payment of Statutory Fees		104
F.	Governing Law		104
G.	Notice of Entry of Confirmation Order and Relevant Dates		104
H.	Modification of the Plan and Amendments		104
I.	Revocation, Withdrawal or Non-Consummation of Plan		104
J.	Binding Effect		105
K.	Severability of Plan Provisions		105
L.	No Admissions		105
M.	Dissolution of the UCC and EC		105
N.	Time		106

O.	Successors and Assigns	106
P.	Conflict between Plan, Disclosure Statement and Plan Documents	107
Q.	Substantial Consummation	107
R.	Plan Exhibits	107

ARTICLE X	CONCLUSION AND RECOMMENDATION	108

v

EXHIBITS

EXHIBIT A:  Plan

EXHIBIT B:  Organizational Chart

EXHIBIT C:  Liquidation Analysis

EXHIBIT D: Foxconn Complaint

ARTICLE I

INTRODUCTION

This is the disclosure statement (the “Disclosure Statement”) of Lordstown Motors Corp. (“LMC”) and its affiliated debtors (collectively, the “Debtors” or the “Company”), in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), filed pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) and in connection with the Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and its Affiliated Debtors (the “Plan”),2 a copy of which is annexed to this Disclosure Statement as Exhibit A.  The Plan constitutes a separate chapter 11 plan for each Debtor; provided that the estates of the various Debtors shall be consolidated for the purposes of effectuating distributions under the Plan.

A.  Definitions

Unless otherwise defined herein, capitalized terms used in this Disclosure Statement shall have the meanings ascribed to such terms in the Plan or as the context otherwise requires.

B.   Exhibits

The following exhibits to this Disclosure Statement are incorporated as if fully set forth herein and made part of this Disclosure Statement:

●	Exhibit A – Plan

●	Exhibit B – Organizational Chart

●	Exhibit C – Liquidation Analysis

●	Exhibit D – Foxconn Adversary Complaint

C.  Purpose of this Disclosure Statement

The purpose of this Disclosure Statement is to provide information that (i) summarizes the Plan, (ii) advises holders of Claims or Interests of their rights under the Plan, (iii) assists parties entitled to vote on the Plan in making informed decisions as to whether they should vote to accept or reject the Plan, and (iv) assists the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

[2]

The Plan reflects modifications to and supersedes the Modified First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and its Affiliated Debtors dated October 29, 2023 [Docket No. 624]; which in turn amended and superseded the First Amended Joint Chapter 11 Plan of Lordstown Motors Corp. and its Affiliated Debtors dated October 24, 2023 [Docket No. 605]; which in turn amended and superseded the Joint Chapter 11 Plan of Lordstown Motors Corp. and its Affiliated Debtors dated September 1, 2023 [Docket No. 360] (the “Initial Plan”).

By Order dated November 1, 2023 [Docket No. 651] (the “Disclosure Statement Order”), the Bankruptcy Court approved the Disclosure Statement finding, among other things, that it contains “adequate information,” as that term is used in section 1125(a)(1) of the Bankruptcy Code.  The Bankruptcy Court’s approval of this Disclosure Statement is not an endorsement of the Plan.

The Debtors believe that confirmation and implementation of the Plan is in the best interests of the Debtors’ estates, creditors, and equity interest holders.  The Debtors urge that all persons entitled to vote on the Plan vote to accept the Plan.

The Plan is also supported by the UCC and the EC, which have been appointed as official committees to respectively represent the interests of Holders of General Unsecured Claims and Holders of Common Stock Interests.  The UCC and EC likewise urge that Holders of General Unsecured Claims, Common Stock Interests, and all other persons entitled to vote on the Plan vote to accept the Plan.

D.  Important Notices and Disclaimers

THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN.  PLEASE READ AND CAREFULLY CONSIDER THE ENTIRE DISCLOSURE STATEMENT, THE PLAN, AND ANY ATTACHMENTS, EXHIBITS, SUPPLEMENTS, AND ANNEXES RELATED TO THE PLAN BEFORE SUBMITTING BALLOTS IN RESPONSE TO SOLICITATION OF THE PLAN.  THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.  THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED PLAN AND RELATED DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.  THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL TERMS AND PROVISIONS OF THE PLAN.   TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAW OR OTHER APPLICABLE NON-BANKRUPTCY LAW.  PERSONS TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE

STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN THE DEBTORS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DID NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN.

IF THE PLAN IS NOT CONFIRMED, OR IS CONFIRMED BUT DOES NOT BECOME EFFECTIVE, THIS DISCLOSURE STATEMENT AND THE STATEMENTS CONTAINED HEREIN SHALL HAVE NO FORCE OR EFFECT.  NEITHER THE DISCLOSURE STATEMENT NOR ANY STATEMENT CONTAINED HEREIN CONSTITUTES AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, NOR ARE THEY ADMISSIBLE IN ANY COURT OR LEGAL FORUM FOR ANY PURPOSE WHATSOEVER.  NOTHING IN THIS DISCLOSURE STATEMENT SHALL BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS AND DEBTORS-IN-POSSESSION IN THESE CASES.

APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS OR INTERESTS SHOULD CAREFULLY READ AND CONSIDER THE PLAN AND THIS DISCLOSURE STATEMENT. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO MATTER CONCERNING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

BALLOTS FOR VOTING TO ACCEPT AND REJECT THE PLAN MUST BE RECEIVED BY 5:00 P.M. (PREVAILING EASTERN TIME) DECEMBER 12, 2023.  THE HEARING TO CONSIDER CONFIRMATION OF THE PLAN IS SCHEDULED TO BE HELD ON DECEMBER 19, 2023 AT 2:00 P.M. (PREVAILING EASTERN TIME) BEFORE THE HONORABLE MARY F. WALRATH.

The information contained in this Disclosure Statement has been obtained from the Debtors’ books and records and from motions and other papers filed with the Bankruptcy Court by the Debtors.  Reasonable efforts have been made to present accurate information and such information is believed to be correct as of the date hereof, unless otherwise specified.  This Disclosure Statement is intended, among other things, to summarize the Plan and must be read in conjunction with the Plan and its exhibits.

WHERE TO FIND ADDITIONAL INFORMATION

LMC currently files annual reports with, and furnishes other information to, the SEC.  Copies of any document filed with the SEC may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.  Each of the following filings is incorporated as if fully set forth herein and is a part of this Disclosure Statement (but later information filed with the SEC that updates information in the filings incorporated by reference will update and supersede such information):

●
Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 6, 2023;
●
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023 filed with the SEC on May 4, 2023 and August 14, 2023, respectively; and
●
Current Reports on Form 8-K filed with the SEC between January 1, 2023 and October 31, 2023.

E.   Brief Overview of the Plan3

The Debtors’ filed their Chapter 11 Cases to, among other things, sell assets in an efficient and value maximizing manner, consolidate the resolution of claims in a single forum, prosecute their substantial claims against Foxconn and maximize Distributions to Holders of Allowed Claims and Interests.  As a result, the Debtors: undertook a process to market and sell assets and have obtained Court approval to sell assets to LandX Motors Inc. for an aggregate cash purchase price of $10,200,000; established Bar Dates for parties to file Claims against the Debtors and are working to resolve the material claims against them.  In addition, the Debtors filed a complaint against Foxconn in the Bankruptcy Court on the Petition Date.  The Plan is consistent with these purposes.  It provides for the preservation and continuation of the litigation against Foxconn and other causes of action of the Debtors, the resolution of Claims against the Debtors, the preservation of the Debtors’ tax attributes, the prompt distribution of certain of the Debtors’ Cash to creditors and the preservation of the Debtors’ Interests (which are expected to benefit from existing Cash), the future generation of litigation proceeds, and the preservation of the Debtors’ ability to conduct business and enter into one or more transactions after the Effective Date to maximize value, including transactions that could permit the Post-Effective Date Debtors to make use of substantial tax attributes; all in a manner that is superior to a liquidation.

The Plan provides for the appointment of a Claims Ombudsman to oversee administration of General Unsecured Claims and to carry out and implement all provisions of the Plan delegated to the Claims Ombudsman.  The Claims Ombudsman will be selected by the UCC and EC with

[3]

This overview is qualified in its entirety by reference to the Plan.  The treatment of Claims and Interests under the Plan is not intended to, and will not, waive, compromise, or limit any rights, claims, or causes of action if the Plan is not confirmed. You should read the Plan in its entirety before voting to accept or reject the Plan.

the consent of the Debtors. The identity of the Claims Ombudsman has not yet been determined and will be disclosed prior to confirmation.

As further described in Article IV below, the Plan classifies all Claims and Interests, except for Administrative Claims, in accordance with section 1123(a)(1) of the Bankruptcy Code.  The following table summarizes the classification and treatment of Claims and Interests under the Plan and is qualified in its entirety by reference to the full text of the Plan:

Class	Claim / Interest	Status	Voting Rights	Est. Amount	Est. Recovery
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	Estimated at $0 – $20,000	100%
2	Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	Estimated at $0	100%
3	General Unsecured Claims	Impaired	Entitled to Vote	Estimated at $23,484,831 – $33,484,831	100%
4	Intercompany Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	Estimated at $0	N/A
5	Foxconn Preferred Stock Interests	Unimpaired	Deemed to Accept (Provided that Provisional Votes Will Be Solicited)	300,000 shares	N/A
6	Intercompany Interests	Unimpaired	Deemed to Accept	N/A	N/A
7	Common Stock Interests	Impaired	Entitled to Vote	15,953,212 shares	N/A4
8	Section 510(b) Claims	Impaired	Entitled to Vote	Unliquidated	See Art. IV.C.viii.c, hereof
9	RIDE Section 510(b) Claims	Impaired	Entitled to Vote	Unliquidated	See Art. IV.C.ix.c, hereof
10	Ohio Securities Class Action Claims	Unimpaired	Deemed to Accept	Unliquidated	If election is exercised each Holder will receive its pro rata share of : $1,000,000

[4]	See note directly below “Summary of Expected Recoveries” chart in Article IV.C.1 of this Disclosure Statement.

ARTICLE II
OVERVIEW OF THE DEBTORS

A.  The Debtors’ Background and Prepetition Business Operations

The Debtors were founded for the purpose of developing, manufacturing, and selling electric vehicles (“EVs”) primarily to commercial fleet customers.  The commercial segment, including government fleets, has been generally underserved, with very few light-duty EVs specifically geared towards the sector until recently.  The Company’s mission of accelerating adoption of EVs by commercial fleets would meaningfully drive down tailpipe emissions insofar as commercial fleets account for a significant amount of vehicle miles driven.  As of the Petition Date, the Company was one of the only light-duty original equipment manufacturers (“OEM”) focused solely on EVs for commercial fleet customers in the United States.  The Company’s first vehicle, the Endurance, is a full-size, all-electric pickup truck, one of the first all-electric trucks sold in North America. As of the Petition Date, the Company, however, was still in its nascent stages, and only approximately 65 Endurance trucks were manufactured. By the time the production of the Endurance ceased, shortly after the Petition Date, a total of approximately 80 Endurances had been manufactured.

The Endurance’s most unique design attribute is its hub motor design, which features a propulsion hub motor in each wheel.  The Company licenses certain of the non-proprietary intellectual property for the Endurance hub motors from an Eastern European company (Elaphe Propulsion Technologies Ltd.) that developed the base technology.  The Company has made various enhancements to the base technology.  The Company believes the core hub motor technology is not being pursued by any other light-duty OEM in the United States.  The hub motor technology has certain design attributes that would make the vehicle even more attractive to potential customers.  For example, it allows for a superior turning radius, maneuverability and traction.

The Debtors’ business was initially exciting and attractive.  LMC was able to become a publicly-traded company with an equity market capitalization that reached $5.3 billion.  But, as is typical for most start-up businesses, the Company experienced some challenges that delayed its initial product launch.  That is why, beginning in 2021, the Debtors forged what they thought would be a mutually beneficial partnership with Hon Hai Technology Group and Foxconn EV Technology, Inc. (collectively with their affiliates, “Foxconn”), the world’s largest electronics manufacturer.  As further explained in Article II.A.2 below, the purpose of the Foxconn partnership was to help address the Company’s funding needs and allow the Company to shift its business strategy from a vertically integrated OEM to a less capital-intensive model, focused on developing, engineering, testing, and industrializing EVs in close partnership with Foxconn.  What started out as a promising partnership devolved, over a two-year period, as Foxconn failed to satisfy its commitments to provide operational support and funding under the parties’ investment agreement and failed to honor commitments in the parties’ manufacturing agreement to help to reduce the production cost of the Endurance, access Foxconn’s supplier network and to assist in improving the commercial terms of procurement with suppliers, along with the other actions outlined in the complaint against Foxconn.  Foxconn’s actions have damaged the Company’s business relationships, employee morale and relations, and the Company’s future prospects.  Given these challenging circumstances and the fact that the Debtors’ assets would only continue to erode otherwise, the Debtors filed the Chapter 11 Cases to maximize value for the benefit of their stakeholders.  To achieve this end, the Debtors engaged in a sale process to sell certain of their operating assets, are pursuing their claims against Foxconn, and are working to quickly and efficiently resolve material claims against them.  The Debtors believe that this will result in substantial recoveries to Holders of Claims and, if funds are sufficient, potentially material recoveries to Holders of Interests.

1.   SPAC Merger

On November 13, 2018, LMC was incorporated under the name DiamondPeak Holdings Corp. (“DiamondPeak”).5  DiamondPeak was a Delaware special purpose acquisition company, or SPAC, incorporated for the purpose of completing an initial public offering and, thereafter, effecting a business combination. In March 2019, DiamondPeak completed its initial public offering (the “Initial Public Offering”).

On April 30, 2019, the entity now known as Lordstown EV Corporation (i.e., LEVC, which the Company refers to as “Legacy Lordstown”) was incorporated in Delaware.  On October 30, 2020, Legacy Lordstown which, at that time, was called Lordstown Motors Corp., consummated a merger (the “SPAC Merger”) with DiamondPeak and DPL Merger Sub Corp (“Merger Sub”).  Pursuant to the SPAC Merger, Merger Sub merged with and into Legacy Lordstown, with Legacy Lordstown (post-merger, LEVC) surviving as a subsidiary of DiamondPeak.  In connection with the SPAC Merger, DiamondPeak changed its name to Lordstown Motors Corp. (such post-SPAC Merger entity, “LMC”) and the surviving entity in the SPAC Merger became LEVC.

On October 29, 2020, the Company formed Lordstown EV Sales LLC (“LMC Sales”) to sell vehicles directly to customers.  LMC Sales is the wholly owned subsidiary of LEVC which, in turn, is the wholly owned subsidiary of LMC.

2.   Partnership with Foxconn

In the second half of 2021, in the face of significant liquidity needs to fund the expansion of its business at a time when the market for new capital, in size, for SPACs was proving more difficult to obtain, the Company made the decision to significantly change its business model to one that would focus on deep collaboration with one or more strategic partners, and began the search that ultimately resulted in its partnership with Foxconn. The Company began its

[5]	DiamondPeak, as used herein, refers to the entity now known as Lordstown Motors Corp. prior to its name change.

relationship with Foxconn in September 2021 after exploring other potentially attractive options.  The purpose of the Foxconn partnership was to allow the Company to shift its business strategy from a vertically integrated OEM to a less capital-intensive model, focused on developing, engineering, testing, and industrializing EVs in close partnership with Foxconn.  Although the Company’s partnership with Foxconn did not turn out as the Company had hoped (or had been led to believe), there were many good reasons for the Company to pursue this path. The Company believed that by pairing its innovation, technology, manufacturing expertise and global supply chain capabilities, the Company would be best positioned to thrive.

On September 30, 2021, the Company and Foxconn entered into an Agreement in Principle (the “AIP”) to form a deep partnership and work jointly on electric vehicle programs.  The AIP contemplated that Foxconn and the Company would (a) enter into an asset purchase agreement by which Foxconn would buy the Debtors’ manufacturing Plant in Lordstown, Ohio (the “Plant APA”), (b) enter into a manufacturing supply agreement (the “Contract Manufacturing Agreement” or “CMA”) by which Foxconn would manufacture the Endurance, and (c) jointly collaborate on the development of future vehicle programs. On November 10, 2021, the parties signed the Plant APA.  After a delay,  Foxconn closed the Plant APA on May 11, 2022, executed the CMA, and entered into a joint venture agreement (the “JV Agreement”).

At Foxconn’s request, the Company agreed, on November 7, 2022, to pivot away from the JV Agreement and, instead, the Company and Foxconn (through its subsidiary Foxconn Ventures Pte. Ltd.) entered into a direct investment agreement (the “Investment Agreement”).  The Investment Agreement provided that the parties’ respective obligations under the JV Agreement would be terminated, but would be replaced with even greater direct funding into the Company.6  Under the Investment Agreement, Foxconn agreed to make necessary equity investments in the Company through the purchase of $70 million of Common Stock and up to $100 million in Series A convertible preferred stock, $0.0001 par value per share, issued by LMC (“Preferred Stock”), subject to certain conditions.  Foxconn and the Company closed the initial investment under the Investment Agreement on November 22, 2022.

After the initial closing, however, Foxconn created delay and refused to honor its further obligations under the Investment Agreement, including the obligation to close on an additional $47.3 million investment into the Company (the “Subsequent Common Closing”), for which the Company believes all funding conditions had been satisfied.  As of the Petition Date, Foxconn continued to refuse to honor its obligation to consummate Subsequent Common Closing, starving the Company of needed capital Foxconn was required to contribute.  As of the Petition Date, the Company continued to experience severe liquidity constraints and, in light of such constraints and the additional circumstances leading to the commencement of the chapter 11 cases discussed in Article II.F below, the Company determined that filing for chapter 11 protection was in the best interest of its creditors and stakeholders.

As discussed in more detail below, on the Petition Date, the Company filed the Foxconn Adversary Proceeding in the Bankruptcy Court seeking relief for fraudulent and tortious conduct

[6]	On April 21, 2023, a certificate of cancellation was filed with the State of Delaware dissolving the parties’ joint venture.

as well as breaches of the Investment Agreement, the JV Agreement, the Plant APA, and the CMA that the Company believes were committed by Foxconn. The Company’s adversary complaint against Foxconn (the “Foxconn Complaint”), attached as Exhibit D, sets forth additional detail regarding the Company’s causes of action against Foxconn.  As further described in the Foxconn Complaint, the Company believes that Foxconn’s actions have caused substantial harm to the Company’s operations and prospects resulting in significant damages.

B.   The Debtors’ Corporate Structure

The Company is comprised of the three entities that are Debtors in these Chapter 11 Cases: (1) LMC; (2) Lordstown EV Corporation (“LEVC”); and (3) Lordstown EV Sales LLC (“LEVS”).  LMC is the publicly traded parent of the other Debtors.  LMC directly owns 100% of LEVC, which is the operating entity.  In turn, LEVC owns 100% of LEVS, an entity created for the purposes of vehicle sales.  An organizational chart depicting the Debtors’ overall ownership structure is attached hereto as Exhibit B.

C.  The Debtors’ Capital Structure

As of the Petition Date, none of the Debtors are borrowers or obligors with respect to any funded debt obligations.  Instead, the Debtors’ capital comes from the SPAC Merger, additional capital raises, and sales of LMC’s Preferred Stock and Common Stock, as well as the sale of the Plant to Foxconn.

As of the Petition Date, the Debtors had approximately $136 million in cash on hand, which the Debtors believe was and is entirely unencumbered by any liens, with the exception of (i) one $100,000 account related to the Debtors’ purchase card program, (ii) deposits with landlords, and (iii) customs bonds.

In addition, as of December 31, 2022, the Debtors estimated that they had valuable tax attributes including, without limitation, (i) federal NOLs of approximately $629.6 million, which generated a deferred tax asset of $132 million, (ii) local NOLs of approximately $327 million, which generated a deferred tax asset of $3.7 million, and (iii) an indeterminate amount of net unrealized built-in loss.  The amount of the Debtors NOLs may be higher upon emergence from these Chapter 11 Cases.7

As of the Petition Date, the Debtors estimated that there were 300,000 outstanding shares of Preferred Stock, all of which were held by Foxconn.  As of the Petition Date, there were 15,952,991 shares of Common Stock either outstanding or in the process of being settled for equity awards that vested prior to the Petition Date.  The foregoing total share number reflects a 1:15 reverse stock split (the “Reverse Stock Split”) that the Debtors implemented on May 23, 2023.  As of the Petition Date, Foxconn held approximately 8.4% of the Common Stock, excluding the impact of conversion of any of its Preferred Stock into Common Stock, and there were no other holders that held 5% or more of Common Stock.

[7]	As discussed in Article V.D.1.b of this Disclosure Statement, there may be limitations on the Debtors’ ability to use the NOLs.

Prior to the Petition Date, LMC’s Common Stock traded on the NASDAQ Global Stock Market under the symbol “RIDE.”  On the date prior to the Petition Date, the closing Common Stock share price was approximately $2.76.  On June 28, 2023, the Debtors received notification from Nasdaq that it was commencing a customary delisting process in light of the commencement of the Chapter 11 Cases. Trading of LMC’s Common Stock was suspended at the opening of business on July 7, 2023 and a Form 25 was filed with the SEC on July 27, 2023 to delist the Common Stock from Nasdaq. The delisting became effective August 6, 2023.  As a result, LMC’s Common Stock began trading on the OTC Pink Marketplace under the symbol “RIDEQ” on July 7, 2023, and such market is currently the only trading market for our Class A common stock.

D.  The Debtors’ Board and Management

LMC’s board of directors (the “Board of Directors”) has all such powers and does all such acts and things as may be exercised or done by the Corporation, subject, to the provisions of the General Corporation Law of the State of Delaware and LMC’s certificate of incorporation (as amended and restated) and bylaws.  Among other things, the Board of Directors oversees the Company’s management, reviews its long-term strategic planning, conducts board meetings, and exercises decision-making authority in key areas.

The following individuals are members of LMC’s Board of Directors served in such roles during the pendency of the Chapter 11 Cases (through the date hereof): (i) Daniel A. Ninivaggi, (ii) David Hamamoto, (iii) Dale Spencer, (iv) Keith Feldman, (v) Edward Hightower, (vi) Angela Strand, (vii) Jane Reiss, (viii) Laura Soave, and (ix) Joseph B. Anderson, Jr.

The following individuals are executive officers of the Company and have served in such roles during the pendency of the Chapter 11 Cases (through the date hereof): (i) Daniel A. Ninivaggi (Executive Chairman), (ii) Edward T. Hightower (Chief Executive Officer and President), (iii) Adam B. Kroll (Chief Financial Officer), (iv) Melissa A. Leonard (Executive Vice President, General Counsel & Secretary), and (v) Dr. Donna L. Bell (Executive Vice President, Product Creation, Engineering and Supply Chain).  Each of the foregoing individuals is a Chapter 11 Director & Officer, as such term is defined in the Plan.

Pursuant to the Debtors’ charters and bylaws, and certain prepetition indemnity and employment agreements, the Debtors have prepetition contractual obligations to indemnify current and former directors and officers under certain circumstances and, subject to certain limitations, to advance, directly pay, or reimburse reasonable expenses (including legal fees and disbursements) in advance of a final disposition of legal proceedings.

The Plan provides for the appointment of the New Board of the Post-Effective Date Debtors after the Effective Date, the composition of which shall be identified by the EC, with the consent of the Debtors (such consent not to be unreasonably withheld), and as set forth in the Plan Supplement.

E.   The Debtors’ Workforce and Facilities

As of the Petition Date, the Debtors had approximately 243 employees across three main locations in Lordstown, Ohio, Farmington Hills, Michigan, and Irvine, California.  Of these employees, approximately 225 were active full-time employees and approximately 18 were active hourly employees.

On May 9, 2023, the Debtors issued notices to 17 employees in the Farmington Hills, Michigan office location pursuant to the Worker Adjustment and Retraining Notification (“WARN”) Act.  29 U.S.C. §§ 2101–09.  On May 18, 2023, the Debtors issued a second round of WARN notices to 98 employees, all located in the Farmington Hills, Michigan office location.8  The Debtors notified these employees that permanent layoffs could begin as early as July 8, 2023 and no later than July 21, 2023.  These layoffs were due to insufficient funding resulting primarily from a dispute with Foxconn regarding its contractual obligations to LMC.  As a result of the various WARN notices and associated layoffs, the Debtors employ 88 employees as of the date of filing of this Disclosure Statement.

During September 2023, the Debtors issued a third round of WARN notices (together with the notices issued on May 9, 2023, and May 18, 2023, the “WARN Notices”) to approximately 45 employees assigned to its Farmington Hills, Michigan locations.  The Debtors notified these employees that permanent layoffs could begin between November 3 and November 10, 2023.  The Debtors also notified the relevant government authorities of the WARN Notices.

The Debtors have operated out of the following leased facilities: (1) office space leased from Foxconn at the Plant in Lordstown, Ohio (from which fewer than 6 employees currently operate); (2) two sites in Farmington Hills, Michigan, including space for engineering, product development, vehicle inspection and benchmarking, labs for testing, validation and prototyping, and corporate offices (from which approximately 50 employees currently operate); and (3) an engineering, vehicle development, and service center in Irvine, California, primarily for developing advanced electronic hardware and software for infotainment systems as well as vehicle cybersecurity, connected vehicle and fleet services systems (and from which fewer than 2 employees currently operate).  In addition, fewer than 10 of the Debtors’ employees currently work remotely, serving in managerial, administrative, sales, and research and development roles.9

Following the closing of the sale to LandX Motors Inc. described in Article III.C of this Disclosure Statement, the Debtors remaining employees will be working from one site in Farmington Hills, Michigan, the Plant in Lordstown, Ohio and remotely.

[8]	Some of these employees have been placed on administrative leave. Therefore, they are not reporting to work but are continuing to be paid.

[9]	All employee estimates in this paragraph are as of the date of filing of this Disclosure Statement.

F.   Prepetition Litigation

As of the Petition Date, the Debtors were party to numerous civil actions, including in various state and U.S. federal courts and investigations by the SEC (collectively, the “Prepetition Litigation”), as described below.

1.   SEC Investigation and Securities Actions

In February 2021, the SEC initiated an investigation (the “SEC Investigation”) related to the SPAC Merger with DiamondPeak and LMC’s reported pre-orders for vehicles, production timeline and certain other matters.  The SEC Investigation remains ongoing.  As of the date of this Disclosure Statement, the SEC has not Filed any Proofs of Claim against any Debtor, but the deadline for the SEC to File any such Claims (i.e., the Governmental Claims Bar Date of December 26, 2023 at 5:00 p.m. (ET)) has not yet passed.

In addition, on October 3, 2023, the SEC filed a motion [Docket No. 502] (the “Non-Dischargeability Extension Motion”), seeking to extend the time by which the SEC must file a complaint or take any other action that may be required, if any, to determine the dischargeability of a debt pursuant to Section 1141(d)(6) of the Bankruptcy Code.  On October 19, 2023, the Bankruptcy Court entered an order approving the Non-Dischargeability Extension Motion [Docket No. 589] and extending the SEC’s deadline to take action with respect to the dischargeability issue to November 10, 2023, without prejudice to the SEC’s right to seek further extensions or the rights of other parties in interest to oppose any such extensions.  To the extent that the SEC brings an action to determine that any debt of the Debtors owed to the SEC (or other Governmental Units) is non-dischargeable and the SEC prevails in such action, obligations of the Debtors owed to the SEC would become obligations of the Post-Effective Date Debtor, which could impact recoveries to Holders of Claims and Interests pursuant to the Plan.

Following the prepetition initiation of the SEC Investigation in February 2021, a series of plaintiffs brought class action and derivative suits against LMC, certain of its current and former directors and officers (“D&Os”) and/or employees.  The class actions and derivative actions include the following:

●	Ohio Securities Class Action. A consolidated securities fraud class action that was pending in the U.S. District Court for the Northern District of Ohio (the “Ohio District Court”) prior to the Petition Date, captioned In re Lordstown Motors Corp. Sec. Litig., No. 4:21-cv-616-DAR (N.D. Ohio) (the “Ohio Securities Class Action”). This matter consists of six consolidated putative securities fraud class action lawsuits in which certain putative class plaintiffs[10] assert claims against LMC, Lordstown EV Corp., and certain D&O defendants[11] for violations of Section 10(b), Section 14(a), Section 20(a),

[10]	The plaintiffs in the Ohio Securities Class Action are: George Troicky, Jesse Brury, FNY Managed Accounts LLC, Robert Palumbo, Matthew Rico, Raymond Romano, and Sulayman Zuod.

[11]

The D&O defendants in the Ohio Securities Class Action are: Stephen S. Burns, Shane Brown, Caimin Flannery, David T. Hamamoto, Julio Rodriguez, Phil Richard Schmidt, and Darren Post.  Of the D&O defendants in the Ohio Securities Class Action, only David Hamamoto (who served as a board member of LMC after the Petition Date) and Darren Post (who served as the Debtors’ Chief Engineer after the Petition Date) are and Section 20A of the Securities Exchange Act of 1934 (“Exchange Act”) and SEC Rule 10b-5 promulgated thereunder.  On November 9, 2021, the Debtors and D&O defendants filed a motion to dismiss the Ohio Securities Class Action. The motion was fully briefed by March 3, 2022 and was awaiting the court’s scheduling of a hearing and ruling as of the Petition Date.  Discovery was stayed pending resolution of the motion to dismiss.  As of the Petition Date, no deadline had been set for plaintiffs to seek class certification and no trial date had been set.  Following the Petition Date, on June 28, 2023 the Debtors and the D&O defendants filed a notice of bankruptcy filing, and on July 11, 2023, an amended notice of bankruptcy filing, stating that prosecution of any and all claims against the Debtors in the action is subject to the automatic stay imposed pursuant to section 362(a) of the Bankruptcy Code. On August 28, 2023, the Ohio District Court entered an order in the Ohio Securities Class Action stating that, given the notice of bankruptcy filing and “the resulting automatic stay of further proceedings, the pending motion to dismiss [ ] is denied without prejudice, subject to its potential re-filing following the lifting of the stay.”

The lead plaintiff in the Ohio Securities Class Action, George Troicky (the “Ohio Lead Plaintiff”) Filed (i) an unliquidated Proof of Claim against each of the Debtors on behalf of himself [Proof of Claim Nos. 1379, 1380, and 1394] and (ii) separately, a Proof of Claim in the face amount of “[n]o less than 695,000,000.00” against each of the Debtors, purportedly for himself and on behalf of the putative class that he represents in the Ohio Securities Class Action [Proofs of Claim No. 1368, 1426, and 1434].  The Ohio Lead Plaintiff has not filed a motion for entry of an order seeking certification of the putative class in the Ohio Securities Action and has not sought authority from the Bankruptcy Court to file its purported class Proof of Claim.  The Debtors dispute that the Ohio Lead Plaintiff has authority to File a class Proof of Claim in these Chapter 11 Cases.  The Debtors further dispute each of the Proofs of Claim filed by the Ohio Lead Plaintiff.

●	Delaware Shareholder Class Action. A consolidated stockholder class action was pending in the Delaware Court of Chancery prior to the Petition Date, captioned In re Lordstown Motors Corp. Stockholders Litig., C.A. No. 2021-1066-LWW (Del. Ch.) (“Delaware Shareholder Class Action”). This matter consists of two consolidated putative class action lawsuits filed by plaintiffs Benjamin Hebert and Atri Amin, respectively, asserting breach of fiduciary duty claims against certain D&O defendants.[12]

Chapter 11 Directors and Officers (as such term is defined in the Plan). All other D&O defendants in the Ohio Securities Class Action are Former Directors and Officers (as such term is defined in the Plan).

[12]

The D&O defendants in the Delaware Shareholder Class Action are: David Hamamoto, Mark Walsh, Andrew Richardson, Steven Hash, and Judith Hannaway.  DiamondPeak Sponsor LLC, a non-debtor entity that was involved in the SPAC Merger, was also named as a defendant, but was dismissed, without prejudice, by order entered by the chancery court on June 21, 2023.  Of the D&O defendants in the Delaware Shareholder Class Action, only David Hamamoto is a Chapter 11 Director and Officer (as such term is defined in the Plan).  All other D&O defendants in the Delaware Shareholder Class Action (i.e., Mark Walsh, Andrew Richardson, Steven Hash and Judith Hannaway and, collectively, the “Additional Delaware D&O Defendants”) are Former Directors and Officers (as such term is defined in the Plan) and the Debtors represent that none of the Additional Delaware D&O Defendants shall, at any time through the Effective Date, become a director or officer of the Debtors or otherwise become a Released Party (as such term is defined in the Plan).

On February 3, 2023, the D&O defendants filed an answer to the amended complaint.  Discovery has commenced.  While the Debtors were not named as a defendant, defendants have asserted indemnification rights against the Debtors and, on June 9, 2023, the chancery court granted, in part, a motion to compel document discovery from Debtor LMC.  On July 21, 2023, the plaintiffs filed a motion for class certification.  On August 21, 2023, the defendants in the action filed their answering brief. A trial date has been set for March 11, 2024.

As described in more detail below (in Article III.J), the Debtors brought an adversary proceeding to extend the automatic stay to the current and former directors and officers named in the Delaware Class Action. In the adversary proceeding, the Debtors sought a preliminary injunction to extend the automatic stay, which motion the Bankruptcy Court denied without prejudice.

●	Ohio Derivative Action. A derivative action that was pending in the U.S. District Court for the Northern District of Ohio prior to the Petition Date, captioned Thai v. Burns et al., No. 4:21-cv-01267 (N.D. Ohio) (“Ohio Derivative Action”). On June 30, 2021, Derivative Plaintiff An Thai brought this shareholder derivative lawsuit on behalf of LMC, as nominal defendant, against nineteen D&O defendants[13] asserting violations of Sections 14(a), 10(b), and 20(a), and for contribution under Sections 10(b) and 21D, of the Exchange Act, as well as claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. On October 21, 2021, the Court entered a stipulated stay of the action and scheduling order relating to defendants’ anticipated motion to dismiss and/or subsequent motion to stay that is conditioned on the resolution of the motion to dismiss in the Ohio Securities Class Action. Discovery had not yet commenced, and no trial date had been set. From and after the Petition Date, the Ohio Derivative Action was stayed by operation of the automatic stay.

●	District of Delaware Derivative Action. A consolidated derivative action was pending in the U.S. District Court for the District of Delaware prior to the Petition Date under lead case captioned In re Lordstown Motors Corp. Shareholder Derivative Litigation, No. 21-00604-SB (D. Del.) (“District of Delaware Derivative Action”). The matter consists of four consolidated shareholder derivative lawsuits filed between April 28, 2021 and July 9, 2021 by certain plaintiffs[14] on behalf of LMC, as nominal defendant,

[13]

The D&O defendants in the Ohio Derivative Action are: Stephen S. Burns, Phil Richard Schmidt, Julio Rodriguez, Angela Strand Boydston, Shane Brown, Michael Fabian, Keith A. Feldman, Michael D. Gates, David T. Hamamoto, Judith A. Hannaway, Steven R. Hash, Mickey W. Kowitz, Darren Post, Jane Reiss, Andrew C. Richardson, Martin J. Rucidlo, Dale G. Spencer, Chuan D. “John” Vo, and Mark A. Walsh.  Of the D&O defendants in the Ohio Derivative Action, David Hamamoto, Keith Feldman, Jane Reiss, Dale Spencer, Angela Strand, and Darren Post are Chapter 11 Directors and Officers (as such term is defined in the Plan).  All other D&O defendants in the Ohio Derivative Action are Former Directors and Officers (as such term is defined in the Plan).

[14]	The derivative plaintiffs are: Daniel J. Cohen, David M. Cohen, Alicia Kelley, Claude L. Patterson, Evaristo Sarabia, and Herbert Stotler.

against certain D&O defendants15 asserting violations of Section 10(b), Section 14(a), Section 20(a), and contribution for violations of Sections 10(b) and 21D, of the Exchange Act, as well as breach of fiduciary duty, insider selling, and unjust enrichment derivatively for the benefit of LMC.  On May 9, 2023, the Court re-issued a stay in the action pending resolution of the motion to dismiss in the Ohio Securities Class Action, discussed above, given the similarity in issues raised by the actions. As of the Petition Date, discovery had not yet commenced and no trial date had been set.  From and after the Petition Date, the District of Delaware Derivative Action was stayed by operation of the automatic stay.

●	Delaware Chancery Derivative Action. A consolidated derivative action was pending in the Delaware Court of Chancery prior to the Petition Date under lead case captioned In re Lordstown Motors Corp. Stockholder Derivative Litigation, C.A. No. 2021-1049-LWW (Del. Ch.) (“Delaware Chancery Derivative Action”). The matter consists of two consolidated shareholder derivative lawsuits filed on December 2, 2021 and February 18, 2022 by derivative plaintiffs David M. Cormier[16] and Janelle Jackson asserting derivative claims for breach of fiduciary duty and unjust enrichment against certain D&O defendants.[17] The matter is stayed pending resolution of the motion to dismiss in the Ohio Securities Class Action. As of the Petition Date, discovery had not yet commenced and no trial date had been set. From and after the Petition Date, the Delaware Chancery Derivative Action was stayed by operation of the automatic stay.

Prior to the Petition Date, the Debtors timely provided notice of claims under applicable D&O insurance policies with respect to each of the above-listed actions.

The Debtors’ D&O insurance program in effect from October 23, 2020 to October 23, 2022 (when claims were made with respect to the above-listed actions), were claims-made policies consisting of $50 million in total coverage under the Side ABC policies (“ABC Policies”), and Side A DIC policies (“Side A DIC Policies) with an additional $25 million in excess coverage. The excess policies under both the ABC Policies and the Side A Policies

[15]

The D&O defendants in the Delaware Derivative Action are: Stephen S. Burns, Phil Richard Schmidt, Julio Rodriguez, Michael Fabian, David T. Hamamoto, Mark A. Walsh, Andrew C. Richardson, Steven R. Hash, Judith A. Hannaway, Keith A. Feldman, Jane Reiss, Dale G. Spencer, Michael D. Gates, Mickey Kowitz, Angela Strand Boydston, and Martin J. Rucidlo.  Of the D&O defendants in the Delaware Derivative Action, David Hamamoto, Keith Feldman, Jane Reiss, Dale Spencer, Angela Strand, and Darren Post are Chapter 11 Directors and Officers (as such term is defined in the Plan). All other D&O defendants in the Delaware Derivative Action are Former Directors and Officers (as such term is defined in the Plan).

[16]	Lead plaintiff David M. Cormier has been replaced with lead plaintiff Ed Lomont in the Delaware Chancery Derivative Action.

[17]

The D&O defendants in the Delaware Chancery Derivative Action are: Keith A. Feldman, Michael D. Gates, David T. Hamamoto, Mickey Kowitz, Jane Reiss, Martin J. Rucidlo, Dale G. Spencer, Angela Strand, Shane Brown, Stephen S. Burns, Caimin Flannery, Darren Post, Julio Rodriguez, Phil Richard Schmidt, Chuan D. “John” Vo, Judith Hannaway, Steven R. Hash, Andrew C. Richardson, and Mark A. Walsh.  Of the D&O defendants in the Delaware Chancery Derivative Action, David Hamamoto, Keith Feldman, Jane Reiss, Dale Spencer, Angela Strand, and Darren Post are Chapter 11 Directors and Officers (as such term is defined in the Plan).  All other D&O defendants in the Delaware Chancery Derivative Action are Former Directors and Officers (as such term is defined in the Plan).

follow the form of the primary policies.  The primary insurer under the ABC Policies has taken the position that no coverage is available under such policies for the above-listed actions under an exclusion called the “Retroactive Date Exclusion,” and have reserved rights under other exclusions.  The primary insurer under the Side A DIC policies has issued a reservation of rights letter which, while not denying coverage, has cast doubt on the availability of coverage for at least some individuals and/or claims. The Debtors assert that coverage is available.  However, there can be no assurance that these efforts will be successful and that the Company will be able to access D&O insurance policies with respect to the above-listed actions.

The claimants in the Delaware Shareholder Class Action may have access to a policy that was in effect for DiamondPeak prior to the SPAC Merger, which SPAC Merger is discussed in Article II.A.1 of this Disclosure Statement.

As described in Article III.N of this Disclosure Statement, after the Petition Date, certain plaintiffs brough a putative class action against two of the Debtors’ current directors and officers.

As provided in Article V.L of the Plan, nothing in the Plan or the Confirmation Order will alter the Debtors’ or the post-effective date Debtors’ duties to preserve evidence related to the Ohio Securities Class Action, the Delaware Stockholder Class Action, or the Post-Petition Securities Action (defined below).  In addition, as detailed in Article III.E of this Disclosure Statement, the Debtors have retained Winston (defined below) to investigate the claims brought on behalf of the Debtors in the above-referenced derivative actions, the findings of which investigations will be shared with the UCC and the EC.

2.   Karma Litigation

On October 30, 2020, Karma commenced a suit against LMC and certain of its current and former executive officers and employees in the California District Court, Case No. 20-cv-02104 (the “Karma Action”), generally alleging misappropriation of trade secrets and intellectual property, conspiracy, breach of the parties’ non-disclosure agreement, interference with Karma’s employment contracts, RICO conspiracy, and violation of computer fraud statutes, and for injunctive relief and monetary damages based on a variety of claims and theories asserting very substantial losses by Karma and/or improper benefit to the Debtors.  On April 20, 2021, Karma filed an amended, operative complaint (the “Karma Complaint”). Karma has asserted its damages related to the complaint could exceed $900 million.

As discussed in more detail in Article III.K, the Debtors and Karma reached a settlement of the Karma Action and related matters, which the Bankruptcy Court approved on August 28, 2023.  The Debtors have made a $40 million settlement payment to Karma to resolve the disputes among the parties.

G.  Circumstances Leading to the Commencement of the Chapter 11 Cases

The Debtors filed the Chapter 11 Cases to maximize value by conducting a court-supervised sale process, reducing their cash burn to preserve resources, and centralizing the claims asserted by and against the Debtors to efficiently resolve those claims and provide meaningful recoveries to their creditors and, if sufficient, their shareholders.

As discussed in more detail in the Foxconn Complaint, attached as Exhibit D, Foxconn ultimately failed to live up to its commitments to, among other things, (i) support the Endurance, including by using its purchasing and supply chain capabilities to reduce the production cost of the vehicle, (ii) fund and work with the Company on future vehicle product development and be a preferred vehicle development partner in North America, and (iii) provide funding for general corporate purposes through the purchase of LMC’s stock.

Moreover, leading up to the Petition Date (including in light of Foxconn’s failure to fulfill its stock purchase commitments), the Company’s need for additional capital to remove the uncertainty surrounding the Company’s ability to execute its business plan and scale the Endurance became preeminent.  While Foxconn is contractually obligated to provide a meaningful amount of capital and critical operational support, it had repudiated its obligations.  Further, the Company did not believe that sufficient capital from other sources was available. Previously, in September 2021, the Company retained Jefferies LLC (“Jefferies”) to explore market alternatives, primarily relating to securing an OEM partner or investor (as opposed to an outright sale of assets, as is contemplated by the sale process discussed in more detail in Article III.C of this Disclosure Statement).  Through that separate prepetition capital raise process, the Company and Jefferies, in consultation with Foxconn, prepared a list of more than 50 potential investors and strategic OEM partners across the globe to be contacted.  While there was engagement from numerous potential parties, the prepetition capital raise process did not result in any actionable transactions.  Meanwhile, prior to the Debtors’ aggressive cost cutting actions taken shortly before the Petition Date, and ceasing production of the Endurance, the Debtors’ average cash burn had ranged from $10 million to $15 million per month.18

The market outlook as of the Petition Date, combined with the other factors discussed herein, made it unlikely that the Company’s prospects would change in the near future.  General market forces and outlooks, including rising interest rates and the availability of credit, as well as forecasts of a near term recession made raising capital extremely difficult.  Moreover, those general hardships were even more pronounced in the electric vehicle sector.  As evidenced by the Debtors’ prepetition capital raise and marketing process, there is a broadly negative investor sentiment towards publicly traded startup companies, and especially electric vehicle manufacturers.  Indeed, there have been almost no traditional marketed equity sales of size among small capitalization EV companies in over a year and every start-up EV company has sustained massive declines in market capitalization.  Moreover, from January 1, 2022 to April 19, 2023, even the largest U.S. OEMs (Ford, GM, and Tesla), experienced market capitalization declines of 45%, 47% and 57%, respectively, in comparison to only a 21% decline of the Russell 2000 index.

The Debtors also faced additional challenges to raising capital. Chief among these challenges was the lack of progress with the Debtors’ new vehicle program with Foxconn, the

[18]	As of the Petition Date, the Debtors had reduced their estimated monthly cash burn to approximately $5 million (excluding extraordinary costs and contingent liabilities).

prepetition disputes with Foxconn, and the substantial uncertainty related to the outcome of the Prepetition Litigations. That uncertainty contributed to the generally negative prepetition investor sentiment toward the Company, driving LMC’s stock price down over the past two years.  As of June 30, 2023, the Company reported a $75.0 million reserve accrued on account of the Prepetition Litigations, including for potential settlements, noting that the full range of possible outcomes could result in significantly higher liability.  The threat of this potentially significant loss, the Company’s need to divert resources to defending the Prepetition Litigations, and the lack of aid from insurers, and perhaps most importantly, the ongoing disputes with Foxconn, together created a significant obstacle to raising capital in size prior to the Petition Date.

Although the Company successfully reduced its cash burn—outperforming its liquidity forecasts in every fiscal quarter of 2022—and maintained sufficient cash to continue operations in the near term as of the Petition Date, time was and remains of the essence.  As of the Petition Date, the Debtors had approximately $136 million in cash and cash equivalents.  As of August 25, 2023, the Debtors estimated monthly cash burn was approximately $6.7 million (excluding extraordinary costs and contingent liabilities).

When it became clear that Foxconn would ultimately fail to live up to its commitments, the Company had no viable, stand-alone business model and its best option was to seek chapter 11 protection to pursue three main objectives: (i) undertake an efficient and value maximizing sale process for the Company’s assets under section 363 of the Bankruptcy Code, (ii) use the breathing spell afforded by the Bankruptcy Code to stay significant pending litigation and claims against the Company and efficiently and fairly liquidate all claims in a centralized forum, and (iii) reduce costs and minimize the Company’s operating cash burn.  The Company filed these Chapter 11 Cases to execute an expeditious strategic transaction and preserve as much value as possible for all stakeholders.

Shortly after the Petition Date, the Debtors finished the process of producing a limited number of Endurances that were still in production and ceased further meaningful production activities in order to preserve assets.  The Debtors have turned their focus to identifying one or more  transactions to maximize recoveries through the chapter 11 cases, including marketing and selling the Company and/or its assets pursuant to the sale process (the “Sale Process”) contemplated by the Bidding Procedures (defined below), which Sale Process is discussed in more detail in Article III.C below.

ARTICLE III

OVERVIEW OF THE CHAPTER 11 CASES

A.  Commencement of the Chapter 11 Cases

On June 27, 2023 (the “Petition Date”), the Debtors commenced the Chapter 11 Cases.  The Debtors continue managing their properties and operating their businesses as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code.

B.   First Day and Second Day Relief

1.   Operational First Day Motions and Relief Granted

On the Petition Date, the Debtors filed operational motions with the Bankruptcy Court seeking various forms of relief designed to facilitate a smooth transition for the Debtors into chapter 11 (collectively, the “First Day Motions”).  The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered, among others, orders:

●	Authorizing, but not directing, the Debtors to continue using their cash management system and other related relief, both on an interim [Docket No. 57] and a final basis [Docket No. 187];
●	Authorizing, but not directing, the Debtors to pay employee wages and related obligations, both on an interim [Docket No. 75] and a final basis [Docket No. 178];[19]
●	Authorizing, but not directing, the Debtors to pay critical vendors, both on an interim [Docket No. 58] and a final basis [Docket No. 185];
●	Authorizing, but not directing, the Debtors to pay certain taxes, both on an interim [Docket No. 59] and a final basis [Docket No. 177];
●	Authorizing, but not directing, the Debtors to pay certain customer obligations, both on an interim [Docket No. 62] and a final basis [Docket No. 186];
●	Establishing procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service, both on an interim [Docket No. 60] and a final basis [Docket No. 183];
●	Authorizing, but not directing, the Debtors to maintain their insurance programs, both on an interim [Docket No. 61] and a final basis [Docket No. 179]; and
●	Establishing notice and hearing procedures for trading in equity securities in the Debtors, both on an interim [Docket No. 63] and a final basis [Docket No. 180].[20]

2.   Procedural First and Second Day Motions

On and after the Petition Date, the Debtors also filed various procedural motions and applications regarding procedural issues in connection with the Chapter 11 Cases. The Bankruptcy Court granted substantially all of the relief requested in those procedural motions and entered, among others, orders:

●	Directing the joint administration of the Chapter 11 Cases for procedural purposes only [Docket No. 53];

[19]	Prior to entry of the final order granting such relief, the court entered an amended interim order [Docket No. 106].
[20]	In addition to the above-listed relief, on the Petition Date, the Debtors filed the Bidding Procedures Motion (defined below), as discussed in more detail in Article III.C below.

●	Confirming the worldwide automatic stay and certain other debtor protections under the Bankruptcy Code [Docket No. 78];
●	Extending the time to file schedules of assets and liabilities and statements of financial affairs [Docket No. 173];
●	Establishing procedures for the interim compensation and reimbursement of expenses of chapter 11 professionals [Docket No. 181]; and
●	Establishing procedures for the retention and compensation of professionals used by the Debtors in the ordinary course of their business [Docket No. 182].

C.  The Sale Process

Through the Chapter 11 Cases, the Debtors implemented a comprehensive marketing and sale process designed to result in a value maximizing sale of some, all, or substantially all of the Debtors’ assets.  The Debtors retained Jefferies as their investment banker to advise and assist with the sale and marketing process.  In addition, the Debtors filed their Motion for Entry of Orders (a) Establishing Bidding and Auction Procedures; (b) Scheduling Certain Dates with Respect Thereto; (c) Approving the Form and Manner of Notice Thereof; (d) Approving Contract Assumption and Assignment Procedures; and (e) Granting Other Related Relief [Docket No. 16] (the “Bidding Procedures Motion”) to obtain Bankruptcy Court approval and establishment of certain procedures relating to the sale process (the “Bidding Procedures”).  On July 27, 2023, the Court held a hearing to consider the Bidding Procedures Motion, and continued the hearing to August 3, 2023.  On August 8, 2023, the Court entered an order approving the Bidding Procedures Motion (the “Bidding Procedures Order”). [Docket No. 237].

Consistent with the terms of the Bidding Procedures Order, on September 12, 2023, the Debtors filed the Notice of Certain Modified Dates and Deadlines In Connection With Sale Process [Docket No. 418] (the “First Modification Notice”).  On September 19, 2023, the Debtors filed the Notice of Certain Further Modified Dates and Deadlines In Connection With Sale Process [Docket No. 434] (the “Second Modification Notice”).  On September 26, 2023, the Debtors filed the Second Notice of Certain Further Modified Dates and Deadlines In Connection With Sale Process [Docket No. 475] (the “Third Modification Notice”).  On September 29, 2023, the Debtors filed the Third Notice of Certain Further Modified Dates and Deadlines In Connection With Sale Process [Docket No. 484] (the “Fourth Modification Notice,” and together with the First Modification Notice, Second Modification Notice, and the Third Modification Notice, the “Modification Notices”), pursuant to which the Debtors provided notice to parties-in-interest in their chapter 11 cases of certain modified dates and deadlines in connection with the proposed sale.

The Debtors, with the assistance and advice of their professionals, conducted a comprehensive marketing process for the sale of assets consistent with the Bidding Procedures Order.  In connection with that marketing and sale process, the Debtors received a Qualified Bid from LAS Capital LLC, a Delaware limited liability company (“LAS Capital”) to purchase certain specified assets of Debtors.

Although the Debtors received several non-binding proposals for the purchase of specified assets, the Debtors through their Board of Directors, determined that none of these other proposals was a Qualified Bid in accordance with the Bidding Procedures and determined LAS Capital to be the successful bidder under the Bidding Procedures.  As a result, the Debtors cancelled the auction contemplated by the Bidding Procedures in accordance with the Bidding Procedures, and proceeded to seek Bankruptcy Court approval of the sale.

On September 29, 2023, the Debtors entered into an asset purchase agreement (including the exhibits and schedules, and as amended, supplemented, amended, and restated or otherwise modified from time to time, the “APA”) with LAS Capital and Mr. Stephen S. Burns, an individual, as guarantor of certain obligations of LAS Capital under the APA. Mr. Burns, whom the Debtors understand is the majority equity holder of LAS Capital, was the founder and former Chief Executive Officer and a member of the Board of Directors of LMC.  Additionally, Mr. Julio Rodriguez, whom the Debtors understand is one of the indirect managers of LAS Capital, was the former Chief Financial Officer of LMC.  Each of Mr. Burns and Mr. Rodriguez resigned from his respective position, as of June 14, 2021, and, each ceased being employed by and has had no management role with the Company since that time.  In connection with the Debtors’ sale process, LAS Capital, including Mr. Burns and Mr. Rodriguez, have not had and do not currently have any affiliation with the Company, other than as a third party bidder in the sale process.

On September 29, 2023, the Debtors filed a Notice of (I) Selection of Successful Bidder, (II) Cancellation of Auction, and (III) Sale Hearing (the “Notice of Successful Bidder”) [Docket No. 488], announcing that the Debtors selected LAS Capital as the Successful Bidder, subject to Court approval and that the Debtors would seek the Bankruptcy Court’s approval of, and to consummate, the proposed sale of certain specified assets to LAS Capital, which approval the Debtors later obtained (as detailed below).

Pursuant to the APA, LAS Capital agreed to acquire certain specified assets of the Debtors related to the design, production and sale of electric light duty vehicles focused on the commercial fleet market, as well as certain laptop computers, tools, equipment, and information technology assets (collectively, the “Purchased Assets”) free and clear of liens, claims, encumbrances, and other interests, and assume certain specified liabilities of the Selling Entities (collectively, the “Liabilities” and such acquisition of the Purchased Assets and assumption of the Liabilities together, the “Transaction”) for a total purchase price of approximately $10.2 million in cash (the “Purchase Price”).  In accordance with the Bidding Procedures Order, LAS Capital deposited $1 million of the Purchase Price into an escrow account as a good faith deposit which amount will either (i) be credited to the Purchase Price payable at the closing and released to the Debtors, (ii) be released to the Debtors upon the termination of the APA in certain circumstances in which LAS Capital has breached the APA, or (iii) be released to LAS Capital if the APA is terminated for other reasons.  If the APA is terminated in certain circumstances in which LAS Capital has breached the APA, LAS Capital will also be required to pay the Debtors a termination fee of $4 million.  Mr. Burns has guaranteed the obligations of LAS Capital under the APA, subject to a cap on such guarantee equal to the Purchase Price plus expenses incurred enforcing the terms of the APA.  Mr. Burns is a party to the APA solely for the purpose of such guarantee and certain other specified provisions.

The APA contains customary representations, warranties and covenants of the parties for a transaction involving the acquisition of assets from a debtor in bankruptcy.  None of the representations, warranties or pre-closing covenants contained in the APA survive the closing nor does the APA provide for indemnification for any breach of such representations, warranties or covenants.  The completion of the Transaction is subject to a number of customary conditions, which, among others, include the entry of an order of the Bankruptcy Court authorizing and approving the Transaction, the performance by each party of its obligations under the APA and the accuracy of each party’s representations. The APA contains certain termination rights for both the Company and LAS Capital, including the right to terminate the APA if the Transaction is not consummated by October 31, 2023, or to the extent the Board of Directors of the Debtors determines that proceeding with the transactions contemplated by the APA or failing to terminate the APA would be inconsistent with its fiduciary duties.

On October 13, 2023, LAS Capital sent notice to the Debtors that LAS Capital will assign rights to acquire the Assets to its affiliate, LandX Motors Inc. (“LandX”), as assignee, and that LandX will be the Purchaser under the APA.

On October 18, 2023, the Bankruptcy Court held a hearing (the “Sale Hearing”) to consider approval of the sale transaction and entry into the APA.  At the Sale Hearing, the Bankruptcy Court approved the sale and, thereafter, entered an order [Docket No. 586], among other things, authorizing and approving the sale, authorizing the Debtors to enter into and perform their obligations under the APA, and authorizing the assumption and assignment of certain contracts in connection with the sale (the “Sale Order”).

At the conclusion of the Sale Hearing, the Bankruptcy Court entered the Sale Order.  On October 27, 2023 the sale Transaction contemplated under the APA closed.

The foregoing summary of the APA and Sale Order does not describe all of the terms of such documents and is qualified in its entirety by reference to the full text of the APA and Sale Order.

D.  Potential Assumption, Assignment, and Rejection of Executory Contracts and Unexpired Leases

Pursuant to the Bidding Procedures Order, on August 21, 2023, the Debtors filed the Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts [Docket No. 280] (the “Original Cure Notice”), which pursuant to the Bidding Procedures Order, listed one or more of the executory contracts and unexpired leases that the Debtors may potentially assume and assign to the successful bidder on their assets pursuant to section 365 of the Bankruptcy Code.  The Original Cure Notice was for the purposes of fixing the amounts necessary to cure all defaults under the agreements listed on the cure notice in the event that the Debtors later moved to assume and assign such agreements to a successful bidder and did not serve as a notice that the Debtors would, in fact, be assuming or assigning the agreements listed in such notice.

On September 27, 2023, the Debtors filed the Supplemental Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts [D.I. 482] (the “First Supplemental Cure Notice”), which pursuant to the Bidding Procedures Order, amended the cure amount previously listed in the Original Cure Notice for one contract included on the Original Cure Notice.

On September 29, 2023, the Debtors filed the Second Supplemental Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts [D.I. 492] (the “Second Supplemental Cure Notice”) to inform certain contract counterparties not listed on the Original Cure Notice of cure amounts, if any, that the Debtors believe must be paid to cure any prepetition defaults and pay all amounts accrued under the agreements with such parties listed in the Second Supplemental Cure Notice.  This Second Supplemental Cure Notice is for the purposes of fixing cure amounts with respect to the Supplemental Potentially Assumed Agreements and does not serve as a notice that the Debtors will, in fact, be assuming or assigning the agreements listed in the Second Supplemental Cure Notice.

As of the date of this Disclosure Statement, the Debtors have not filed any motion to reject any executory contract or unexpired lease.  However, the Debtors anticipate that they will reject most, if not all, of their executory contracts and unexpired leases (subject to Bankruptcy Court approval), absent finding a counterparty that is willing to be assigned such agreements, which the Debtors do not currently anticipate.  Under the Plan, all executory contracts not expressly assumed by Bankruptcy Court order are deemed rejected.

E.   Retention of Debtors’ Chapter 11 Professionals

On July 6, 2023, the Debtors filed applications to retain certain professionals to assist the Debtors in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases. [Docket Nos. 87, 88, 90, 91].  The Debtors’ professionals include: (i) White & Case LLP as bankruptcy counsel; (ii) Womble Bond Dickson (US) LLP (“Womble”) as proposed co-counsel; (iii) Silverman Consulting Inc., as financial advisor; (iv) Jefferies LLC as investment banker; and (v) Kurtzman Carson Consultants, LLC as administrative agent and solicitation agent.  On July 27, 2023, the Bankruptcy Court entered the orders approving the retention of White & Case LLP, Silverman Consulting Inc., Jefferies LLC and Kurtzman Carson Consultants, LLC.  [Docket Nos. 174, 175, 176, 188].

Initially, the Debtors sought to retain Richards, Layton & Finger (“RLF”) as proposed co-counsel to the Debtors.  The Debtors’ filed an application to retain RLF as co-counsel on July 6, 2023.  [Docket No. 89].  On August 18, 2023, the U.S. Trustee filed an objection to the Debtors’ application to retain RLF.  [Docket No. 267].  At a hearing on October 5, 2023, the Bankruptcy Court denied RLF’s retention application.  Thereafter, the Debtors determined to retain Womble. Womble’s retention remains subject to Bankruptcy Court approval as of the date of filing this Disclosure Statement.

On August 15, 2023 and August 18, 2023, respectively, the Bankruptcy Court approved the Debtors’ applications to retain Baker & Hostetler LLP as special litigation and corporate counsel for the Debtors and to retain KPMG LLC to provide audit services to the Debtors.  [Docket Nos. 254, 265].

F.   Appointment of Derivative Claims Oversight Committee and Retention of Special Litigation Counsel

Prior to the Petition Date, Winston & Strawn LLP (“Winston”) had been retained by one or more of the Debtors since November 2021 for various purposes. From approximately January 2022 through approximately September 2022, Winston advised the Board of Directors in reviewing and evaluating two stockholder derivative demand letters concerning, in principal part, the production schedule and demand for the Company’s Endurance truck (the “Demands”).  The allegations in the Demands were substantially similar to those asserted on behalf of the Debtors in the above-referenced derivative actions (each as described more fully in Article II.E.1 of this Disclosure Statement).

On August 29, 2023, the Board of Directors of LMC adopted a resolution to form an oversight committee (the “Derivative Claim Oversight Committee”) to evaluate the derivative claims (the “Derivative Claims”) asserted on behalf of the Debtors in the (i) Ohio Derivative Action, (ii) District of Delaware Derivative Action, and (iii) Delaware Chancery Derivative Action ((i)-(iii) collectively, the “Derivative Actions”), each as described more fully in Article II.E.1 of this Disclosure Statement.  By the resolution, the Board of Directors of LMC appointed three board members to the Derivative Claim Oversight who are not named in any of the Derivative Actions or subject to any Derivative Claims.  Further, the board determined through the resolution that any initiation, prosecution, waiver, release, settlement, disposition, or resolution of any Derivative Claims should be evaluated and recommended by the Derivative Claim Oversight Committee prior to the board making any decision with respect any such initiation, prosecution, waiver, release, settlement, disposition, or resolution of any Derivative Claim.

On October 4, 2023, the Bankruptcy Court approved the Debtors’ application to retain Winston as special litigation counsel in these chapter 11 cases [Docket No. 508].  Winston has been retained by the Debtors for the purpose of investigating the Derivative Claims (the “Derivative Claims Investigation”).  Pursuant to the order entered by the Bankruptcy Court authorizing the Debtors to retain Winston, the Debtors shall advise both the UCC and the EC of the conclusions reached by Winston and the basis for those conclusions.  [Docket No. 508, ¶ 4].

G.  Appointment of UCC

On July 11, 2023, the U.S. Trustee appointed the official committee of unsecured creditors (as such committee may be reconstituted from time to time, the “UCC”), pursuant to section 1102 of the Bankruptcy Code, to represent the interests of unsecured creditors in the Chapter 11 Cases.  [Docket Nos. 96, 99].  The members of the UCC are: (a) Barry L. Leonard & Co. Inc., (b) Superior Cam Inc., and (c) SA Automotive Ltd.

On August 23, 2023, the Bankruptcy Court entered orders approving the UCC’s applications to retain Troutman Pepper Hamilton Sanders LLP as counsel and to retain Huron Consulting Group Inc. as financial advisor.  [Docket Nos. 294 and 295].

H.  Appointment of the EC

On September 7, 2023, the U.S. Trustee appointed the official committee of equity security holders (as such committee may be reconstituted from time to time, the “EC”), pursuant to section 1102 of the Bankruptcy Code.  [Docket No. 375]. The members of the EC are: (a) Crestline Management, L.P., (b) Pertento Partners LLP, (c) Esopus Creek Value Series Fund LP – Series “A,” and any other members of the EC that may serve from time to time.

On October 16, 2023, the Bankruptcy Court entered orders approving the EC’s applications to retain Brown Rudnick LLP and Morris James LLP as co-counsel and to retain M3 Partners, LP as financial advisor [Docket Nos. 558, 559, and 560].

I.    Schedules and Statements and Claims Bar Dates

On August 1, 2023, the Debtors filed their schedules of assets and liabilities and statements of financial affairs [Docket Nos. 211-217].

On August 4, 2023, the Debtors filed a motion [Docket No. 228] (the “Bar Date Motion”) requesting that the Bankruptcy Court establish certain deadlines related to filing proofs of claim.  No party objected to the Bar Date Motion.  On August 24, 2023, the Bankruptcy Court entered an order granting the Debtors’ Bar Date Motion and established the following deadlines for parties to file proofs of claim:

(i)	October 10, 2023 at 5:00 p.m. (ET) as the deadline for all persons and entities (excluding governmental units as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim in the Chapter 11 Cases (the “General Bar Date”);

(ii)	December 26, 2023 at 5:00 p.m. (ET) as the deadline for governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim in the Chapter 11 Cases (the “Governmental Bar Date”);

(iii)	The later of (a) the General Bar Date or the Governmental Bar Date (if a governmental unit is the counterparty to applicable executory contract or unexpired lease) and (b) 5:00 p.m. (ET) on the date that is 30 days after the service of an order of the Bankruptcy Court authorizing the Debtors’ rejection of the applicable executory contract or unexpired lease; as the deadline for all Holders of a claim that arises from the Debtors’ rejection of an executory contract or unexpired lease to file proofs of claim in the Chapter 11 Cases (“Rejection Damages Bar Date”); and

(iv)	the Amended Schedule Bar Date (as defined in the Bar Date Order, and together with the General Bar Date, the Governmental Bar Date, and the Rejection Bar Date, the “Bar Dates”) as the later of (a) the General Bar Date or the Governmental Bar Date (if the applicable amendment relates to a claim of a Governmental Unit) and (b) 5:00 p.m. (Prevailing Eastern Time) on the date that is 30 days after the claimant is served with notice of the applicable amendment or supplement to the Bankruptcy Schedules.

J.   Exclusivity

Exclusivity Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”).  In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.

The Exclusive Periods currently remain in effect.  On September 1, 2023, the Debtors filed the Initial Plan.  Given that the Debtors filed the Proposed Plan within 120 days of the Petition Date, under section 1121(c)(2) of the Bankruptcy Code, absent an order of the Court, no other party-in-interest can file a competing plan in these Chapter 11 Cases at this time.  But for the filing of the Initial Plan, the Exclusive Plan Period and the Exclusive Solicitation Period would have expired on October 25, 2023, and December 26, 2023, respectively, absent further order of the Court.

Notwithstanding the filing of the Initial Plan, out of abundance of caution, on October 4, 2023, the Debtors filed a motion [Docket No. 515] (the “Exclusivity Motion”) to extend the Exclusive Plan Period and the Exclusive Solicitation Period to January 31, 2023.  On October 16, 2023, the Bankruptcy Court entered an order [Docket No. 561] approving the Exclusivity Motion.

K.  The Foxconn Adversary Proceeding

Concurrently with the commencement of the Chapter 11 Cases, the Debtors filed an adversary proceeding against Foxconn, captioned Lordstown Motors Corp. et al. v. Foxconn Ventures Pte. Ltd. et al., Adv. Proc. No. 23-50414 (MFW) (Bankr. D. Del.) (the “Foxconn Adversary Proceeding”).  The Debtors intend to vigorously prosecute the Foxconn Adversary Proceeding.  The Plan expressly permits the Post-Effective Date Debtors to continue to pursue all of the Causes of Action set forth in the Foxconn Adversary Proceeding.   On August 29, 2023, the Bankruptcy Court approved the parties’ Stipulation Extending Response Deadline to extend the Foxconn’s deadline to respond to the Foxconn Complaint to September 29, 2023.  [Adv. Pro. Docket No. 7-1].

On September 29, 2023, Foxconn filed a motion to dismiss all counts of the Foxconn Complaint and brief in support of the same (the “Foxconn Adversary Motion to Dismiss”).  [Adv. Pro. Docket Nos. 8 and 9].  The Debtors’ believe that the Foxconn Adversary Motion to Dismiss is without merit and intend to respond accordingly and to continue to pursue their claims against Foxconn.

The Debtors’ deadline to object to the Foxconn Adversary Motion to Dismiss is November 6, 2023.  Foxconn’s deadline to file a reply in support of the Foxconn Adversary Motion to Dismiss is November 30, 2023.

L.   Foxconn’s Motion to Dismiss or Convert the Chapter 11 Cases

On July 20, 2023, Hon Hai Precision Industry Co., Ltd. (a/k/a Hon Hai Technology Group), Foxconn EV Technology, Inc., and Foxconn EV System LLC filed a motion to dismiss the Chapter 11 Cases or to convert the cases under chapter 7 of the Bankruptcy Code [Docket No. 131] (the “Foxconn Chapter 11 Motion to Dismiss”).  The movants alleged that the Debtors filed the Chapter 11 Cases in bad faith, that the Debtors did not have a reasonable likelihood of rehabilitation, and that dismissal or conversion would have benefited the Debtors’ creditors.

On August 21, 2023, the Debtors filed an objection to the Foxconn Chapter 11 Motion to Dismiss.  [Docket No. 282].  On August 22, 2023, the UCC filed a statement in response to the Foxconn Chapter 11 Motion to Dismiss stating the reasons it believes that dismissal or conversion of the Chapter 11 Cases is not warranted at this time.  [Docket No. 286].  On August 27, 2023, Foxconn filed a reply in further support of the Foxconn Chapter 11 Motion to Dismiss. [Docket No. 330].

At a hearing before the Bankruptcy Court on August 28, 2023, the Bankruptcy Court denied the Foxconn Chapter 11 Motion to Dismiss and found that there was no evidence that the Chapter 11 Cases were filed in bad faith, the Debtors had a legitimate bankruptcy purpose in commencing the Chapter 11 Cases, and that it would not be in the best interest of creditors or equity holders to dismiss or convert the Chapter 11 Cases.  On August 29, 2023, the Bankruptcy Court entered an order denying the Foxconn Chapter 11 Motion to Dismiss.  [Docket No. 348].

M.  The Debtors’ Preliminary Injunction Proceeding

On July 5, 2023, the Debtors filed a complaint for injunctive relief [Adv. Proc. Case No. 23-50428, Adv. Docket No. 1] initiating an adversary proceeding (the “Stay Extension Adversary”) to extend the automatic stay to claims against certain of the Debtors’ current and former directors and officers in the Delaware Class Action, which action is described in more detail above in Article II.E.1.  Concurrently with filing the complaint, the Debtors filed a  motion and brief in support thereof [Adv. Proc. Case No. 23-50428, Adv. Docket Nos. 2 & 3], seeking a preliminary injunction extending the automatic stay to the non-debtor defendants in the Delaware Class Action.  At a hearing before the Bankruptcy Court on August 3, 2023, the Bankruptcy Court denied the request to extend the automatic stay to non-Debtor entities.  The court entered an order memorializing the ruling on August 17, 2023.  [Adv. Proc. Case No. 23-50428, Adv. Docket No. 34].  On August 28, 2023, the court entered an order approving the parties’ stipulation to stay the Stay Extension Adversary Proceeding.  [Adv. Proc. Case No. 23-50428, Adv. Docket No. 36].

N.  Karma Developments and Settlement

As detailed above in Article II.E.2, the Debtors and certain of their current and former directors, officers, and employees are party to the prepetition Karma Action, which seeks injunctive relief and damages against the defendants in the Karma Action in excess of $900 million related the defendants’ alleged misappropriation of trade secrets and intellectual property, conspiracy, breach of contract, tortious interference with contract, and violation of the computer fraud statutes.

On June 27, 2023, LMC filed a suggestion of bankruptcy and notice of automatic stay in the California District Court Action, which was amended on June 28, 2023.  In light of the Chapter 11 Cases, the California District Court orally stayed the California District Court Action, but did not vacate the September trial date.

On July 5, 2023, Karma filed, with the Bankruptcy Court, a motion for relief from the automatic stay [Docket No. 82] (the “Stay Relief Motion”), seeking relief from the automatic stay to continue the California District Court Action in the California District Court, to which the Debtors filed an objection on July 19, 2023 [Docket No. 122] and the UCC filed an objection on July 20, 2023 [Docket No. 128].  On July 13, 2023, the Debtors filed a motion to establish procedures and a schedule to estimate the amount of the claim held by Karma [Docket No. 108] (the “Estimation Motion”).

On July 20, 2023, Karma filed an objection to the Estimation Motion [Docket No. 126] and the Bidding Procedures Motion [Docket No. 127].  In connection with its objections to the Estimation Motion and the Bidding Procedures Motion, Karma alleged that the Debtors had misappropriated Karma’s trade secrets and intellectual property, had incorporated such intellectual property into the Debtors’ alleged property and products, and that neither the Bidding Procedures nor any Sale should be approved absent a judicial determination of the parties’ respective property rights pursuant to an adversary proceeding under Bankruptcy Rule 7001.

On July 24, 2023, Karma filed its reply in support of the Stay Relief Motion [Docket No. 144], and the Debtors filed replies in support of Bidding Procedures Motion [Docket No. 154] and the Estimation Motion [Docket No. 155].

On July 27, 2023, the Court held a hearing on the Stay Relief Motion, the Bidding Procedures Motion, and the Estimation Motion, among other matters.  At such hearing, the Court (a) continued the hearing with respect to the Bidding Procedures Motion, (b) granted Karma’s Stay Relief Motion, and (c) determined that the Estimation Motion was moot.  On July 31, 2023, the Court entered the order granting the Stay Relief Motion [Docket No. 206] (the “Stay Relief Order”), thereby permitting Karma to proceed with the Karma Action through a jury verdict, judgment, and post-trial motions.  Absent resolution, the Karma Action was set to proceed to trial beginning on September 12, 2023 in the United States District Court for the Central District of California.

On August 14, 2023, the Debtors and Karma entered into a Settlement Agreement and Release memorializing an agreement to consensually resolve the claims asserted in the Karma Action (the “Karma Settlement Agreement”).  On August 15, 2023, the Debtors filed a motion [Docket No. 248] with the Bankruptcy Court seeking approval of the Settlement Agreement (the “Karma Settlement Motion”). A copy of the Karma Settlement Agreement is attached to the Debtors’ proposed order approving the Settlement Agreement filed with the Bankruptcy Court [Docket No. 248-2]. Subject to the terms and conditions set forth in the Karma Settlement Agreement and its exhibits, the settlement terms include: (i) a $40 million settlement payment by the Company to Karma (the “Karma Settlement Payment”), of which $5 million is allocated to a royalty with respect to the license described in (ii) of this paragraph, (ii) a worldwide, non-

exclusive, transferable, royalty-free (except for the full Karma Settlement Payment including the License Payment or Royalty therein (as defined in the Settlement Agreement)), fully paid-up, sublicensable, perpetual and irrevocable license granted by Karma to the Company and any of the Company’s assignees, which license will permit the Company or its assigns to use the intellectual property and technology, including patents, copyrights, software rights, know-how, design rights, database rights, and trade secrets, which Karma alleges in the Karma Action that the Company has misappropriated, (iii) mutual releases, and (iv) dismissal of the Karma Action, with prejudice as to all defendants after an approval order by the Bankruptcy Court is final and no longer subject to any appeal.

On August 28, 2023, with no objections to the Karma Settlement Motion, the Bankruptcy Court entered an order granting the Karma Settlement Motion and approving the Karma Settlement.  [Docket No. 334].  The Company made the Karma Settlement Payment on August 28, 2023.

O.  Post-Petition Directors and Officers Litigation

After the Petition Date, on July 26, 2023, plaintiff Bandol Lim filed a putative securities class action against the Debtors’ current Chief Executive Officer (Edward Hightower) and Chief Financial Officer (Adam Kroll) in the United States District Court for the Northern District of Ohio, styled Bandol Lim v. Edward Hightower et al., No. 4:23-cv-01454-BYP (N.D. Ohio) (the “Post-Petition Securities Action,” and together with the Ohio Securities Class Action and the Delaware Shareholder Class Action, the “Putative Class Actions”).  In the complaint filed in the Post-Petition Securities Action, plaintiff alleges claims arising from the purchase or acquisition of securities of Lordstown Motors Corp. between August 4, 2022 through and including June 26, 2023. On September 25, 2023, plaintiffs in the Post-Petition Securities Action, Bandol Lim, Richard Dowell, and Nico Gatzaros (collectively, the “RIDE Investor Group”) filed a motion seeking, among other things, to appoint the RIDE Investor Group as lead plaintiff in the Post-Petition Securities Action

As provided in Article V.L of the Plan, nothing in the Plan or the Confirmation Order will alter the Debtors’ or the Post-Effective Date Debtors’ obligations under applicable law to preserve evidence related to the Post-Petition Securities Action.

None of the Debtors are named in the Post-Petition Securities Action.  However, each of the members of the RIDE Investor Group Filed Proofs of Claim [Proof of Claim Nos. 802, 809, and 816] (the “RIDE Proofs of Claims”) against Debtor LMC, purportedly on behalf of themselves and the putative class in the Post-Petition Securities Action, in an unliquidated amount.  The RIDE Investor Group has not filed a motion for entry of an order seeking certification of the putative class in the Post-Petition Securities Action and has not sought authority from the Bankruptcy Court to file its purported class Proofs of Claim.  The Debtors dispute, and intend to object to, each of the RIDE Proofs of Claim.  The Debtors further dispute that the members of the Ride Investment Group have authority to File Proofs of Claim on behalf of the putative class in the Post-Petition Securities Action.

In addition, Messrs. Hightower and Kroll contend that they are both insureds under the directors’ and officers’ insurance policies of the Debtors that are currently in effect (the “Current D&O Policies”).21  The Current D&O Policies are as follows:

Insurer	Policy Number	Policy Type	Policy Limit
Berkley Insurance Company	BPRO8085893	Primary D&O	$5,000,000
XL Specialty Insurance Company	ELU186243-22	Excess D&O	$5,000,000
National Union Fire Insurance Company of Pittsburgh, Pa.	01-615-95-98	Excess D&O	$5,000,000
Allied World Specialty Insurance Company	0312-5573	Excess D&O	$5,000,000
Continental Casualty Company	652471831	Excess D&O	$5,000,000
SiriusPoint Bermuda Insurance Company	101-XDO-1057-102	Excess D&O	$5,000,000
Associated Industries Insurance Company Inc.	ANV146198A	Excess D&O	$5,000,000
Fair American Insurance and Reinsurance Company	MLX-1001760-00	Excess D&O	$5,000,000
Endurance Assurance Corporation	ADL30026702600	Side A DIC	$5,000,000
XL Specialty Insurance Company	ELU186245-22	Excess Side A DIC	$5,000,000
RSUI Indemnity Company	NHS702385	Excess Side A DIC	$5,000,000
National Union Fire Insurance Company of Pittsburgh Pa.	01-615-96-00	Excess Side A DIC	$5,000,000
Lloyd’s Underwriter Syndicate No 0033	FSGDO2201691	Excess Side A DIC	$5,000,000
Samsung Fire & Marine Insurance Co., Ltd.	SGC 0857-01	Excess Side A DIC	$5,000,000
Westfield Specialty Insurance Company	XSA-00017G6-00	Excess Side A DIC	$5,000,000

[21]

For the avoidance of any doubt, the Debtors understand that Messrs. Hightower and Kroll assert a right to insurance coverage under all of the Debtors’ Insurance Policies under which they are entitled to coverage pursuant to such policy’s terms, whether the Current D&O Policies or any of the Debtors’ other D&O Liability Insurance Policies.

Each of the Current D&O Policies has an effective policy period of October 23, 2022 to April 23, 2024.22  Further, each of the Current D&O Policies is a “claims made” policy, meaning that they provide coverage for claims first asserted during the applicable policy period.

The Ohio Securities Class Action and the Delaware Shareholder Class Action were both filed before the Current D&O Policies incepted and, therefore, the Current D&O Policies have not applied to those actions.  Accordingly, any recoveries by Holders from insurance in connection with claims alleged on the same or similar basis as those in the Ohio Securities Class Action or the Delaware Class Action are unlikely to impact proceeds available under the Current D&O Policies.

As of the date of this Disclosure Statement, the Debtors are not aware of any actions other than the Post-Petition Securities Action that implicate the Current D&O Policies.

On September 19, 2023, Messrs. Hightower and Kroll filed a motion [Docket No. 437] (the “D&O Stay Relief Motion”) for relief from the automatic stay, to the extent applicable, to permit payment, reimbursement and/or advancement of defense costs and fees, and related expenses under the applicable directors and officers insurance policies.  On October 2, 2023, The Bankruptcy Court entered an order [Docket No. 495] approving the D&O Stay Relief Motion and modifying the automatic stay, to the extent applicable, solely to the extent necessary to permit and authorize the Debtors to make payments to or for the benefit of Messrs. Hightower and Kroll, for the reimbursement and payment of costs covered by the applicable insurance policy that are incurred in connection with the Post-Petition Securities Action, under and in accordance with the terms of the applicable directors and officers insurance policies.

ARTICLE IV

THE PLAN

A.  Overview of the Plan

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTING THE PLAN AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AND TO THE EXHIBITS ATTACHED THERETO.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO

[22]

Prior to the Petition Date, the Debtors extended the terms of the D&O Policies—which previously ended October 23, 2023—to April 23, 2024, and also purchased a six year run-off coverage of additional coverage upon emergence from bankruptcy.

THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS AND OTHER PARTIES IN INTEREST.

HOLDERS OF CLAIMS AND INTERESTS SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

A central component of the Plan is to provide distributions to Holders of Claims, prosecute the Debtors’ causes of action, including against Foxconn, optimize the tax efficiency of the Debtors and Post-Effective Date Debtors, and preserve the Debtors’ Common Stock Interests, including for the purpose of making future distributions.

In general, a chapter 11 plan (a) divides claims and equity interests into separate classes, (b) specifies the consideration that each class is to receive under the plan and (c) contains other provisions necessary to implement the plan. Under the Bankruptcy Code, “claims” and “equity interests,” rather than “creditors” and “shareholders,” are classified because creditors and shareholders may hold claims and equity interests in more than one class. Under section 1124 of the Bankruptcy Code, a class of claims is “impaired” under a plan unless the plan (a) leaves unaltered the legal, equitable, and contractual rights of each holder of a claim in such class or (b) provides, among other things, for the cure of certain existing defaults and reinstatement of the maturity of claims in such class. Under the Plan, Classes 3, 7, 8, and 9 are Impaired, and Holders of Claims or Interests in Classes 3, 7, 8, and 9 are entitled to vote to accept or reject the Plan unless a Holder’s Claim is subject to an objection filed by the Debtors.  Ballots are being furnished herewith to all Holders of Claims or Interests in Classes 3, 7, 8, and 9 that are entitled to vote to facilitate their voting to accept or reject the Plan.  Classes 1, 2, 4, 5, 6, and 10 are Unimpaired under the Plan and therefore deemed to accept the Plan.  Holders of Interests in Class 5 will be furnished with Ballots to facilitate provisional voting to accept or reject the Plan.

The Plan provides for full payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, if any, Allowed Priority Claims, if any, and Allowed Secured Claims, if any, in accordance with the provisions of the Bankruptcy Code as well as payments to Allowed General Unsecured Claims, which are expected to fully satisfy such Claims with interest at the legal rate.  The Plan further provides for the preservation of Interests, including for the purpose of making future distributions thereto.

Following confirmation of the Plan, the Plan will become effective (as such term is used in section 1129 of the Bankruptcy Code) on the first Business Day on which all the conditions to the occurrence of the Effective Date, as specified in Article X.A of the Plan have been satisfied or waived in accordance with the provisions of Article X.B of the Plan.  The satisfaction of certain of the conditions to the occurrence of the Effective Date is beyond the control of the Debtors, and there is no assurance that the Debtors will waive or extend the deadline for the occurrence of the Effective Date or any other condition.  Thus, it is possible that the Plan will not be confirmed and consummated in the time contemplated.

B.   Unclassified Claims

1.   Unclassified Claims Summary

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the classification of Claims and Interests set forth in Article III of the Plan.  The Claim recoveries for such unclassified Claims are set forth below:

Claim	Plan Treatment	Projected Plan Recovery
Administrative Claims	Paid in Full in Cash	100%
Professional Fee Claims	Paid in Full in Cash	100%
Priority Tax Claims	Paid in Full in Cash	100%

2.   Unclassified Claims

(i) Administrative Claims

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Allowed Administrative Claims are not classified and are not entitled to vote.  The Debtors have concluded that based upon current estimates, the assets of the Debtors are sufficient to satisfy these Claims.  Except with respect to Professional Fee Claims and Priority Tax Claims and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor, or after the Effective Date, such Holder and the applicable Post-Effective Date Debtor agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash (i) if such Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date; or (ii) if such Administrative Claim is not Allowed as of the Effective Date, upon entry of an order of the Bankruptcy Court Allowing such Claim, or as soon as reasonably practicable thereafter; provided that, if an Allowed Administrative Claim arises from liabilities incurred by the Debtors’ Estates in the ordinary course of business after the Petition Date, such Claim shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such Claim in the ordinary course.

Except as otherwise provided in Article II.A of the Plan or the Bar Date Order, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Post-Effective Date Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date; provided that the Administrative Claims Bar Date does not apply to (i) Professional Fee Claims or (ii) Quarterly Fees.

The Post-Effective Date Debtors or the Claims Ombudsman may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval.  With respect to timely-Filed and properly served Administrative Claims, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may also choose to object to any Administrative Claim no later than the Administrative Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court.  Unless the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman (or other party with standing) object to a timely-Filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested.  In the event that the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be Allowed and, if so, in what amount.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS OR THEIR PROPERTY, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED DISCHARGED AS OF THE EFFECTIVE DATE.

(ii) Professional Fee Claims

a.    Final Fee Applications

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Allowed Professional Fee Claims are not classified and are not entitled to vote.  The Debtors have concluded that based upon current estimates, the assets of the Debtors are sufficient to satisfy these Claims.  All final requests for allowance and payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than the first Business Day that is forty-five (45) days after the Effective Date unless otherwise ordered by the Bankruptcy Court.  Any objections to Professional Fee Claims shall be Filed and served no later than twenty-one (21) days after the filing of final requests for allowance and payment of Professional Fee Claims.

b.   Professional Fee Claims Estimate

Professionals shall estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services compensable by the Debtors’ Estates before and as of the Effective Date and shall deliver such reasonable, good faith estimate to the Debtors no later than five (5) Business Days prior to the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims.  If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

c.    Professional Fee Escrow

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash based on their evaluation of the Professional Fee Claims Estimates, and no Liens, Claims, or Interests shall encumber the Professional Fee Escrow in any way.  The Professional Fee Escrow (including funds held in the Professional Fee Escrow) (i) shall not be and shall not be deemed property of the Debtors or the Post-Effective Date Debtors and (ii) shall be held in trust for the Professionals and for no other Person or Entity until all Professional Fee Claims have been irrevocably paid in full; provided that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Post-Effective Date Debtors.  Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed to be limited in any way to the balance of funds held in the Professional Fee Escrow.

If the amount of funds in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed Professional Fee Claims and any other Allowed amounts owed to Professionals, the deficiency shall be promptly funded to the Professional Fee Escrow by the Post-Effective Date Debtors without any further notice to, action, order, or approval of the Bankruptcy Court or by any other Entity.

d.   Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors, the Post-Effective Date Debtors, and the Claims Ombudsman, as applicable.

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention, compensation for services rendered, or reimbursement for expenses incurred on or after such date shall terminate, and the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

e.    Priority Tax Claims

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Allowed Priority Tax Claims are not classified and are not entitled to vote. The Debtors have concluded that based upon current estimates, the assets of the Debtors are sufficient to satisfy these Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim and the applicable Debtor agree (whether before or after the Effective Date) to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

C.  Classification and Treatment Under the Plan

1.   Summary of Classification of Claims and Interests

All Claims and Interests, except for Administrative Claims, including Professional Fee Claims and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.B of the Plan.  The Plan shall constitute a separate Plan for each of the Debtors provided that, the estates of the various Debtors shall be consolidated for the purpose of effectuating distributions under the Plan.  For all purposes under the Plan, where applicable, each Class contains a sub-Class for each Debtor. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.C of the Plan. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as detailed in the table below.  A more comprehensive description of the estimated value available for distributions to Classes under the Plan is detailed in the liquidation analysis attached hereto Exhibit C.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW REPRESENT THE DEBTORS’ BEST ESTIMATES ONLY AND ARE SUBJECT TO CHANGE.  ACTUAL RECOVERIES (INCLUDING WITH RESPECT TO GENERAL UNSECURED CLAIMS) COULD BE HIGHER OR LOWER, DEPENDING ON THE OUTCOME OF THE CLAIMS RECONCILIATION PROCESS.  FOR A COMPLETE DESCRIPTION OF THE PLAN’S CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Est. Amount	Est. Recovery
1	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of such Allowed Other Priority Claim, or such Allowed Other Priority Claim has been paid or otherwise satisfied, each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, in an amount equal to such Allowed Other Priority Claim, without interest, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other Priority Claim; and (iii) the date or dates agreed to by the Post-Effective Date Debtors and the Holder of the Allowed Priority Claim.

			Estimated at $0 – $20,000	100%
2	Secured Claims

Except to the extent that a Holder of an Allowed Secured Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable classification and treatment, at the option of the Post-Effective Date Debtors or the Claims Ombudsman, as applicable, in the exercise of the applicable parties sole and absolute discretion, one of the following treatments shall be provided to each Holder of an Allowed Secured Claim secured by a valid lien: (i) the Holder of such Allowed Secured Claim shall retain its lien on its collateral until either such Holder receives the Cash set forth in Section 2(b)(ii) or such Holder’s collateral is abandoned to it as set forth in Section 2(b)(iii) below; (ii) on or as soon as practicable after the later of (x) the Effective Date, or (y) the date upon which the Bankruptcy Court enters a final order determining or allowing such Secured Claim, or as otherwise agreed between the Holder of such Allowed Secured Claim and the Post-Effective Date Debtors, the Holder of such Allowed Secured Claim will receive Cash, in an amount equal to the amount of its Allowed Secured Claim in full satisfaction, release, and discharge of such secured claim; or (iii) the collateral securing such Allowed Secured Claim shall be abandoned to such Holder, in full satisfaction, release, and discharge of such secured claim.  Any portion of any Secured Claim that is not secured by collateral or the proceeds thereof shall constitute a General Unsecured Claim to the extent it is allowed.

			Estimated at $0	100%
3	General Unsecured Claims	On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for	Estimated at $23,484,831 – $33,484,831[23]	100%

[23]

As set forth below, the Governmental Claims Bar Date and the Rejection Damages Bar Date have not yet passed and ultimate recoveries to Holders of General Unsecured Claims will depend on the Allowed amount of any Claims filed by such bar dates, which Claims may be substantial. Additionally, the range above does not reflect any potential offset from vendor prepayments, which the Debtors estimate to be approximately $10 million in gross.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Est. Amount	Est. Recovery

such Claims, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive its Pro Rata share of the Debtors’ Cash (without regard to the particular Debtor against which such Claim is Allowed and excluding the Post-Effective Date Debtor Amount), after (i) the satisfaction of the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Secured Claims, and (ii) the Professional Fees Escrow Account is funded or all Professional Fee Claims are satisfied.

Post-Petition Interest to Holders of Allowed General Unsecured Claims shall be paid as follows: (A) to the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, plus Post-Petition Interest at the Federal Judgment Rate in full on such Allowed General Unsecured Claims, then Holders of such Allowed General Unsecured Claims shall be entitled to payment in full of Post-Petition Interest at the Federal Judgment Rate; (B) to the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, and some, but not all, Post-Petition Interest on such Claims at the Federal Judgment Rate, then Holders of such Allowed General Unsecured Claims shall be entitled to their Pro Rata share of Post-Petition Interest at the Federal Judgment Rate.

For the avoidance of any doubt, to the extent there is sufficient Cash for Distribution after satisfaction of (i) and (ii) above, it is the Debtors’ intent to pay all Allowed General Unsecured Claims in full, with interest as set forth above.

4	Inter-company Claims

Each Allowed Intercompany Claim shall, at the option of the Post-Effective Date Debtors, be: (i) Reinstated; or (ii) set off, settled, distributed, addressed, converted to equity, contributed, cancelled or released.

			Estimated at $0	N/A
5	Foxconn Preferred Stock Interests

On the Effective Date, all Allowed Foxconn Preferred Stock Interests shall be Reinstated and Unimpaired in all respects and the Certificate of Designation shall be binding on LMC; provided, that, if the Bankruptcy Court determines at the Confirmation Hearing that the Holders of Foxconn Preferred Stock are Impaired notwithstanding the Reinstatement of the Foxconn Preferred Stock Interests and the Holders of Class 5 reject the Plan, the Post-Effective Date Debtors shall provide such other treatment as may be required to satisfy the requirements of section 1129(b)(2)(C)(i) of the Bankruptcy Code; provided, that no Distributions shall be made to the Holders of the Foxconn Preferred Stock Interests until such Foxconn Preferred Stock Interests are Allowed (if at all) and such

			300,000 shares	N/A

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Est. Amount	Est. Recovery
Distributions shall only be from Post-Effective Date Debtor Cash.
6	Inter-company Interests	On the Effective Date, all Intercompany Interests shall be reinstated and be Unimpaired in all respects, but no distribution shall be made thereon until Classes 1 – 3 have been satisfied.	N/A	N/A
7	Common Stock Interests

On the Effective Date, all Allowed Common Stock Interests in the Debtors shall be retained, subject to the terms of the New Organizational Documents, which may be amended pursuant to Article V.H of the Plan, among other things, so as to implement the operative provisions of the Final Trading Order upon the Effective Date as to Common Stock Interests and to make certain modifications to the size and election process as to the New Board.  For the avoidance of any doubt, Holders of Allowed Common Stock Interests shall only receive Distributions from Post-Effective Date Debtor Cash.

			15,953,212 shares[24]	N/A*
8	Section 510(b) Claims

On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed Section 510(b) Claim shall receive a number of shares of Common Stock Interests equal to (i) such Holder’s Allowed Section 510(b) Claim minus any amounts received by such Holder from any insurance or other third parties divided by the product of (A) the volume weighted average share price of the Common Stock Interest during the Ohio Settlement Class Period and (B) 15.  Notwithstanding the foregoing, the Debtors may elect, at their discretion, to pay such Holder Post-Effective Date Debtor Cash in an amount equal to the number of shares of Common Stock Interests to which such Holder is entitled pursuant to this paragraph multiplied by the volume weighted average share price of the Common Stock Interest during the thirty (30) days following the Effective Date.  Any treatment set forth in Article III.B.8 of the Plan shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any class certified in connection with the Delaware Shareholder Class Action, if any.

			Unliquidated	See Art. IV.C.viii.c, hereof
9	RIDE Section 510(b) Claims

The Plan shall constitute an objection to each RIDE Section 510(b) Claim.  On or after the Effective Date, Holders of Allowed RIDE Section 510(b) Claims, if and solely to the extent Allowed, may recover solely from available insurance coverage from applicable Insurance Policies until such Insurance Policies have been completely exhausted.

			Unliquidated	See Art. IV.C.ix.c, hereof

[24]	Share total excludes restricted stock units that were entitled to vest, but have not yet done so given the Chapter 11 Cases.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim or Interest	Treatment of Claim or Interest	Est. Amount	Est. Recovery
10	Ohio Securities Class Action Claims

As set forth more fully in Article III.B.10 of the Plan, to the extent the Ohio Securities Class Action Lead Plaintiff elects to accept treatment in Class 10, the Plan would serve as a motion to certify the putative class in the Ohio action, for settlement purposes only, and putative class members in the Ohio Securities Class Action would be entitled to their share of the Ohio Securities Class Action Payment, which would be put into escrow after the election, if any, is made by the Ohio Securities Class Action Lead Plaintiff and distributed pursuant to a later order to be approved by the Bankruptcy Court that would provide for procedures (including opt-put and claim procedures) to facilitate, among other things, distribution of the Ohio Securities Class Action Payment.  To the extent the Ohio Securities Class Action Lead Plaintiff makes the Class 10 Election, the putative class in the Ohio Action may be provided with the option to opt-out of the settlement, but in the event that more than 5% of such members opt-out, the Class 10 Election would be revoked.  To the extent the Class 10 Election is not effective or a Holder that is a putative class member in the Ohio Securities Class Action exercises its opt-out right, such Holder or Holders would be treated in Class 8 of the Plan.  The election of the Ohio Securities Class Action Lead Plaintiff to receive the treatment set forth in Article III.B.10 of the Plan shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any class certified in connection with the Delaware Shareholder Class Action, if any.

			Unliquidated	If election is exercised each Holder will receive its pro rata share of: $1,000,000

* Holders of Common Stock Interests will retain their rights as stockholders in Post-Effective Date LMC and the New Board of Post-Effective Date LMC may elect to distribute Post-Effective Date Debtor Cash to Holders of Common Stock Interests or such New Board may retain Post-Effective Date Debtor Cash in order to pursue litigation or transactions to maximize value of the debtors.  The value of the reorganized debtors will depend on the outcome of such pursuits.

While the Post-Effective Date Debtors intend to continue and maintain securities disclosure and reporting obligations after the Effective Date, there is no assurance that the Post-Effective Date Debtors will be able to do so.  In turn, this may restrict, limit, or otherwise impact the ability of Holders of Common Stock Interests to trade such Interests after the Effective Date, including under Rule 144 of the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa (as amended, together with the rules and regulations promulgated thereunder (the “Securities Act”).

The Debtor projects that the Holders of General Unsecured Claims will be paid in full with interest paid at the legal rate pursuant to the Plan.  Notwithstanding the foregoing, however, final recoveries for Holders of General Unsecured Claims are subject to the liquidation of certain Claims, including Claims of Governmental Units.  Ultimate recoveries to Holders of General Unsecured Claims will depend on the liquidated amount of such Claims.  In addition, the Governmental Claims Bar Date and the Rejection Damages Bar Date (which are set forth in

Article III.I of this Disclosure Statement) have not yet passed and, accordingly, the amount of any claims of (i) Governmental Units and (ii) counterparties to rejected contracts or leases, that may be Filed against the Debtors by such bar dates remains uncertain.  Ultimate recoveries to Holders of General Unsecured Claims will depend on the Allowed amount of any such claims, which may be substantial.

In addition, as discussed in Article II.F.I of this Disclosure Statement, the SEC has sought and obtained an extension of its deadline to bring an action to determine whether certain of the Debtors obligations to Governmental Units are not dischargeable under section 1141(d)(6) of the Bankruptcy Code.  If the SEC brings and prevails in such non-dischargeability action, obligations of the Debtors owed to the SEC would become obligations of the Post-Effective Date Debtors, which could impact recoveries to Holders of Claims and Interests pursuant to the Plan.

2.   Classified Claims and Interests Details

Each Holder of an Allowed Claim or Allowed Interest, as applicable, will receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by: (a) the Debtors and (b) the Holder of such Allowed Claim or Allowed Interest, as applicable.  Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, will receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(i)	Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims against the Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of such Allowed Other Priority Claim, or such Allowed Other Priority Claim has been paid or otherwise satisfied, each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash, in an amount equal to such Allowed Other Priority Claim, without interest, on or as soon as practicable after the latest to occur of (i) the Effective Date; (ii) the first Business Day after the date that is ten (10) Business Days after the date such Claim becomes an Allowed Other Priority Claim; and (iii) the date or dates agreed to by the Post-Effective Date Debtors and the Holder of the Allowed Priority Claim.

(c)	Voting: Class 1 is Unimpaired, and Holders of Other Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Secured Claims are not entitled to vote to accept or reject the Plan.

(ii)	Class 2 – Secured Claims

(a)	Classification: Class 2 consists of all Secured Claims against the Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Secured Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable classification and treatment, at the option of the Post-Effective Date Debtors or the Claims Ombudsman, as applicable, in the exercise of the applicable parties sole and absolute discretion, one of the following treatments shall be provided to each Holder of an Allowed Secured Claim secured by a valid lien:

i

the Holder of such Allowed Secured Claim shall retain its lien on its collateral until either such Holder receives the Cash set forth in Section 2(b)(ii) or such Holder’s collateral is abandoned to it as set forth in Section 2(b)(iii) below;

ii

on or as soon as practicable after the later of (x) the Effective Date, or (y) the date upon which the Bankruptcy Court enters a final order determining or allowing such Secured Claim, or as otherwise agreed between the Holder of such Allowed Secured Claim and the Post-Effective Date Debtors, the Holder of such Allowed Secured Claim will receive Cash, in an amount equal to the amount of its Allowed Secured Claim in full satisfaction, release, and discharge of such secured claim; or

iii	the collateral securing such Allowed Secured Claim shall be abandoned to such Holder, in full satisfaction, release, and discharge of such secured claim.

Any portion of any Secured Claim that is not secured by collateral or the proceeds thereof shall constitute a General Unsecured Claim to the extent it is allowed.

(c)	Voting: Class 2 is Unimpaired, and Holders of Secured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Secured Claims are not entitled to vote to accept or reject the Plan.

(iii)	Class 3 – General Unsecured Claims

(a)	Classification: Class 3 consists of all General Unsecured Claims against the Debtors.

(b)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive its Pro Rata share of the Debtors’ Cash (without regard to the particular Debtor against which such Claim is Allowed and excluding the Post-Effective Date Debtor Amount), after:

(i)	the satisfaction of the Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Secured Claims, and

(ii)	the Professional Fees Escrow Account is funded or all Professional Fee Claims are satisfied.

Post-Petition Interest to Holders of Allowed General Unsecured Claims shall be paid as follows:

(A)	To the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, plus Post-Petition Interest at the Federal Judgment Rate in full on such Allowed General Unsecured Claims, then Holders of such Allowed General Unsecured Claims shall be entitled to payment in full of Post-Petition Interest at the Federal Judgment Rate.

(B)	To the extent that there is sufficient Cash for Distribution to pay all Allowed General Unsecured Claims in full after satisfaction of (i) and (ii) above, and some, but not all, Post-Petition Interest on such Claims at the Federal Judgment Rate, then Holders of such Allowed General Unsecured Claims shall be entitled to their Pro Rata share of Post-Petition Interest at the Federal Judgment Rate.

For the avoidance of any doubt, to the extent there is sufficient Cash for Distribution after satisfaction of (i) and (ii) above, it is the Debtors’ intent to pay all Allowed General Unsecured Claims in full, with interest as set forth above.  Notwithstanding the foregoing, as noted above, recoveries could be affected by the outcome of the Claims reconciliation process and Holders of General Unsecured Claims could receive less than expected if the Claims Allowed against the Debtors are higher than anticipated.

(c)	Voting: Class 3 is Impaired, and Holders of the General Unsecured Claims are entitled to vote to accept or reject the Plan.

(iv)	Class 4 – Intercompany Claims

(a)	Classification: Class 4 consists of all Intercompany Claims, which shall be Allowed, if at all, in amounts to be determined by the Post-Effective Date Debtors.

(b)	Treatment: Each Allowed Intercompany Claim shall, at the option of the Post-Effective Date Debtors, be:

i	Reinstated; or

ii	set off, settled, distributed, addressed, converted to equity, contributed, cancelled or released.

(c)	Voting: Class 4 is Unimpaired by the Plan. Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

(v)	Class 5 – Foxconn Preferred Stock Interests

(a)	Classification: Class 5 consists of all Foxconn Preferred Stock Interests in the Debtors.

(b)	Treatment: On the Effective Date, all Allowed Foxconn Preferred Stock Interests shall be Reinstated and Unimpaired in all respects and the Certificate of Designation shall be binding on LMC; provided, that, if the Bankruptcy Court determines at the Confirmation Hearing that the Holders of Foxconn Preferred Stock are Impaired notwithstanding the Reinstatement of the Foxconn Preferred Stock Interests and the Holders of Class 5 reject the Plan, the Post-Effective Date Debtors shall provide such other treatment as may be required to satisfy the requirements of section 1129(b)(2)(C)(i) of the Bankruptcy Code; provided, that no Distributions shall be made to the Holders of the Foxconn Preferred Stock Interests until such Foxconn Preferred Stock Interests are Allowed (if at all) and such Distributions shall only be from Post-Effective Date Debtor Cash.

Pursuant to such treatment, after the Effective Date, Foxconn will be entitled to the same rights it had under the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock Par Value $0.0001 of Lordstown Motors Corp., as it had prior to the Effective Date.  In the interest of clarity, the Post-Effective Date Debtors intend to continue to prosecute the Foxconn Adversary Proceeding post-Effective Date.

(c)	Voting: Class 5 is Unimpaired by the Plan and Holders of Foxconn Preferred Stock Interests shall be deemed to have accepted the Plan; provided that, votes from such Holders shall be solicited provisionally.

(vi)	Class 6 – Intercompany Interests

(a)	Classification: Class 6 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, all Intercompany Interests shall be reinstated and be Unimpaired in all respects, but no distribution shall be made thereon until Classes 1 – 3 have been satisfied.

(c)	Voting: Class 6 is Unimpaired by the Plan, and Holders of Intercompany Interests shall be deemed to have accepted the Plan.

(vii)	Class 7 – Common Stock Interests

(a)	Classification: Class 7 consists of all Common Stock Interests in the Debtors.

(b)

Treatment: On the Effective Date, all Allowed Common Stock Interests in the Debtors shall be retained, subject to the terms of the New Organizational Documents, which may be amended pursuant to Article V.H of the Plan, among other things, so as to implement the operative provisions of the Final Trading Order upon the Effective Date as to Common Stock Interests and to make certain modifications to the size and election process as to the New Board.  For the avoidance of any doubt, Holders of Allowed Common Stock Interests shall only receive Distributions from Post-Effective Date Debtor Cash.

Recoveries to Holders of Common Stock Interests will depend on the Cash distributed to such Holders by the New Board, the outcome of litigation with Foxconn, and the Post-Effective Date Debtors ability to maximize the value of the Post-Effective Date Debtors by prosecuting other Causes of Action and operating in a manner that optimizes the tax efficiency of the Debtors Post-Effective Date business.  There is no guarantee that such recoveries will be substantial.

(c)	Voting: Class 7 is Impaired by the Plan, and Holders of Common Stock Interests are entitled to vote to accept or reject the Plan.

(viii)	Class 8 – Section 510(b) Claims

(a)	Classification: Class 8 consists of all Section 510(b) Claims against the Debtors.

(b)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, each Holder of an Allowed Section 510(b) Claim shall receive a number of shares of Common Stock Interests equal to (i) such Holder’s Allowed Section 510(b) Claim minus any amounts received by such Holder from any insurance or other third parties divided by the product of (A) the volume weighted average share price of the Common Stock Interest during the Ohio Settlement Class Period and (B) 15.  Notwithstanding the foregoing, the Debtors may elect, at their discretion, to pay such Holder Post-Effective Date Debtor Cash in an amount equal to the number of shares of Common Stock Interests to which such Holder is entitled pursuant to this paragraph multiplied by the volume weighted average share price of the Common Stock Interest during the thirty (30) days following the Effective Date.

Any treatment set forth in Article III.B.8 of the Plan shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any class certified in connection with the Delaware Shareholder Class Action, if any.

Pursuant to Section 510(b) of the Bankruptcy Code, the Section 510(b) Claims have the same priority as the Common Stock Interests.  Nevertheless, Section 510(b) Claims and Common Stock Interests have different legal attributes, which creates challenges in allocating proceeds among the two groups.  In the Debtors’ view, the formula in Article III.B.8.b of the Plan is reasonable and fair because it provides a rational method for providing shares of Common Stock Interests to the Holders of Allowed Section 510(b) Claims in satisfaction of their claims, which can then receive their pro rata share of future distributions on the same basis as Holders of Common Stock Interests.  Such formula is based on the weighted average stock price during the class period (August 2, 2020 through July 2, 2021) and adjusts for the Debtors’ reverse stock split that occurred in June of 2023.  This compensates the Holders of 510(b) Claims in a reasonable and fair manner by providing them with equity at the prices prevailing during the class period, while also protecting current shareholders from overcompensating the Holders of Section 510(b) Claim as a result of the decline in the Debtors’ market capitalization based on general business risks.

Recoveries to Holders of Section 510(b) Claims will be in the form of issuance of shares of Common Stock Interests at a price of $252.28 per share (i.e., the weighted average price of a share during the Ohio Settlement Class Period), adjusted to account for the 1:15 Reverse Stock Split.   By way of example only, if a Section 510(b) Claim is Allowed in the amount of $10,000 and such Holder did not receive any amounts on account of such Claim from insurance or other third parties, the Holder of such Claim would receive 2.64 shares of Common Stock Interests, as follows:

$10,000	= 2.64
($252.28 * 15)

Such Holder would then be entitled to receive Distributions for its 2.64 shares pari pasu with Common Equity Interests.  In the event the Post-Effective Date Debtors elect to cash out such Holder, pursuant to (B), above, then such Holder would receive cash in the amount of 2.64 multiplied by the volume weighted average share price of the Common Stock Interest during the thirty (30) days following the Effective Date.

To the extent the Post-Effective Date Debtors do not elect to cash out such Holder, ultimate recoveries on such Holder’s Common Equity Interest will depend on a variety of factors, including, among other things, the Post-Effective Date Debtors’ ability to realize value from their tax attributes and pursuit of their Causes of Action, which is uncertain.

(c)	Voting: Class 8 is Impaired by the Plan, and Holders of Section 510(b) Claims are entitled to vote to accept or reject the Plan.

(ix)	Class 9 – RIDE Section 510(b) Claims

(a)	Classification: Class 9 consists of all RIDE Section 510(b) Claims against the Debtors.

(b)

Treatment: The Plan shall constitute an objection to each RIDE Section 510(b) Claim.  On or after the Effective Date, Holders of Allowed RIDE Section 510(b) Claims, if and solely to the extent Allowed, may recover solely from available insurance coverage from applicable Insurance Policies until such Insurance Policies have been completely exhausted.

Recoveries to Holders of Allowed RIDE Section 510(b) Claims are uncertain and depend on a variety of factors, including the terms of the Current D&O Policies, whether the insurers under such policies extend coverage on account of claims related to the Post-Petition Securities Action, and whether the proceeds from the Current D&O Policies are exhausted prior to Allowance of any RIDE Section 510(b) Claims.  As detailed in Article III.N of this Disclosure Statement, the Debtors’ policy limits under the Current D&O Policies, including primary, excess, and side A DIC coverage total, $75 million.

(c)	Voting: Class 9 is Impaired by the Plan, and Holders of RIDE Section 510(b) Claims are entitled to vote to accept or reject the Plan.

(x)	Class 10 – Ohio Securities Class Action Claims

(a)	Classification: Class 10 consists of all Ohio Securities Class Action Claims against the Debtors.

(b)

Treatment: The Ohio Securities Class Action Lead Plaintiff may elect to accept the treatment set forth in this Paragraph 10.b by providing the Debtors with written notice (the “Class 10 Election”) of his intent to accept such treatment on or before the Voting Deadline.  If the Ohio Securities Class Action Lead Plaintiff makes such election in a timely manner, the Plan shall constitute a motion to certify the Ohio Settlement Class exclusively for purposes of the Plan and to receive the treatment set forth herein.  Such motion shall be heard at the Confirmation Hearing.

If the Ohio Securities Class Action Lead Plaintiff does not elect to accept the treatment set forth in this Section 10.b in a timely manner, or if the Bankruptcy Court does not certify the Ohio Settlement Class as set forth herein at the Confirmation Hearing, or if there is insufficient Post-Effective Date Debtor Cash to fund the Ohio Securities Class Action Payment, the Ohio Securities Class Action Claims shall constitute Section 510(b) Claims, shall be classified in Class 8 (Section 510(b) Claims) and this Class 10 (Ohio Securities Class Action Claims) shall be deemed vacant.

If the Securities Class Action Lead Plaintiff makes a timely Class 10 Election and the Bankruptcy Court certifies the Ohio Settlement Class at the Confirmation Hearing as set forth herein and there is sufficient Post-Effective Date Debtor Cash to fund the Ohio Securities Class Action Settlement, on the Effective Date, in full and complete settlement and satisfaction of all Ohio Securities Class Action Claims against the Debtors, the Debtors shall pay the Ohio Securities Class Action Payment from Post-Effective Date Debtor Cash into an escrow established by the Ohio Securities Class Action Lead Plaintiff for the benefit of the Ohio Settlement Class.  Thereafter, the Ohio Securities

Class Action Lead Plaintiff and his professionals shall seek from the Bankruptcy Court (at their expense) such orders as may be required to approve procedures (including opt-out and claim procedures) to distribute the Ohio Securities Class Action Payment to the Ohio Settlement Class members.

The Debtors understand that Ohio Settlement Class members may be provided with the option to opt-out of the Ohio Settlement Class after the Settlement Class has been certified.  Any Claims of putative Ohio Settlement Class members that opt-out of the Ohio Settlement Class (“Ohio Securities Class Action Opt-Out Claims”) shall be treated as Section 510(b) Claims and shall receive the treatment provided in the Plan to Section 510(b) Claims if and when such Claims become Allowed.  Further, in the event that more than five percent (5%) of putative Ohio Settlement Class members opt-out of the Ohio Settlement Class, the election of the Ohio Securities Class Action Lead Plaintiff to elect to be treated in this Class 10 (Ohio Securities Class Action Claims) shall be revoked, the Ohio Settlement Class shall be decertified, all Ohio Securities Class Action Claims shall be treated as Section 510(b) Claims and shall receive the treatment provided in the Plan to Section 510(b) Claims if and when such Claims are Allowed, and the Ohio Securities Class Action Payment shall be returned to the Debtors, minus any reasonable amounts spent by Settlement Class to implement the treatment set forth herein.

To the extent that the Ohio Lead Plaintiff timely makes the Class 10 Election and the Bankruptcy Court certifies the Ohio Settlement Class as set forth herein, the sole source of recovery against the Debtors for Holders of Ohio Settlement Securities Class Action Claims (other than Securities Class Action Opt-Out Claims) shall be the Ohio Securities Class Action Settlement.

Nothing herein shall be deemed to certify the Ohio Settlement Class for any purpose other than to distribute the Ohio Securities Class Action Payment to Ohio Settlement Class members.  In addition, such certification shall not prejudice the rights of any defendant in the Ohio Securities Class Action (other than the Debtors) to the object to the certification of a class in the Ohio Securities Class Action and all such rights are expressly preserved.  Further, the election of the Ohio Securities Class Action Lead Plaintiff to receive the treatment set forth in Article III.B.10 of the Plan shall not affect or release any of the rights of any Person to obtain recoveries as a class member of any class certified in connection with the Delaware Shareholder Class Action, if any.

Although the Debtors believe that they would be able to fund the Ohio Securities Class Action Payment based on the projected value of proceeds available for distribution, there can be no guarantee that sufficient value will be available to fund the Ohio Securities Class Action Payment even in the event the Ohio Lead Plaintiff makes the Class 10 Election.  If the Debtors are unable to fund the Ohio Securities Class Action Payment in full, then the settlement contemplated in connection with Class 10 treatment would not occur.

For the avoidance of any doubt, if the settlement contemplated in connection with Class 10 treatment does not occur for any reason, then Allowed Holders of Section 510(b) Claims would receive the treatment prescribed by the Plan for Class 8 Section 510(b) Claims.

(c)

Voting: Class 10 is unimpaired by the Plan, and Holders of Ohio Securities Class Action Claims are deemed to accept the Plan; provided, that the Ohio Securities Class Action Lead Plaintiff shall be entitled to accept the treatment set forth in Paragraph 10.b on or before the Voting Deadline.

3.   Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

4.   Separate Classification of Secured Claims

Each Secured Claim, to the extent secured by a Lien on collateral different from the collateral securing another Secured Claim, shall be treated as being in a separate sub-Class for purposes of receiving distributions under the Plan.

5.   Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

6.   Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

D.  Acceptance or Rejection of the Plan; Effect of Rejection By One or More Classes of Claims or Interests

1.   Classes Entitled to Vote

Holders of General Unsecured Claims (Class 3), Common Stock Interests (Class 7), Section 510(b) Claims (Class 8), and RIDE Section 510(b) Claims (Class 9) are entitled to vote on the Plan.  Further, the Ohio Securities Class Action Lead Plaintiff shall be entitled to elect the treatment set forth in Class 10.  The Debtors will solicit votes from the Holders of Class 5 Foxconn Preferred Stock Interests on a provisional basis.  Any Holder of a Claim that has been objected to may file a motion pursuant to Bankruptcy Rule 3018 for an order temporarily allowing such Claim solely for purposes of voting to accept or reject the Plan in accordance with the procedures to be set forth in the order approving the Disclosure Statement, including any deadlines set forth therein.  Class 1, Class 2, Class 4, Class 5, Class 6 and Class 10 are deemed to have accepted the Plan.

The Debtors have requested that the Bankruptcy Court adopt a presumption that if no Holder of a Claim or Interest in a Class of Claims or Interests eligible to vote in a particular Class timely submits a timely Ballot to accept or reject the Plan, then the applicable Class will be deemed to have accepted the Plan.  Accordingly, if any Holder of a Claim or Interest in Class 3, Class 7, Class 8, or Class 9 does not wish such a presumption to apply with respect to any Class for which such Holder holds a Claim, then the Holder should timely submit a Ballot accepting or rejecting the Plan for any such Class.

2.   Class Acceptance Requirement

Class 3 Class 8, and Class 9 shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.  Class 7 shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount in such Class that have voted on the Plan.

3.   Cramdown and No Unfair Discrimination

In the event that any impaired Class of Claims or Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors hereby request, without any delay in the occurrence of the Confirmation Hearing or Effective Date, that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief.

E.   Means of Implementation of the Plan

1.   Consolidation for Distribution Purposes Only

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ Chapter 11 Cases for the limited purpose of making Distributions.  For all other purposes, this Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each

Debtor in all respects other than for Distributions.  Upon the entry of the Confirmation Order, the claims register maintained in the various Chapter 11 Cases shall be deemed consolidated into a single claims register in respect of the consolidated Estate.  Further, Claims asserted against multiple Debtors, including Claims based on joint and several liability and guarantee and/or surety Claims shall be deemed to constitute a single Claim against the consolidated Estate. Notwithstanding the substantive consolidation for the limited purpose of making Distributions contemplated herein, on and after the Effective Date the Debtors will each continue as separate post-effective date entities after emergence from the Chapter 11 Cases.

The doctrine of substantive consolidation is a construct of federal common law, which has been accepted in the Third Circuit.  See In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005).25  A bankruptcy court’s statutory authority to affect a substantive consolidation derives from its general equitable powers under Bankruptcy Code section 105(a).  In order to establish that substantive consolidation is appropriate in the Third Circuit (absent consent), proponents of substantive consolidation must show either “(1) prepetition [the debtors] disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (2) postpetition [the debtors’] assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.”  In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005). The Third Circuit stated that “the benefit [of consolidation] to creditors should be from cost savings that make assets available rather than from the shifting of assets to benefit one group of creditors at the expense of another.”  Id. at 214.

The Debtors submit that substantive consolidation is appropriate under the law and the facts present here.  Prior to the Petition Date, the Debtors operated as a single entity.  Among other things, the Debtors: kept consolidated books and records (and did not keep separate books and records for each entity), did not track intercompany transactions or balances, reported their operations on a consolidated basis, held bank accounts solely at LEVC to fund the expenses of all of the Debtors despite the fact that substantially all of the Debtors’ cash was raised by LMC, and did not track or distinguish the Debtor entities with which creditors and counterparties had relationships. Furthermore, LEVC was formerly known as Lordstown Motors Corp. (i.e., LMC’s current name), the directors and officers of LMC are the same as those of LEVC, and LMC and LEVC conducted joint Board meetings. Furthermore, insofar as the Debtors maintained and reported their financials on a consolidated basis (and not separately), creditors could not have relied on the separateness of the entities and had to have relied on the assets and liabilities of the consolidated entity.    All of these factors support consolidation for purposes of making Distributions.  Further, it would be inefficient and costly to attempt to retroactively disentangle the affairs of the Debtors, if disentanglement was even possible.

Moreover, because the Debtors conducted their operations as a single unit, creditors may not have known the identity of the specific Debtor entity with which they transacted. This could lead to disputes regarding which entity such creditors’ claims were against and from which entity

[25]

Accord, Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1107-08 (11th Cir. 1994); Woburn Assoc. v. Kahn (In re Hemingway Transport Inc.), 954 F.2d 1, 11-12 (1st Cir. 1992); First Nat’l Bank of El Dorado v. Giller (In re Giller), 962 F.2d 796, 798-99 (8th Cir. 1992); Union Sav. Bank v. Augie/Restivo Banking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Trian Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987).

they should receive Distributions under a Plan that did not provide for the limited substantive consolidation.  The substantive consolidation provisions of the Plan, therefore, operate as a settlement of such potential disputes of creditors.

For the foregoing reasons, the Debtors submit that they meet the standard for substantive consolidation for Distribution purposes only, and that such consolidation is appropriate under the Plan, which the Debtors believe is in the best interests of the Debtors’ estates and the holders of Allowed Claims and Interests under the Plan.

2.   Post-Effective Date Status

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on and after the Effective Date, each of the Debtors shall continue to exist as a Post-Effective Date Debtor and as separate corporations, limited liability companies, or other form of entity, as the case may be, pursuant to applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed.  Each Post-Effective Date Debtor shall retain all of its corporate, limited liability company or other entity powers under applicable non-bankruptcy law and previously applicable organizational documents provided in connection with the Plan or Plan Supplement, and without prejudice to any right to amend its charter, dissolve, merge or convert into another form of business entity, or to alter or terminate its existence.

On and after the Effective Date, subject to the terms and conditions of the Plan, the Post-Effective Date Debtors shall be permitted to conduct new business without supervision by the Bankruptcy Court and free of any restrictions under the Bankruptcy Code or the Bankruptcy Rules.  In addition, the Post-Effective Date Debtors and the Claims Ombudsman, as applicable, shall be authorized to implement the terms of the Plan as set forth herein, including, without limitation, to maximize the value of the debtors by prosecuting causes of action and operating in the ordinary course of business.

3.   Sources of Consideration for Distributions

Following the Effective Date, the Post-Effective Date Debtors shall be authorized, in their sole discretion, to operate in the ordinary course of business, including monetization of the Debtors’ Retained Causes of Action and other assets.  The Post-Effective Date Debtors shall fund Distributions to Holders of Claims and Interests from all Assets, which include, but are not limited to, (i) Cash on hand as of the Effective Date, (ii) proceeds from the sale of the Debtors’ assets, (iii) proceeds from Retained Causes of Action and (iv) insurance proceeds received by the Post-Effective Date Debtors.  In addition, the Post-Effective Date Debtors shall be authorized to reserve the Post-Effective Date Amount to fund the Post-Effective Debtors.  The Post-Effective Date Amount shall be used to pay the costs of administering the Post-Effective Date Debtors and may be increased consistent with the provisions set forth in Article V.E of the Plan.  The Post-Effective Date Debtor Cash may be used to make Distributions (if any) to Holders of Foxconn Preferred Stock, Holders of Common Stock Interests and Holders of Allowed Section 510(b) Claims, or to fund one or more post-Effective Date transactions to optimize the tax efficiency of the Debtors, subject to the terms and conditions of the New Organizational Documents and the Certificate of Designation.

4.   Claims Ombudsman

(i)         Appointment of Claims Ombudsman

The Claims Ombudsman’s retention shall commence on the Effective Date and shall continue until the earliest of: (i) the Bankruptcy Court enters an order closing the Chapter 11 Cases; (ii) the Bankruptcy Court enters an order removing the Claims Ombudsman for cause (as defined below); (iii) the Claims Ombudsman voluntarily resigns, upon notice filed with the Bankruptcy Court, and a successor Claims Ombudsman is appointed in accordance with the Plan; or (iv) all General Unsecured Claims have been either Allowed or Disallowed, and all Allowed General Unsecured Claims have been satisfied pursuant to the terms of the Plan.  The Claims Ombudsman shall be a fiduciary of Holders of General Unsecured Claims.

(ii)       Authority of Claims Ombudsman

Subject to this Article V.D, the Claims Ombudsman shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement the following duties related to the administration of General Unsecured Claims:

a.

subject to Article VII of the Plan, including, but not limited to, Article VII.A of the Plan, except to the extent General Unsecured Claims have been previously Allowed, control and effectuate the reconciliation process with respect to General Unsecured Claims in accordance with the terms of this Plan, including to object to, seek to subordinate, compromise or settle any and all General Unsecured Claims against the Debtors (including Retained Claims Objections but only to the extent that they relate to General Unsecured Claims as set forth in the last paragraph of this Section), provided that the Claims Ombudsman shall consult with the Post-Effective Date Debtors and the UCC prior to entering into any Material Claims Settlement as set forth in Article V.D.3 of the Plan;

b.

prepare, file, and prosecute any necessary filings or pleadings with the Bankruptcy Court to carry out the duties of the Claims Ombudsman as described herein, including by filing and prosecuting objections to General Unsecured Claims;

c.	retain professionals to assist in performing its duties under the Plan;

d.	maintain records regarding the reconciliation process with respect to General Unsecured Claims;

e.

incur and pay reasonable and necessary expenses in connection with the performance of duties under this Plan, including the reasonable fees and expenses of professionals retained by the Claims Ombudsman;

f.	perform other duties and functions that are consistent with the performance of the Claims Ombudsman’s duties and implementation of the Plan;

g.	object to any increases in the Post-Effective Date Debtor Amount as set forth in Article V.E; and

h.	effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan.

All rights not expressly delegated to the Claims Ombudsman under this Article V.D are expressly reserved to the Post-Effective Date Debtors, including, without limitation, all rights set forth in Article V.E, Article V.G, and Article VII.A below.  For the avoidance of any doubt and without limiting the foregoing, the Claims Ombudsman shall have no authority to prosecute the Foxconn Causes of Action or any other Retained Causes of Action; receive or compromise any deposits (except pursuant to setoff or recoupment in connection with a General Unsecured Claim); object to, reconcile, compromise, settle, assert rights or defenses in connection with, or seek to Allow or Disallow any Claim subject to a Retained Claims Objection; provided, that, if a Retained Claims Objection relates to a Claim Seeking Allowance of a General Unsecured Claim, any objection, compromise or settlement of such Claim may be jointly prosecuted and implemented by the Post-Effective Date Debtors and the Claims Ombudsman, or by either of them with the consent of the other; administer any tax assets of the Post-Effective Date Debtors or have any corporate governance function in connection with any post-effective date business carried on by the Post-Effective Date Debtors.

(iii)      Reporting and Consultation Obligations of the Claims Ombudsman

The Claims Ombudsman shall report all material matters concerning the reconciliation of or Distributions on account of General Unsecured Claims to the Post-Effective Date Debtors and the UCC, which reporting shall include: (i) a list of the Claims that have been Allowed, Disallowed, or Expunged during the applicable reporting period, (ii) a list of Disputed Claims that have yet to be resolved, (iii) the aggregate amount of Distributions during the applicable reporting period, and (iv) the aggregate amount of expected Distributions during the next reporting period.  Without limitation to any consultation or consent obligations of the Claims Ombudsman specified herein, the Claims Ombudsman shall consult with the Post-Effective Date Debtors and the UCC on all material decisions concerning the reconciliation of, or Distributions on account of General Unsecured Claims.

The Debtors or the Post-Effective Date Debtors, as applicable, and the Claims Ombudsman shall cooperate with respect to administration of the Disputed General Unsecured Claims.  Prior to reaching a Material Claims Settlement with respect to any Disputed General Unsecured Claim, the Claims Ombudsman must provide ten (10) business days’ written notice to the Post-Effective Date Debtors and the UCC containing the material terms of such proposed settlement or compromise.  To the extent the Post-Effective Date Debtors or the UCC object to the proposed compromise or settlement, the Post-Effective Date Debtors or the UCC, as applicable, may file a pleading with the Bankruptcy Court objecting to such settlement or compromise.  Pending resolution of any such objection, the Claims Ombudsman shall not make any distribution on account of the subject Disputed General Unsecured Claim.

(iv)       Indemnification of Claims Ombudsman

Each of the Post-Effective Date Debtors shall indemnify and hold harmless the Claims Ombudsman solely in its capacities as such for any losses incurred in such capacity, except to the extent such losses were the result of the Claims Ombudsman’s bad faith, gross negligence, willful misconduct or criminal conduct.

5.   Post-Effective Date Matters

On and after the Effective Date, the Post-Effective Date Debtors may and shall be authorized to, subject to applicable non-bankruptcy law and consistent with the implementation of this Plan, engage in post-Effective Date operations in their discretion, including, without limitation, entering into one or more transactions to optimize the tax efficiency of the Debtors and Post-Effective Date Debtors’ Estates.  The costs of administering the Post-Effective Date Debtors shall be paid from the Post-Effective Date Debtor Amount.  Any other costs incurred in connection with such operations, including the funding of a transaction to maximize the Debtors’ tax attributes may be funded from Post-Effective Date Debtor Cash.  After the Effective Date, the New Board may, at its discretion and from time to time, increase the Post-Effective Debtor Amount from the Post-Effective Date Debtor Cash for the purpose of funding Post-Effective Date Debtor operations and the prosecution of Retained Causes of Action, subject to any applicable laws; provided, that until General Unsecured Claims are satisfied in full (inclusive of any applicable interest) in accordance with the terms of this Plan, the Post-Effective Date Debtor shall provide at least fifteen (15) calendar days’ prior written notice to the Claims Ombudsman of any such proposed increase.  The Claims Ombudsman may, after consulting with the UCC, object or consent to any such proposed increase within such fifteen (15) day period.  If the Claims Ombudsman timely objects to a proposed increase in the Post-Effective Date Debtor Amount, such increase shall only be effective if agreed to by the Claims Ombudsman, after consultation with the UCC, or if approved by the Bankruptcy Court.  If the Claims Ombudsman does not timely object to any proposed increase in the Post-Effective Date Debtor Amount, the Post-Effective Date Debtor Amount shall be deemed to be increased as proposed in the applicable written notice without the need for any further action or approval of the Bankruptcy Court.

On and after the Effective Date, (a) the Post-Effective Date Debtors may, and shall be authorized (but not required), to take any such actions to (as applicable) prosecute, pursue, compromise, settle, or otherwise dispose of the Retained Causes of Action and the Retained Claims Objections; provided, that the Post-Effective Date Debtors may not settle any Retained Claims Objections to which the Claims Ombudsman is a party in an manner that results in the Allowance of a General Unsecured Claim without the consent of the Claims Ombudsman, and (b) the Post-Effective Date Debtors may and shall be authorized to, subject to applicable non-bankruptcy law and consistent with implementation of this Plan, engage in such business and activities as determined by the New Board.

Further, on and after the Effective Date, the Post-Effective Date Debtors shall be authorized to implement the Plan in all respects, subject to the delegation of duties to the Claims Ombudsman set forth in Article V.D.2.  Without limiting the generality of the foregoing, the

Post-Effective Date Debtors shall be authorized to prosecute and resolve all Retained Causes of Action, including the Foxconn Causes of Action and any Causes of Action against insurers.

6.   Board of Directors and Officers

Except as otherwise provided in the Plan or the Confirmation Order, the directors and officers of the Post-Effective Date Debtors constituting the New Board and management shall be those individuals identified in the Plan Supplement.  The New Board shall, among other things, oversee and direct the administration of the Post-Effective Date Debtors’ Estates in accordance with the Plan.  On the Effective Date, or as soon as is reasonably practicable thereafter, the New Board shall establish such procedures and protocols as it deems necessary to carry out its duties.  The officers of the Post-Effective Date Debtors shall have the rights and responsibilities set forth in the New Organizational Documents.

7.   Vesting of Assets

Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Debtors and the Estates, wherever located, including, without limitation, all claims, rights, Causes of Action, “net operating losses” or similar tax attributes, and rights in respect thereof, and any other property, wherever located, and whether acquired by the Debtors under or in connection with this Plan or otherwise, shall vest in the Post-Effective Date Debtors free and clear of all Claims, Liens, charges, other encumbrances and interests.

8.   Existing Securities

Neither the Common Stock Interests, Foxconn Preferred Stock Interests nor any other Interests (including any outstanding warrants) in and to the Debtors shall be cancelled pursuant to the Plan or Confirmation Order.  All such Interests shall be preserved in Post-Effective Date LMC and governed in accordance with the Plan, the Confirmation Order and the applicable organizational documents thereof; provided, however, the New Organizational Documents shall, among other things, permit Post-Effective Date LMC to amend its charter, certificate of incorporation or other governing documents so as to prevent the acquisition, sale or other transaction of its Interests, other than pursuant to the Plan, for the purpose of preserving the tax benefits of the Post-Effective Date Debtors.

Until the entry of a Final Decree, the Final Trading Order shall remain in effect and enforceable by Post-Effective Date LMC.  Upon the entry of a Final Decree, this Plan shall be deemed to incorporate the operative provisions of the Final Trading Order.

9.   Preservation of Net Operating Losses

The Bankruptcy Court will enter one or more orders, which may be the Confirmation Order, to facilitate preservation of “net operating losses” of the Debtors, which may also be provided for in the applicable New Organizational Documents.

For the avoidance of any doubt, and notwithstanding the substantive consolidation of the Debtors for the limited purposes of Distributions contemplated pursuant to the Plan, on and after the Effective Date, each of the Post-Effective Date Debtors will continue to exist as a separate entity and shall retain all of the powers of corporations or limited liability companies (as applicable) under applicable non-bankruptcy law, and without prejudice to any right to amend its charter, dissolve, merge or convert into another form of business entity, or to alter or terminate its existence. As detailed in Article V.D of the Plan, except as otherwise provided in the Plan, all Assets of the Debtors (including net operating losses or similar tax attributes) will vest in the Post-Effective Date Debtors free and clear of all Claims, Liens, charges, other encumbrances ant Interests.

The Debtors estimate that their net operating loss (“NOL”) carryforwards, as of December 31, 2022, included: (i) federal NOLs of approximately $629.6 million, which generated a deferred tax asset of approximately $132 million, (ii) local NOLs of approximately $372 million, which generated a deferred tax asset of $3.7 million, and (iii) an indeterminate amount of net unrealized built-in loss.  The amount of the Debtors NOLs may be higher upon emergence from these Chapter 11 Cases.  It is contemplated (although there can be no assurance) that the Post-Effective Date Debtors would be entitled, under the Plan, to use their existing net operating loss carryforwards in future years to eliminate taxes on a corresponding amount of their income or otherwise optimize the tax efficiency of the Debtors, subject to any applicable limitations due to change in ownership, the alternative minimum tax, and limitations under applicable state and local tax laws. 26

The present value of the tax savings that could be generated by the existing net operating loss carryforwards cannot be determined with any certainty, as use of the carryforwards may be subject to the limitations described in the paragraph immediately above, is dependent on the Post-Effective Date Debtors having sufficient future income or otherwise engaging in a transaction that could utilize the value of the NOLs, and may be subject to other limitations.  As of the date hereof, the Debtors have not identified sources of future income or any particular post-effective date transactions.

10. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII of the Plan, the Post-Effective Date Debtors shall retain and the Post-Effective Date Debtors may enforce all rights to commence and pursue, as appropriate, any and all of the Debtors’ Causes of Action, whether arising before or after the Petition Date, including, (i) the Foxconn Causes of Action, (ii) any Cause of Action based in whole or in part upon any and all insurance contracts, insurance policies, occurrence and claims made policies, occurrence and claims made contracts, and similar agreements to which any Debtor or Post-Effective Date Debtor is or was a party or pursuant to which any Debtor or Post-Effective Date Debtor has any rights whatsoever, including the Insurance Policies (and, with respect to such Insurance Policies, including as to the Directors and Officers or other beneficiaries of such policies), (iii) any Causes of Action against any of the Debtors’ Directors and Officers that are identified as Excluded Parties, and (iv) all other Causes of Action listed or described in the Schedule of Retained Causes of Action filed in connection with the Plan Supplement.  The Post-Effective Date

26Such limitations are discussed in more detail in Article V.D.1.b of this Disclosure Statement.

Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. Except as otherwise specifically limited herein, the Post-Effective Date Debtors expressly reserve all rights to prosecute any and all Causes of Action.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Post-Effective Date Debtors shall not pursue any and all available Causes of Action against it.  Unless such Causes of Action against any Entity are expressly waived, relinquished, exculpated, released, compromised, assigned, or settled in the Plan or a Final Order, all such Causes of Action shall be expressly reserved by the Debtors and the Post-Effective Date Debtors for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to any Cause of Action upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

The Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  The Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.

For the avoidance of any doubt, except as provided for in Article VII.I of the Plan, to the extent not expressly waived, relinquished, exculpated, released, compromised, assigned, or settled prior to the Effective Date by Final Order entered through the Bankruptcy Court or pursuant to the Confirmation Order or Article VIII of the Plan, all Avoidance Actions shall be retained by the Debtors and the Post-Effective Date Debtors.  The Post-Effective Date Debtors shall take no action with respect to any Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim), and for the avoidance of doubt shall not waive, relinquish, exculpate, release, compromise, assign, settle, disallow any General Unsecured Claim pursuant to section 502(d) of the Bankruptcy Code in connection with, commence or otherwise prosecute or act upon any Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim) unless or until notified by the Claims Ombudsman that, in the Claims Ombudsman’s reasonable business judgment, the Claims Ombudsman does not anticipate that General Unsecured Claims shall be paid in full; upon such notice, the Post-Effective Date Debtors may take any aforementioned action with respect to any Avoidance Action.  At such time as all Disputed General Unsecured Claims are resolved and all Allowed General Unsecured Claims are paid in full, all Avoidance Actions (other than Avoidance Actions for which the status of the Debtors’ solvency is not an element of such claim) shall be deemed released and waived by the Debtors and Post-Effective Date Debtors.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE POST-EFFECTIVE DEBTORS EXPRESSLY RESERVE THE RIGHT AND FULLY INTEND

TO VIGOROUSLY PROSECUTE THE FOXCONN ADVERSARY PROCEEDING AND THE CAUSES OF ACTION SET FORTH THEREIN AFTER THE EFFECTIVE DATE OF THE PLAN.

11. Preservation of Insurance

Nothing in the Plan or the Confirmation Order alters the rights and obligations of the Debtors (and their Estate), the beneficiaries of the Insurance Policies (including the Directors and Officers), or the Debtors’ insurers (and third-party claims administrators), under the Insurance Policies or modifies the coverage or benefits provided thereunder, or the terms and conditions thereof, or diminishes or impairs the enforceability of the Insurance Policies.  The Debtors shall be deemed to have assumed all Insurance Policies.  All of the Debtors’ rights and their Estates’ rights under any Insurance Policies to which the Debtors and/or the Debtors’ Estates may be beneficiaries shall vest with the Post-Effective Date Debtors for the benefit of the Post-Effective Date Debtors and all of the beneficiaries of such policies, including the Directors and Officers and any Holder entitled to recover from such policies pursuant to the Plan.

Nothing in this Plan or Confirmation Order shall (a) constitute a finding or stipulation that any proceeds of any of the D&O Liability Insurance Policies are property of the Estate; (b) modify or supersede any provision (including but not limited to any priority of payments provision) of any of the D&O Liability Insurance Policies, or (c) otherwise preclude any party entitled to coverage under the D&O Liability Insurance Policies, from seeking and obtaining coverage thereunder.

12. Preservation of Evidence Related to Putative Class Actions

Nothing in the Plan or the Confirmation Order alters the Debtors and Post-Effective Date Debtors’ duty to take all reasonable efforts to preserve evidence related to the Putative Class Actions (including with respect to non-Debtor defendants) consistent with the Debtors existing retention policies and applicable law.

13. Indemnification Obligations

Subject to the provisions of Article V.M of the Plan, any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements, including amendments, entered into any time prior to the Effective Date, to indemnify, reimburse or limit the liability of any Person pursuant to the Debtors’ certificates of incorporation, bylaws, policy of providing employee indemnification, applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against such Persons based upon any act or omission related to such Persons’ service with, for or on behalf of the Debtors prior to the Effective Date with respect to all present and future actions, suits and proceedings relating to the Debtors shall survive confirmation of the Plan and except as set forth herein, remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement or limitation of liability accrued or is owed in connection with an occurrence before or after the Petition Date; provided, however, that, except as otherwise set forth in a Final Order of the Bankruptcy Court, all monetary obligations of any kind or nature whatsoever under

Article V.M of the Plan shall be limited solely to available insurance coverage and neither the Post-Effective Date Debtors nor any of their respective assets shall be liable for any such obligations in any manner whatsoever.  The Post-Effective Date Debtors and, to the extent applicable, the Claims Ombudsman reserve all of their rights to object to any Claims based upon or related to the obligations described in this paragraph.

14. Setoffs and Recoupments

The Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims), may, but shall not be required to, setoff or recoup against any Claim (for purposes of determining the Allowed amount of such Claim on which a Distribution shall be made), rights, or Causes of Action of any nature whatsoever that the Debtors or Post-Effective Date Debtors may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by the Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims) of any such Claim, right or Cause of Action the Debtors or Post-Effective Date Debtors may have against the Holder of such Claim.  Any right of Foxconn to set off or recoup the amount of any Allowed Claim or the amount of any Distributions to which they are entitled on account of Allowed Foxconn Preferred Stock Interests, if any, shall be fully preserved to the extent available under applicable law (and any right of the Debtors and the Post-Reorganized Debtors with respect to the foregoing shall also be preserved).

15. Exemption from Certain Taxes and Fees

To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, (i) the issuance, transfer or exchange of any Securities, instruments, or documents, (ii) the creation of any Lien, mortgage, deed of trust or other security interest, (iii) any transfers (directly or indirectly) of property or transfer of beneficial ownership of property pursuant to the Plan or the Plan Supplement, (iv) any assumption, assignment, or sale by the Debtors of their interests in Executory Contracts pursuant to section 365(a) of the Bankruptcy Code, and (v) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

16. Approval of Plan Documents

The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated hereunder.  Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Plan Documents and such transactions.  On the

Effective Date, the Debtors and the Post-Effective Date Debtor shall be authorized to enter into, file, execute and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further corporate, board or shareholder action.

17. Effectuating Documents; Further Transactions

Any applicable Debtor or Post-Effective Date Debtor, or the Claims Ombudsman (with respect to the administration of General Unsecured Claims) shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions contained herein.

18. Tax Matters

The Post-Effective Date Debtors and the Claims Ombudsman (with respect to the administration of General Unsecured Claims) shall (A) be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, (B) complete and file the Debtors’ federal, state, and local tax returns, (C) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Petition Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (D) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.

19. Settlements

To the extent a settlement is reached with respect to any Claim prior to the Effective Date and such settlement is approved by the Bankruptcy Court and provides for payment outside of the Plan, such Claim shall be paid as set forth in the applicable settlement documents and the order of the Bankruptcy Court approving such settlement.

20. Litigation Trust

On the Effective Date, in the event that the EC determines, with the consent of the Debtors (such consent not to be unreasonably withheld), that it is in the best interest of the Debtors, the Litigation Trust shall be established and the Litigation Trustee shall be appointed.  The structure of the Litigation Trust shall be determined by the EC, with the consent of the Debtors (such consent not to be unreasonably withheld), and disclosed in the Plan Supplement, and the Litigation Trust Agreement shall be drafted by the EC and in substantially the form and substance reasonably agreed to by the Debtors and included in the Plan Supplement.  All expenses (including taxes) incurred by Litigation Trust shall be recorded on the books and records (and reported on all applicable tax returns) as expenses of the Litigation Trust; provided however, that, such expenses shall be funded timely by the Post-Effective Date Debtor from the Post-Effective Date Debtor Amount and the Post-Effective Date Debtor Cash upon written request of the Litigation Trust; provided further that, if, at the time the Litigation Trust is funded, Holders of Allowed General Unsecured Claims have not yet been paid in full (with Post-Petition

Interest at the Federal Judgment Rate), any proceeds distributed from the Litigation Trust shall be distributed first to Holders of Allowed General Unsecured Claims until such Holders are paid in full (Post-Petition Interest at the Federal Judgment Rate), before any proceeds from the Litigation Trust are distributed to Holders of Claims or Interests in any subsequent Class.

For the avoidance of any doubt, regardless of whether a Litigation Trust is established, if, at the time proceeds from any Retained Causes of Action are received and Allowed General Unsecured Claims remain unpaid (inclusive of applicable interest), any such proceeds shall be reserved for distribution to Holders of Allowed General Unsecured Claims before any such proceeds are treated as Post-Effective Date Debtor Cash.

21. Claims Payable by Third Parties

Unless the Post-Effective Date Debtors agree or the Bankruptcy Court orders otherwise, no distributions under the Plan shall be made on account of any Allowed Section 510(b) Claim, Allowed RIDE Section 510(b) Claim, or on account of any other Allowed Claim or Interest that is payable (to the extent it is payable) pursuant to one of the Debtors’ Insurance Policies, until the Holder of such Allowed Claim or Interest has exhausted all remedies with respect to the applicable Insurance Policy, if any.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim or Interest (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such payment, such Claim or Interest may be expunged or reduced on the Claims Register by the Claims Agent to the extent of any such payment without an objection to such Claim or Interest having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

For the avoidance of any doubt, nothing in this Plan shall hinder, impair, prejudice, limit, or otherwise affect any rights of any Entity to pursue (or otherwise with respect to) any applicable insurance, including with respect to non-Debtor beneficiaries of the Insurance Policies (including the Directors and Officers).  Except as otherwise set forth in the Plan, nothing set forth in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any insurers under any insurance policies (including with respect to the Directors and Officers), nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

F.   Provisions Regarding Distributions

1.   Distribution Record Date

As of the close of business on the Distribution Record Date, the Claims Register shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims.  The Post-Effective Date Debtors and the Claims Ombudsman shall have no obligation to recognize any transfer of any Claims occurring on or after the Distribution Record Date.  The Post-Effective Date Debtors and the Claims Ombudsman shall be entitled to recognize and deal for all purposes hereunder only with those Holders stated on the Claims Register maintained by the Claims and Noticing Agent as of the close of business on the Distribution Record Date.

2.   Cash Payments

Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Debtors, the Post-Effective Date Debtors, and the Claims Ombudsman (with respect to the administration of General Unsecured Claims), as applicable, shall determine.

3.   Allocation of Distributions; Postpetition Interest on Claims

Post-Petition Interest shall not be paid to Holders unless otherwise provided by the Plan.  To the extent a Holder of a Claim is entitled to Post-Petition Interest pursuant to the Plan and such interest is not already included in the Allowed amount of such Claim pursuant to Section 506 of the Bankruptcy Code and the provisions of the Plan, Distributions on account of such Claims shall be allocated, first, to the principal amount of such Claim (as determined for federal income tax purposes), and, second, to the extent of any excess, to the remainder of the Claim, if applicable.

For the avoidance of any doubt, Administrative Claims of tax authorities (including any Administrative Claims of the Internal Revenue Service for any federal taxes, which shall accrue interest at the rate and in the manner established under 26 U.S.C. §§ 6621 and 6622), shall accrue interest at the rate and in the manner specified by the applicable tax regulation.  Nothing herein shall be deemed an admission of the Debtors or the Post-Effective Date Debtors that any such Claim is an Allowed Claim and the parties reserve all rights with respect to such determination.

4.   Delivery of Distributions

Subject to Bankruptcy Rule 9010, any Distribution or delivery to a Holder of an Allowed Claim shall be made at the last known address of such Holder as set forth (a) in the Schedules filed with the Bankruptcy Court unless the Debtors have been notified in writing of a change of address, including by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected in such Schedules for such Holder, (b) on the Proof of Claim filed by such Holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), or (d) in any notice served by such Holder giving details of a change of address.  If any Distribution or other communication from the Debtors is returned as undeliverable, no Distribution shall be made to such Holder unless the Debtor, Post-Effective Date Debtor, or the Claims Ombudsman (with respect to General Unsecured Claims), as applicable, is notified of such Holder’s then current address within sixty (60) days after the later of (i) the Effective Date, (ii) date the communication from the Post-Effective Date Debtor, or the Claims Ombudsman (with respect to the administration of General Unsecured Claims) was returned or (iii) the date such Distribution was returned.  After such date, if such notice was not provided, a Holder shall have forfeited its right to such Distribution, and such undeliverable distributions shall be returned to the Post-Effective Date Debtors, and be distributed in accordance with the Plan.

5.   Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Post-Effective Date Debtors and the Claims Ombudsman (with respect to the to the administration of General Unsecured Claims, as applicable)  shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Post-Effective Date Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Post-Effective Date Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

The Post-Effective Date Debtors and the Claims Ombudsman may require, as a condition to receipt of a distribution, that the Holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, including but not limited to Form W-8 or Form W-9 (as applicable).  If the Post-Effective Date Debtors or the Claims Ombudsman make such a request and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the Post-Effective Date Debtors or the Claims Ombudsman (with respect to General Unsecured Claims), as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Post-Effective Date Debtor or its respective property.

6.   No Distribution in Excess of Allowed Amounts

No Holder of an Allowed Claim shall receive in respect of such Claim any Distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim, except to the extent such Holder is entitled to postpetition interest pursuant to the Plan.

7.   Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision to the contrary in the Plan and except as otherwise agreed by the Debtors, Post-Effective Date Debtors, or the Claims Ombudsman (in consultation with the UCC), as applicable, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class. For the avoidance of any doubt, no partial payments or Distributions shall be made with respect to a Disputed General Unsecured Claims without the agreement of the Claims Ombudsman (in consultation with the

UCC); except that with respect to a General Unsecured Claim subject to Retained Claims Objections, the Post-Effective Date Debtors shall also be required to consent.

8.   Manner of Payment Under Plan

Unless otherwise provided herein, any Cash payment to be made hereunder may be made by a check or wire transfer.

(i)         Minimum Distributions.  The Post-Effective Date Debtors shall not be obligated to make any payment of Cash of less than fifty dollars ($50) to any Holder of an Allowed Claim or Interest.

(ii)       Time Bar to Cash Payments.  Checks issued in respect of Allowed Claims shall be null and void if not negotiated within sixty (60) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Claims Ombudsman by the Holder of the Allowed Claim or Interest to whom such check was originally issued.  Any Claim or Interest in respect of such a voided check shall be made within sixty (60) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any Claims in respect of such voided check shall be discharged and forever barred.

G.  Procedures for Disputed Claims and Interests

1.   Allowance of Claims and Interests

After the Effective Date, each of the Post-Effective Date Debtors shall have and retain, and the Claims Ombudsman shall be entitled to assert (with respect to General Unsecured Claims), any and all rights and defenses that the applicable Debtor had with respect to any Claim or Interest immediately before the Effective Date, including by virtue of any Causes of Action retained by the Debtors (i) relating to such Claim or Interest (or the facts, circumstances,  agreement(s), arrangements, or transactions giving rise to such Claim or Interest) or (ii) against the Holder of such Claim or Interest.  For the avoidance of doubt, all objections with respect to General Unsecured Claims shall be delegated to, and pursued or resolved solely by, the Claims Ombudsman, except that either the Post-Effective Date Debtors or the Claims Ombudsman, or both of them jointly, may object to or resolve General Unsecured Claims that are subject to Retained Claims Objections.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), Allowing such Claim or Interest; provided, however, that the Claims Ombudsman may affirmatively determine to deem Allowed any General Unsecured Claim (other than Claims subject to Retained Claims Objections) notwithstanding the fact that the period within which an objection may be interposed has not yet expired; provided further that, any determination by the Claims Ombudsman to deem to Allow a General Unsecured Claim must comply with the Claims Ombudsman’s notice and consultation obligations, including as set forth in Article V.D.3 of the Plan, which obligations are not superseded by this provision in any respect.  Except as otherwise expressly specified in the Plan (including as provided in Article

III.B.3.b of the Plan and Article III.B.4.b of the Plan with respect to Allowed General Unsecured Claims under certain circumstances detailed in such provision) or any Final Order, and except to the extent such interest, fees, costs or charges are Allowed pursuant to section 506(b) of the Bankruptcy Code, the amount of an Allowed Claim shall not include any interest, fees, costs or charges arising from and after the Petition Date.  For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law.  Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or Disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.  Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes. For the avoidance of any doubt, a Proof of Claim Filed after the applicable Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim.

2.   Claims Administration Responsibilities

Except as otherwise expressly provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019 or section 1123 of the Bankruptcy Code, after the Effective Date, the Post-Effective Date Debtors or Claims Ombudsman, as applicable, shall have the authority: (i) to File, withdraw, or litigate to judgment objections to Claims; (ii) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court (provided that any Material Claims Settlement is subject to the terms of Article V.D.2.a and Article V.D.3 of the Plan); and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

For the avoidance of any doubt, except as otherwise provided herein, from and after the Effective Date, each Post-Effective Date Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Retained Causes of Action.

All objections to Claims (other than (i) Administrative Claims and (ii) Professional Fee Claims) shall be Filed on or before the Claims Objection Deadline as the same may be extended by the Bankruptcy Court upon a motion filed by the Post-Effective Date Debtors or the Claims Ombudsman on or before the Claims Objection Deadline, with notice only to those parties entitled to notice in the Chapter 11 Case pursuant to Bankruptcy Rule 2002 as of the filing of such motion. The Filing of a motion to extend the Claims Objection Deadline shall automatically extend the Claims Objection Deadline until a final order is entered by the Bankruptcy Court. In the event that such a motion to extend the Claims Objection Deadline is denied, the Claims Objection Deadline shall be the later of the then-current Claims Objection Deadline (as previously extended, if applicable) or thirty (30) days after entry of a Final Order denying the motion to extend the Claims Objection Deadline.

3.   Estimation of Claims

Before or after the Effective Date, the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman (with respect to General Unsecured Claims that are not subject to Retained Claims Objections), as applicable, may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that, for the avoidance of any doubt, no Claim or Interest Allowed under this Plan shall be considered a Disputed Claim or Disputed Interest.  In the event that the Bankruptcy Court estimates any Disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of Distributions), and the Debtors, or the Post-Effective Date Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

If the Debtors determine that (i) one or more Disputed General Unsecured Claims are capable of estimation by the Bankruptcy Court, (ii) estimation will materially improve Effective Date distributions to Holders of Allowed General Unsecured Claims, and (iii) estimation is otherwise in the best interests of the Estates, the Debtors shall File one or more motions to estimate such Disputed General Unsecured Claims, which motion(s) shall be Filed and noticed to be heard by the Bankruptcy Court before the Effective Date (or such other date as determined by the Bankruptcy Court).

4.   Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest, any Claim (Filed or scheduled) or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors, the Post-Effective Date Debtors, or (with respect to General Unsecured Claims) the Claims Ombudsman, as applicable, upon stipulation or any agreement in writing, including email correspondence, between the parties in interest without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

5.   Disallowance of Claims

Subject to Article V.J of the Plan, any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any Distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Post-Effective Date Debtors.

All Proofs of Claim must be Filed on or before the applicable Bar Date.  If Proofs of Claim are not Filed on or before the applicable Bar Date, except in the case of certain exceptions explicitly set forth in the Bar Date Order, the Holders of the underlying Claims shall, absent further Order of the Bankruptcy Court Allowing such Claims, be barred from asserting such Claims against the Debtors and precluded from voting on the Plan and/or receiving Distributions from the Debtors on account of such Claims in the Chapter 11 Cases.

6.   Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (i) such Claim has been adjudicated as non-contingent; or (ii) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim is no longer contingent.

7.   Amendments to Proofs of Claim

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim or Proof of Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court, the Post-Effective Date Debtors, or (with respect to General Unsecured Claims) the Claims Ombudsman, and any such new or amended Claim or Proof of Claim Filed after the Effective Date shall be deemed Disallowed in full and expunged without any further action or notice to the Bankruptcy Court; provided that the filing of an unauthorized amendment shall not affect the underlying Claim or Proof of Claim.  Nothing in this paragraph shall remove any claimant’s ability to seek leave from the Bankruptcy Court to amend a Claim or Proof of Claim.

8.   No Distributions Pending Allowance

For the avoidance of any doubt, except as agreed to by the Post-Effective Date Debtors, notwithstanding any other provision in the Plan, no Distributions shall be made with respect to all or any portion of a Disputed Interest unless and until all objections to such Disputed Interest are settled or withdrawn or is determined by Final Order, and the Disputed Interest, or some portion thereof, has become an Allowed Interest.

9.   Allowed and Disputed Claims Reserves

The Post-Effective Date Debtors, in consultation with the Claims Ombudsman and the UCC, shall, subject to the conditions set forth in Article VII.I of the Plan, establish reserves for the payment of Disputed Claims by withholding 100% of the Distributions to which Holders of such Disputed Claims would be entitled if such Disputed Claims were Allowed Claims.

Prior to the Effective Date, the Debtors, UCC and EC shall confer to reach agreement as to the amount necessary for the Debtors to reserve in order to make Distributions in the full amount of all Claims that are Allowed Claims or may become Allowed Claims after the Effective Date. If the Debtors, UCC and EC are unable to reach agreement on such amount, the Court shall estimate the amount at the Confirmation Hearing.

If the results of the estimation process detailed in Article VII.I of the Plan, demonstrate that there will be sufficient funds to pay all Allowed General Unsecured Claims in an amount of at least 75% of their Allowed Amount, Avoidance Actions  against non-insider Holders of General Unsecured Claims (other than Causes of Action against Excluded Parties and Retained Causes of Action and Retained Claims Objections) shall be released by the Debtors and the Post-Effective Date Debtors.  If the results of the estimation process detailed in Article VII.I of the Plan, demonstrate that there will not be sufficient funds to pay all Allowed General Unsecured Claims in an amount of at least 75%, then Avoidance Actions (other than Causes of Action against Excluded Parties and Retained Causes of Action and Retained Claims Objections)  shall be retained and the Claims Ombudsman will control the administration of any Avoidance Actions

10. Distributions After Allowance

Subject to Article VII.H of the Plan, after such time as a Disputed Claim or Interest becomes, in whole or in part, an Allowed Claim or Interest, the Post-Effective Date Debtors shall distribute to the Holder thereof Distributions, as applicable, if any, to which such Holder is then entitled under the Plan or, in the case of Interests, pursuant to the Certificate of Designation or the New Organizational Documents, as applicable, within thirty (30) days of such Claim or Interest becoming Allowed. Any such Distributions shall be made in accordance with the Plan, the Certificate of Designation or the New Organizational Documents, as applicable. To the extent such Disputed Claim or Interest is Disallowed, any corresponding reserved amount shall be distributed to other Allowed Claims or Interests as provided for in the Plan, the Certificate of Designation or the New Organizational Documents, as applicable.

The Post-Effective Date Debtors shall make Distributions to Holders of General Unsecured Claims that are Allowed as of the Effective Date within thirty (30) days after the Effective Date.

The Claims Ombudsman, in consultation with the Post-Effective Date Debtors and the UCC, may determine that one or more interim Distributions should be made on Allowed General Unsecured Claims. Upon such determination, the Post-Effective Date Debtors shall promptly effectuate such Distributions.

11. Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims.  Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed one hundred (100) percent of the underlying Allowed Claim plus applicable interest, if any.

H.  Settlement, Release, Injunction, and Related Provisions

1.   Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  In addition, the Plan incorporates all settlements pursuant to Bankruptcy Rule 9019 that are otherwise approved by the Bankruptcy Court.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan.  In accordance with the provisions of and except as set forth in the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, Post-Effective Date Debtors or the Claims Ombudsman (with respect to General Unsecured Claims, and subject to the terms provided in Article V.D.3 of the Plan) may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

2.    Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, any Claims for withdrawal liability that relate to services performed by employees of the Debtors before the Effective Date or that arise from a termination of employment, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has voted to accept the Plan.  Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan so long as such cure does not cause such Claim to be Impaired.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring; provided that, notwithstanding anything in the foregoing, Interests treated pursuant to the Plan shall receive such treatment as specified in the Plan.

3.    Releases by the Debtors

The Plan provides for certain releases (the “Debtor Releases”) to be granted by the Debtors, the Post-Effective Date Debtors, and each of their respective current and former Affiliates, in favor of the Released Parties (which include the Chapter 11 Directors and Officers).  In this regard:

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, as of the Effective Date, the Debtors and their Estates, the Post-Effective Date Debtors and each of their respective current and former Affiliates (with respect to non-Debtors, to the extent permitted by applicable law), on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, in each case, whether prepetition or postpetition (including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth in Article VIII.C of the Plan shall not release (i) any

Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, or (ii) any post-Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement executed to implement the Plan.

The Debtor Releases relate to Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities held by the Debtors or that may be asserted on their behalf against the Released Parties (the “Debtor Claims”).  The Debtor Claims are part of the Debtors’ Estates created pursuant to section 541 of the Bankruptcy Code and, absent extraordinary circumstances, the Debtors have the exclusive authority to pursue or settle such claims.  Based on prior work undertaken by the Debtors,  and absent any contrary recommendations reached by the Derivative Claim Oversight Committee with respect to the Derivative Actions (as defined and as more fully discussed below), the Debtors do not believe that there are any valid Debtor Claims against the Released Parties.  Moreover, any action brought to enforce a potential Debtor Claim would involve significant costs to the Debtors or the Post-Effective Date Debtors, including significant legal expenses and potentially significant indemnification claims against the Debtors and their Estates, which could deplete recoveries available to Holders of Claims and Interests.  In light of these considerations, and given the significant contributions of the Released Parties to the Debtors and their efforts in these Chapter 11 Cases, the releases of the Debtor Claims against the Released Parties are appropriate and in the best interests of the Debtors’ Estates, subject to any contrary conclusions reached by the Derivative Claim Oversight Committee and the Board of Directors.

Any final determination regarding the inclusion of any person as a Released Party, including any Chapter 11 Director and Officer, will be subject to the recommendations of Derivative Claim Oversight Committee with respect to the Derivative Actions and the Derivative Claims and of the Board of Directors of LMC with respect to such matters.  As set forth in Article III.F above, on August 29, 2023, the Board of Directors of LMC adopted resolutions to form the Derivative Claim Oversight Committee to evaluate the Derivative Claims asserted on behalf of the Debtors in the (i) Ohio Derivative Action, (ii) District of Delaware Derivative Action, and (iii) Delaware Chancery Derivative Action, each as described more fully in Article II.E.1 of this Disclosure Statement.  By the resolutions, the Board of Directors of LMC appointed three board members to the Derivative Claim Oversight who are not named in any of the Derivative Actions or subject to any Derivative Claims.  Further, the Board of Directors determined through the resolutions that that any initiation, prosecution, waiver, release, settlement, disposition, or resolution of any Derivative Claims should be evaluated and recommended by the Derivative Claim Oversight Committee prior to the Board of Directors making any decision with respect any such initiation, prosecution, waiver, release, settlement, disposition, or resolution of any Derivative Claim.

As described in Article III.F above, prior to the Petition Date, the Debtors had retained Winston since November 2021 for various purposes, including from approximately January 2022 through approximately September 2022 to advise the Board of Directors in reviewing and evaluating two stockholder derivative demand letters (as defined above, the Demands), the allegations in which were substantially similar to those asserted on behalf of the Debtors in the above-referenced derivative actions (each as described more fully in Article II.E.1 of this Disclosure Statement).  After the Petition Date, the Debtors sought and obtained authority to retain Winston as special litigation counsel in these Chapter 11 Cases for the purpose of investigating the Derivative Claims.  Pursuant to the order entered by the Bankruptcy Court authorizing the Debtors to retain Winston, the Debtors will advise both the UCC and the EC of the conclusions reached by Winston and the basis for those conclusions.  [Docket No. 508, ¶ 4].  Accordingly, any final determination regarding the inclusion of any person as a Released Party will be subject to the recommendations of the Derivative Claim Oversight Committee with respect to the Derivative Actions and the Derivative Claims, which recommendations will be informed by the advice and assistance of Winston.

4.    Releases by Holders of Claims and Interests

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Debtor, Post-Effective Date Debtor, and other Released Party from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (in each case, whether prepetition or postpetition), including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, or negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing.  Without limiting the generality of the foregoing, and subject to the paragraph directly below, pursuant to the Releases set forth in Article VIII.D of the Plan, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related to or asserted in the Putative Class Actions (which actions include, for the avoidance of any doubt, the Ohio Securities Class Action, the Delaware Shareholder Class Action, and the Post-Petition Securities Action).  Notwithstanding anything to the contrary in the foregoing,  the releases set forth in Article VIII.D of the Plan shall not be construed as (i) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (ii) releasing any timely filed Proof of Claim (as may be validly amended under the Plan or as maybe permitted by the Bankruptcy Code and Bankruptcy Rules) or any post-Effective Date obligations of or under (A) any party or Entity under the Plan, (B) any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to Final Order, or (C) any document, instrument, or agreement executed to implement the Plan, or (iii) releasing any rights to distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the preceding paragraph, the Putative Class Action Representatives shall not be deemed to constitute Releasing Parties; provided, that the Debtors do not concede that the certification of a class is appropriate in any of the Putative Class Actions and the exclusion of the Putative Class Action Representatives from the releases set forth herein shall not constitute an admission by any Person or Entity, including the Debtors, that a class is appropriate in any of the Putative Class Actions; provided further, that the Debtors do not concede that the exclusion of the Putative Class Action Representatives from the releases set forth herein in any way binds the other members of any putative class or in any way affects the decision of any such putative class members to be a Releasing Party and grant the releases set forth herein.  All of the rights of the Debtors, the Putative Class Action Representatives and any other party in connection with the potential certification of any putative class and/or the granting of releases are expressly reserved in all respects.  If the exclusion of the Putative Class Action Representative from the releases set forth herein does not bind other class members (as is the Debtors’ contention), each such class member that is a Releasing Party under the terms of the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related to or asserted in the Putative Class Actions (which actions include, for the avoidance of any doubt, the Ohio Securities Class Action, the Delaware Shareholder Class Action, and the Post-Petition Securities Action).

Additionally, notwithstanding anything to the contrary in this Plan or the Confirmation Order, nothing herein or therein does, shall, or may be construed to release, the Debtors or bar the assertion of claims against them as nominal defendants in the Post-Petition Securities Action for purposes of preserving and enforcing rights to coverage under and recovery of the proceeds of the D&O Liability Insurance Policies.

The releases by and among the Holders of Claims or Interests that are Releasing Parties and the Released Parties are appropriate consensual releases.  The releases will only be binding with respect to (i) Holders of Claims or Interests that vote to accept the Plan; (ii) Holders of Claims or Interests that are entitled to vote on the Plan who vote to reject the Plan and opt in to the third party releases provided for in Article VIII.D by checking the box on the applicable Ballot or form indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline; and (iii) with respect to each of the foregoing Entities in clauses (i) and (ii), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, each in its capacity as such; provided, however, that the Entities identified in part (iii) shall be Releasing

Parties only to the extent the corresponding Entities in parts (i) and (ii) are legally able to bind such Entities in part (iii) to the releases contained in the Plan under applicable law; provided, further, that, subject to the terms of Article VIII.D, the Putative Class Action Representatives shall not be deemed to be Releasing Parties.

For the avoidance of any doubt, subject to the terms of Article VIII.D of the Plan, the Putative Class Action Representatives shall not be deemed to be Releasing Parties.  Nonetheless, to the extent that it is determined that this exclusion of the Putative Class Action Representatives does not bind the members of the putative classes, pursuant to the Releases set forth in Article VIII.D of the Plan, each Releasing Party (which does not include the Putative Class Action Representatives, but may include members of the putative classes in the Putative Class Actions to the extent they are Releasing Parties) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Parties from any Claims related to or asserted in:

(i)	the consolidated securities fraud class action that was pending in the U.S. District Court for the Northern District of Ohio prior to the Petition Date, captioned In re Lordstown Motors Corp. Sec. Litig., No. 4:21-cv-616-DAR (N.D. Ohio) (referred to herein as the “Ohio Securities Class Action,” and described in more detail in Article II.F.I of this Disclosure Statement);
(ii)	consolidated stockholder class action was pending in the Delaware Court of Chancery prior to the Petition Date, captioned In re Lordstown Motors Corp. Stockholders Litig., C.A. No. 2021-1066-LWW (Del. Ch.) (referred to herein as the “Delaware Shareholder Class Action,” and described in more detail in Article II.F.I of this Disclosure Statement); and
(iii)	the putative securities class action filed against certain Chapter 11 Directors and Officers in the United States District Court for the Northern District of Ohio, captioned Bandol Lim v. Edward Hightower et al., No. 4:23-cv-01454-BYP (N.D. Ohio) (referred to herein as the “Post-Petition Securities Action,” and described in more detail in Article III.O of this Disclosure Statement)

The Released Parties shall not include Foxconn or the Former Directors and Officers.   As detailed above, any final determination regarding the inclusion of any person as a Released Party shall be subject to the recommendations of Derivative Claim Oversight Committee with respect to the Derivative Actions and the Derivative Claims and of the Board of Directors of LMC with respect to such matters, which will be informed by the advice and assistance of Winston.

The Debtors believe that the releases by the Releasing Parties in favor of the Released Parties are appropriate in light of the consensual nature of the releases and the contributions of the Released Parties to the Debtors and the resolution of the Chapter 11 Cases.  Moreover, as to the Chapter 11 Director and Officers, the Debtors note that any Claims against the Chapter 11 Directors and Officers may result in potentially significant indemnification claims against the Debtors and their Estates, which could deplete recoveries available to Holders of Claims and Interests, a factor which further supports the consensual releases by the Releasing Parties.

5.    Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby exculpated from, any Cause of Action for any claim related to any act or omission from the Petition Date to the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan or the distribution of Cash under the Plan, or any other related agreement, except for Claims or Causes of Action arising from an act or omission that is judicially determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects, such Exculpated Parties shall be entitled to the fullest extent permitted by law to reasonably rely upon the advice of counsel with respect to their duties and responsibilities.  The Exculpated Parties have, and upon Consummation of the Plan, shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

6.    Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR DISTRIBUTIONS REQUIRED TO BE PAID OR DELIVERED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE (1) BEEN RELEASED PURSUANT TO ARTICLE VIII.C OR ARTICLE VIII.D OF THE PLAN, (2) SHALL BE DISCHARGED PURSUANT TO ARTICLE VIII.D OF THE PLAN, OR (3) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.E OF THE PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES (TO THE EXTENT OF THE RELEASES PROVIDED PURSUANT TO ARTICLE XIII.D WITH RESPECT TO THE RELEASED PARTIES), OR THE EXCULPATED PARTIES (TO THE EXTENT OF THE EXCULPATION PROVIDED PURSUANT TO ARTICLE VIII.E OF THE PLAN WITH RESPECT TO THE EXCULPATED PARTIES): (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (III) CREATING, PERFECTING, OR ENFORCING ANY

LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (IV) EXCEPT TO THE EXTENT REQUIRED TO RENDER HOLDERS OF CLASS 5 UNIMPAIRED, ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS TIMELY ASSERTED SUCH SETOFF RIGHT IN A DOCUMENT (WHICH MAY BE A PROOF OF CLAIM) FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH THE TERMS OF THIS PLAN EXPLICITLY PRESERVING SUCH SETOFF, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

FOR THE AVOIDANCE OF DOUBT, NOTHING IN ARTICLE VIII.F OF THE PLAN SHALL AFFECT ANY RIGHT OF FOXCONN TO SETOFF OR RECOUP THE AMOUNT OF ANY ALLOWED CLAIM OR THE AMOUNT OF ANY DISTRIBUTIONS TO WHICH THEY ARE ENTITLED ON ACCOUNT OF ALLOWED FOXCONN PREFERRED STOCK INTERESTS, IF ANY, AND ALL SUCH RIGHTS SHALL BE FULLY PRESERVED TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW (AND ANY RIGHT OF THE DEBTORS AND THE POST-REORGANIZED DEBTORS WITH RESPECT TO THE FOREGOING SHALL ALSO BE PRESERVED).

7.    Release of Liens

Except (i) with respect to the Liens securing, to the extent elected by the Debtors with respect to an Allowed Secured Claim in accordance with Article III.B.2 of the Plan; or (ii) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors, the Post-Effective Date Debtors, or the Claims Ombudsman, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Post-Effective Date Debtors’ Estates and their successors and assigns.

I.    Executory Contracts

1.   Rejection of Executory Contracts

Any Executory Contract (including any and all warranties covering any vehicles sold by the Debtors) which has not been assumed with the approval of the Bankruptcy Court on or prior to the Confirmation Date shall be deemed a rejected Executory Contract by the applicable Debtor effective on the Confirmation Date.  The Plan shall constitute a motion to reject such Executory Contracts and the Debtors shall have no liability thereunder, except that any Claim arising from the rejection of an Executory Contract shall be treated as a General Unsecured Claim subject to filing of a Proof of Claim pursuant to Article II.B.3 of the Plan.  Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejection pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejection is in the best interest of the applicable Debtor, its Estate, and all parties in interest in the Chapter 11 Cases.  For the avoidance of any doubt, notwithstanding anything in the foregoing, the Debtors shall remain bound by any outstanding indemnification obligations owed to Chapter 11 Directors and Officers solely to the extent set forth in Article V.M. or to the extent that any such indemnification obligations have been assumed by the Debtors  pursuant to any Final Order entered by the Bankruptcy Court.

2.   Time for Filing Rejection Claims

Claims arising from the rejection of Executory Contracts pursuant to Article IX.A of the Plan must be filed with the Claims and Noticing Agent within thirty (30) days after the service of the Effective Date notice.  Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors or their Estates, Assets, properties or interests in property.  All proofs of Claims arising from the rejection of Executory Contracts that are timely filed as provided herein shall be treated under the Plan as General Unsecured Claims upon their Allowance.

3.   Reservation of Rights

Nothing contained in the Plan, including Article IX.C of the Plan shall constitute a waiver of any Claim, right or Cause of Action that the Debtors or the Post-Effective Date Debtors, as the case may be, may hold against the insurer under any policy of insurance or insurance agreement, including the Insurance Policies (and including with respect to the Directors and Officers or other beneficiaries of such policies).

J.   Conditions Precedent to Confirmation and the Effective Date

1.   Conditions to Occurrence of the Effective Date

The Effective Date of the Plan shall not occur unless and until each of the following conditions has occurred or has been waived pursuant to Article X.B of the Plan:

a.

the Bankruptcy Court shall have entered the Confirmation Order, in form and substance materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and EC and such order shall not have been stayed pending appeal;

b.	the Professional Fee Escrow Account shall have been established and fully funded as set forth herein;
c.	the Debtors shall have established such reserves for Disputed Claims as required pursuant to Article VII.I of the Plan;
d.	the Claims Ombudsman shall have been appointed;
e.

all Plan Documents, agreements and other instruments which are exhibits to the Plan or included in the Plan Supplement shall be acceptable to the Debtors and EC and shall have been executed and delivered by the parties thereto;

f.	all actions, documents and agreements necessary to implement the Plan and the transactions contemplated by the Plan shall have been effected or executed; and
g.

all appropriate notices shall have been given and all other appropriate actions shall have been taken to preserve all applicable Insurance Policies, including any “tail policy,” notices required to be provided.

2.    Waiver of Conditions to Confirmation and Effective Date

The conditions to the Effective Date set forth in Article X.A of the Plan may be waived by the Debtors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, that the Debtors may not waive the condition set forth in Article X.A.1; provided further, that the Debtors may not waive the condition set forth in Article X.A.3 or Article X.A.4 of the Plan without consent of the UCC and the EC; provided further, that the Debtors may not waive the condition set forth in Article X.A.5 of the Plan without the consent of the EC; provided further, that the Debtors may not waive the condition set forth in Article X.A.6, with respect to matters that affect Holders of General Unsecured Claims only, without the consent of the UCC and, with respect to matters that affect Holders of Common Stock Interests only, without the consent of the EC.

3.    Effect of Failure of Conditions to the Effective Date

In the event the conditions specified in Article X.A of the Plan have not been satisfied or waived in accordance with Article X.B of the Plan, and upon notification submitted by the Debtors to the Bankruptcy Court (a) the Confirmation Order shall be vacated; (b) no Distributions shall be made; (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred; and (d) all of the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) or to prejudice in any manner the rights of the Debtors or any other Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) in any proceedings further involving the Debtors.  Neither the Disclosure Statement, any statement contained in the Disclosure Statement nor the Plan may be used in these Chapter 11 Cases, or in any action, other than in connection with confirmation of the Plan.  In the event that the Plan is not confirmed, or is confirmed but does not become effective, the Disclosure Statement, any statements contained in the Disclosure Statement and the Plan shall have no force or effect, and neither the Disclosure Statement, any statements contained in this Disclosure Statement nor the Plan shall be admissible in any court or legal forum for any purpose whatsoever.

K.  Effect of Confirmation

1.    Deemed Consent

By voting to accept the Plan and not opting out from granting the releases in Article VIII.D of the Plan, each Holder of a Claim will be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the exculpations, releases and injunctions set forth in the Plan.

2.    No Waiver

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PLAN, CONFIRMATION OF THE PLAN SHALL NOT RELEASE, NOR BE DEEMED TO RELEASE, ANY CLAIM OR CAUSE OF ACTION THAT ANY DEBTOR MAY HOLD AGAINST ANY PERSON OR ENTITY (INCLUDING ANY RELEASED PARTY) RELATED TO, ARISING UNDER, OR IN ANY WAY WITH RESPECT TO ANY OF THE RETAINED CAUSES OF ACTION.

3.    Disallowed Claims and Disallowed Interests

On and after the Effective Date, Post-Effective Date Debtors and the Claims Ombudsman shall be fully and finally discharged of any and all liability or obligation on a Disallowed Claim or a Disallowed Interest.  The Confirmation Order, except as otherwise provided herein, shall constitute an Order: (a) disallowing all Claims against and Interests in the Debtors to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest and (b) disallowing or subordinating to all other Claims, as the case may be, any Claims against the Debtors for penalties, punitive damages or any other damages not constituting compensatory damages.

L.   Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases, or that relate to any of the following:

a.

To Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or Allowance of Claims or Interests; provided that, for the avoidance of any doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Post-Effective Date Debtors, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters.

b.

To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

c.	To hear and determine all applications for the payment of Professional Fee Claims.
d.

To resolve any matters related to (i) the assumption, assumption and assignment or rejection of any Executory Contract to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or any other matter related to such Executory Contract; (ii) the Post-Effective Date Debtors amending, modifying, or supplementing, after the Confirmation Date, the schedule of Executory Contracts to be assumed or rejected pursuant to Article IX of the Plan; and (iii) any dispute regarding whether a contract or lease is or was executory or unexpired.

e.	To adjudicate controversies, if any, with respect to distributions to Holders of Allowed Claims.
f.

To hear and determine any dispute or reconcile any inconsistency arising in connection with the Plan, any of the Plan Documents or the Confirmation Order or the interpretation, implementation or enforcement of the Plan, any of the Plan Documents, the Confirmation Order, any transaction or payment contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

g.	To hear and determine any matter concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.
h.	To adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code.
i.	To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

j.

To hear and determine any rights, Claims or Causes of Action, including without limitation Claims or Causes of Action identified on the Schedule of Retained Causes of Action, held by, transferred to or accruing to the Post-Effective Date Debtors pursuant to the Bankruptcy Code, including any settlement or compromise thereof.

k.

To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court.

l.

To take any action, and issue such orders as may be necessary or appropriate, to construe, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation.

m.

To resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.

n.	To ensure that all Distributions are accomplished as provided in the Plan.
o.	To allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim.
p.	To enter, implement or enforce such orders as may be necessary or appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated.
q.	To enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code.
r.	To recover all Assets of the Estates, wherever located.
s.	To hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code.
t.	To determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code.
u.	To enter a final decree closing the Chapter 11 Cases.
v.

To resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.

w.	To determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date.
x.	To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Plan and these Chapter 11 Cases.
y.	To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge.
z.

To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan or the Disclosure Statement.

aa.

To adjudicate any adversary proceedings pending before the Bankruptcy Court on or after the Petition Date or any other disputes relating to any Retained Cause of Action that the Post-Effective Date Debtors may bring thereafter.

bb.	To hear and determine any dispute or suit regarding setoff or recoupment.

ARTICLE V

CERTAIN TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain Holders of Claims and Interests.  The following summary does not address the U.S. federal income tax consequences to Holders of Claims not entitled to vote to accept or reject the Plan.  This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below.  The discussion below is not binding upon the IRS or the courts.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.  This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims in light of their individual circumstances.  This discussion does not address tax issues with respect to such Holders of Claims subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, persons who are non-U.S. persons, controlled foreign corporations, passive foreign investment companies, Persons who are related to the Debtors within the meaning of the IRC, Persons liable for alternative minimum tax, U.S. Holders (as defined herein)

whose functional currency is not the U.S. dollar, Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the Common Stock, or any other consideration to be received under the Plan, as part of a hedge, straddle, conversion, or other integrated transaction).  No aspect of state, local, estate, gift, or non-U.S. taxation is addressed.  Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the IRC).  This summary does not address any special arrangements or contractual rights that are not being received or entered into in respect of an underlying Claim, including the tax treatment of any backstop fees or similar arrangements (including any ramifications such arrangements may have on the treatment of a Holder under the Plan).  This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.

For purposes of this discussion, a “U.S. Holder” is a Holder that is:  (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons has authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity.  Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims should consult their tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN INTEREST OR A CLAIM.  ALL HOLDERS OF INTERESTS AND CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

A.  Certain Tax Consequences to Holders of Interests

In accordance with the Plan, Holders of Common Stock Interests and Foxconn Preferred Stock Interests will retain their respective Common Stock Interests and Foxconn Preferred Stock Interests.  Thus, such Holders will not recognize gain or loss pursuant to the Plan.  Subsequent to the Effective Date, such Holders may or may not receive distributions from the Company or otherwise realize value from the sale or exchange of their Common Stock Interests and Foxconn

Preferred Stock Interests. Distributions from the Company (other than liquidating distributions) generally would be treated as dividends to the extent of any historical or current-year’s earnings and profits of the Company and, to the extent in excess of such earnings and profits, as a return of basis and thereafter as capital gain. Proceeds from one or more liquidating distributions or from a sale or exchange generally would result in a gain (or loss) to the extent the total amount realized in such liquidation or sale or exchange exceeds (is less than) such Holder’s adjusted tax basis in such Interest. Capital losses are subject to various limitations under the Internal Revenue Code (“IRC”).

B.   Certain Tax Consequences to Holders of General Unsecured Claims

In accordance with the Plan, Holders of General Unsecured Claims may or may not receive full recovery under the Plan.  To the extent a Holder of a Claim will not receive full recovery under the Plan, such Holder generally will be able to recognize a bad debt loss in an amount equal to the excess of (i) such Holder’s adjusted tax basis in such Claim over (ii) the fair market value of the amount recovered under the Plan. Such loss generally will be ordinary in character to the extent such Claim was held by such Holder in its trade or business.

C.  Certain Tax Consequences to Holders of Section 510(b) Claims

In accordance with the Plan, Holders of 510(b) Claims may receive payments for their Claims.  Such Holders generally will recognize gain (or loss) to the extent the fair market value of the amount a Holder recovers under the Plan exceeds (or is less than) such Holder’s adjusted tax basis in such Claim.

D.  Certain Tax Consequences to the Debtors

1.    Cancellation of Indebtedness Income

a.   In General

In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness.  The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued, and (iii) the fair market value of any other new consideration (including stock of the debtor) given in satisfaction of such satisfied indebtedness at the time of the exchange.

Under section 108 of the IRC, a debtor is not, however, required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding.  Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC.  In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers.  163(j) Carryforwards are not subject to reduction under these rules.  Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC.  The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined.  Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

b.   Limitation of NOL Carryforwards and Other Tax Attributes

After giving effect to the reduction in tax attributes pursuant to excluded COD Income and the worthless stock deduction rules described above, Debtors’ ability to use any remaining tax attributes post-emergence may be subject to certain limitations under sections 382 and 383 of the IRC. The transactions contemplated herein, though, are not expected to trigger limitations under section 382 or 383.

i.	General Section 382 Annual Limitation

Under sections 382 and 383 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs and, if the corporation has an overall “net unrealized built in loss” in its assets, and certain other tax attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation.  This discussion refers to the limitation determined under section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.”

If the transactions trigger the Section 382 Limitation and if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation.  In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000, or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

In general, the annual Section 382 Limitation on the use of Pre Change Losses in any “post-change year” is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs).  If the corporation has an overall “net unrealized built-in gain” as determined pursuant to IRS Notice 2003-65, the Section 382 Limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change (or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65).  Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits.  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.  As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

ii.	Special Bankruptcy Exception

An exception to the foregoing annual limitation rules generally applies when so called “qualified creditors” of a debtor company in chapter 11 receive, in respect of their claims, together with existing shareholders with respect to their stock, at least 50 percent of the vote and value of the stock of the Debtors (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, the Debtors’ Pre Change Losses are not limited on an annual basis but, instead, the Debtors’ NOLs are required to be reduced by the amount of any interest deductions claimed during any taxable year ending during the three-year period preceding the taxable year that includes the Effective Date, and during the part of the taxable year prior to and including the Effective Date, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the Debtors undergo another ownership change within two years after consummation, then the Debtors’ Pre Change Losses are eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule may apply (the “382(l)(6) Exception”).  When the 382(l)(6) Exception applies, the annual limitation will be calculated by reference to the lesser of (a) the value of the Common Stock (with certain adjustments) immediately after the ownership change or (b) the value of the Debtors’ assets (determined without regard to liabilities) immediately before the ownership change.  This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an ownership change to be determined before the events giving rise to the change.  The 382(l)(6) Exception differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOLs by interest deductions in the manner described above, and the debtor may undergo a change of ownership within two years without triggering the elimination of its Pre Change Losses.

The Debtors do not expect section 382 or section 383 to apply to the transactions.  In addition, on or after the Effective Date, the Debtors intend to adopt stock trading restrictions (similar in substance to the stock trading restrictions currently in force with respect to trading in the Common Stock and Foxconn Preferred Stock) with respect to its Common Stock and Foxconn Preferred Stock, which will substantially reduce the likeliness of an ownership change under section 382 after the Effective Date.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE VI

SOLICITATION AND VOTING PROCEDURES

The solicitation procedures attached to the Disclosure Statement Order (the “Solicitation Procedures”), which are incorporated into this Disclosure Statement by reference and summarized below, will be used to collect and tabulate votes on the Plan. The Disclosure Statement Order establishing the Solicitation Procedures should be read in conjunction with this Disclosure Statement and in formulating a decision to vote to accept or reject the Plan. In the event of any conflict between the Solicitation Procedures and this Disclosure Statement, the Solicitation Procedures will control.

A.  Holders of Claims and Interests Entitled to Vote on the Plan

As discussed above, Holders of Claims in Class 3 (General Unsecured Claims), Class 7 (Common Stock Interests), Class 8 (Section 510(b) Claims), Section 9 (RIDE Section 510(b) Claims), and Class 10 (Ohio Securities Class Action Claims) (collectively, the “Voting Classes”) are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Additionally, Holders of Interests in Class 5 (Foxconn Preferred Stock Interests) will be furnished with Ballots to facilitate provisional voting to accept or reject the Plan. Accordingly, Holders of Claims in the Voting Classes are entitled to vote on the Plan and Holders of Interests in Class 5 will be permitted to vote on the Plan provisionally and all such Holders should refer to the Disclosure Statement Order and Solicitation Procedures attached thereto for further instructions on voting.

B.   Voting Record Date

The Record Date for determining whether Holders of Claims or Interests are entitled or permitted to vote on the Plan and receive the Solicitation Package (as defined below) in accordance with the Solicitation Procedures is October 31, 2021.

C.  Solicitation Package

The package of materials (the “Solicitation Package”) to be sent to Holders of Claims and Interests in the Voting Classes and Holders of Interests in Class 5 contain:

1.    a cover letter from the Debtors describing the contents of the Solicitation Package and urging the Voting Classes to vote to accept the Plan;

2.    a copy of this Disclosure Statement, together with the exhibits hereto, including the Plan, attached as Exhibit A;

3.    a copy of the Disclosure Statement Order entered by the Bankruptcy Court;

4.    a copy of the notice of the Confirmation Hearing, the Confirmation Objection Deadline, and the Voting Deadline (the “Confirmation Hearing Notice”);

5.    an appropriate form of Ballot with return instructions and a prepaid, return envelope; and

6.    any other materials ordered by the Bankruptcy Court to be included as part of the Solicitation Package.

In addition, the following materials will be sent to Holders of Claims not in the Voting Classes (i.e., Classes 1 and 2) as of the Voting Record Date and Holders of Unclassified Claims as of the Voting Record Date:

1.    a copy of the Confirmation Hearing Notice; and

2.    a notice informing such Holders that are not entitled to vote under the terms of the Plan.

The Plan, the Disclosure Statement, all Plan Documents, including the Plan Supplement, will be made available online at no charge at the website maintained by the Debtors’ Voting Agent at https://www.kccllc.net/lordstown.  The Debtors will provide parties in interest (at no charge) with hard copies of the Plan and/or Disclosure Statement, as well as any exhibits thereto, upon request to the Voting Agent electronically at www.kccllc.net/lordstown/inquiry or by telephone at (877) 709-4757 or (424) 236-7235 (International).

D.  Voting on the Plan

The voting deadline to accept or reject the Plan is at 5:00 p.m. (Prevailing Eastern Time) on December 12, 2023, unless extended by the Debtors (the “Voting Deadline”).  You may submit your Ballot via first class mail, overnight courier, or hand/personal delivery at the address listed below or online at the KCC website listed below.  Ballots will not be accepted by facsimile, email, or other electronic means of transmission.  Additional details on voting are discussed herein and set forth in Ballots delivered to Holders of Claims or Interests entitled or permitted to vote on the Plan.

For your vote to be counted, you must return your properly completed Ballot in accordance with the voting instructions on the Ballot on that it is actually received by Kurtzman Carson Consultants, LLC (the “Voting Agent”), on or before the Voting Deadline.

DELIVERY OF BALLOTS BY MAIL
Lordstown Ballot Processing c/o KCC 222 N. Pacific Coast Highway Suite 300 El Segundo, CA 90245

ONLINE SUBMISSION OF BALLOT

Submit your Ballot via the Voting Agent’s online portal at
www.kccllc.net/lordstown. Click on the “Submit Electronic Ballot (e-Ballot)”
section of the website and follow the instructions to submit your Ballot.

Special procedures are set forth in the Disclosure Statement Order and Solicitation Procedures for beneficial holders who hold securities through a broker, dealer, commercial bank, trust company, or other agent or nominee (“Nominee”). If you received a Solicitation Package addressed to or sent from your Nominee, please return your Ballot to your Nominee allowing enough time for your Nominee to cast your vote on a Ballot or Master Ballot before the Voting Deadline. Please review the Disclosure Statement Order and Solicitation Procedures for further information concerning such special voting instructions.

E.   Special Notice Concerning Releases Associated with Voting

Pursuant to Article VIII.D of the Plan, each holder of a Claim or Interest that is entitled to Vote on the Plan and (i) affirmatively votes to accept the Plan or (ii) votes to reject the Plan and opts in to the third party releases provided for in Article VIII.D by checking the box on the applicable Ballot or form indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline, conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged, from the Claims specified in the following paragraph, each of the following Persons and Entities (“Released Parties”) in their capacity as such: (i) the Debtors; (ii) the Post-Effective Date Debtors; (iii) each of the Debtors’ Estates; (iv) the UCC, (v) each of the UCC Members, solely in its capacity as a UCC Member; (vi) the EC; (vii) each of the EC Members, solely in its capacity as an EC Member; and (viii) with respect to each of the foregoing Entities in clauses (i) through (vii), their respective current and former officers, directors, employees, attorneys, accountants, investment bankers, consultants and other professionals other than Excluded Parties, each in its capacity as such; provided that, notwithstanding anything in the foregoing, any Person or Entity that is an Excluded Party shall not be a Released Party; provided further that, notwithstanding anything in the foregoing, any Person or Entity that is entitled to vote on the Plan but does not vote in favor of the Plan or otherwise opt in to the releases shall not be a Released Party.

Each Holder of a Claim or Interest that is entitled to Vote on the Plan and (i) affirmatively votes to accept the Plan or (ii) votes to reject the Plan and opts in to the third party releases provided for in Article VIII.D of the Plan by checking the box on the applicable Ballot or form indicating that they opt in to granting such releases in the Plan submitted on or before the Voting Deadline, shall release the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (in each case, whether prepetition or postpetition), including any derivative Claims asserted or that may be asserted on behalf of the Debtors or their Estates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the conduct of their business (in each case, whether prepetition or postpetition), the formulation, preparation, dissemination, or negotiation of the Plan, the Disclosure Statement, any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the Disclosure Statement, the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (in each case, whether prepetition or postpetition) related or relating to the foregoing.  Notwithstanding anything to the contrary in the foregoing, the releases set forth in Article VIII.D of the Plan shall not be construed as (i) releasing any Released Party from Claims or Causes of Action arising from an act or omission that is judicially determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, (ii) releasing any timely filed Proof of Claim (as may be validly amended under the Plan or as maybe permitted by the Bankruptcy Code and Bankruptcy Rules) or any post-Effective Date obligations of or under (A) any party or Entity under the Plan, (B) any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to Final Order, or (C) any document, instrument, or agreement executed to implement the Plan, or (iii) releasing any rights to distributions required to be paid or delivered pursuant to the Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the preceding paragraph, the Putative Class Action Representatives shall not be deemed to constitute Releasing Parties; provided, that the Debtors do not concede that the certification of a class is appropriate in any of the Putative Class Actions and the exclusion of the Putative Class Action Representatives from the releases set forth herein shall not constitute an admission by any Person or Entity, including the Debtors, that a class is appropriate in any of the Putative Class Actions; provided further, that the Debtors do not concede that the exclusion of the Putative Class Action Representatives from the releases set forth herein in any way binds the other members of any putative class or in any way affects the decision of any such putative class members to be a Releasing Party and grant the releases set forth herein.  All of the rights of the Debtors, the Putative Class Action Representatives and any other party in connection with the potential certification of any putative class and/or the granting of releases are expressly reserved in all respects.  If the exclusion of the Putative Class Action Representative from the releases set forth herein does not bind other class members (as is the Debtors’ contention), each such class member that is a Releasing Party under the terms of the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from any Claims related to or asserted in the Putative Class Actions (which actions include, for the avoidance of any doubt, the Ohio Securities Class Action, the Delaware Shareholder Class Action, and the Post-Petition Securities Action).

Holders of Claims or Interests may have independent claims against one or more of the Released Parties.  Because a vote in favor of the Plan will release whatever claims do exist, if any, against the Released Parties, creditors should consult their own counsel for information and advice as to whether any such claims exist and the value or merit of any such claims.  If a Holder of Claims or Interests does not wish to give the releases contemplated under the Plan, then the Holder should vote to reject the Plan and refrain from checking the box on the Ballot to opt in to the releases or abstain from voting on the Plan.  Any party in interest may object to the proposed third-party release provisions.  The Debtors have the burden of proof at the Confirmation Hearing to satisfy the applicable standards for third party releases.

FOR THE AVOIDANCE OF ANY DOUBT, PURSUANT TO THE THIRD PARTY RELEASES IN THE PLAN, EACH RELEASING PARTY SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED, WAIVED, AND DISCHARGED EACH RELEASED PARTY FROM (AMONG OTHER CLAIMS AS MORE FULLY SET FORTH IN ARTICLE VIII.D OF THE PLAN) ANY CLAIMS RELATED TO OR ASSERTED IN THE PUTATIVE CLASS ACTIONS (WHICH ACTIONS INCLUDE, FOR THE AVOIDANCE OF ANY DOUBT, (I) THE OHIO SECURITIES CLASS ACTION, (II) THE DELAWARE SHAREHOLDER CLASS ACTION, AND (III) THE POST-PETITION SECURITIES ACTION).  PURSUANT TO THE RELEASES, RELEASING PARTIES WOULD BE RELEASING THEIR RIGHTS TO ANY RECOVERIES ARISING FROM THE PUTATIVE CLASS ACTIONS IF SUCH HOLDERS VOTE TO ACCEPT THE PLAN OR VOTE TO REJECT AND OPT IN TO THE RELEASES PROVIDED FOR IN THE PLAN AND ARE BOUND BY THE THIRD-PARTY RELEASE PROVISIONS OF THE PLAN.

ARTICLE VII

RISK FACTORS TO CONSIDER BEFORE VOTING

A.	Risk of Amendment, Waiver, Modification or Withdrawal of the Plan

The Debtors and the Post-Effective Date Debtors, as applicable, reserve the right, in accordance with the Bankruptcy Code, the Bankruptcy Rules and consistent with the terms of the Plan, to amend the terms of the Plan or waive any conditions thereto if and to the extent that such amendments or waivers are necessary or desirable to consummate the Plan.

The potential impact of any such amendment or waiver on the holders of Claims and Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes.

B.	Parties May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with this requirement.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that parties will not object to the proposed classification.

C.	The Debtors May Not Be Able to Obtain Confirmation of the Plan

The Debtors may not receive the requisite acceptances to confirm the Plan.  In the event, that votes with respect to Claims in the Class entitled to vote are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek Confirmation of the Plan by the Bankruptcy Court.  However, if the requisite acceptances are not received, the Debtors may not be able to obtain Confirmation of the Plan. Even if the requisite acceptances of the Plan are received, the Bankruptcy Court might not confirm the Plan as proposed if the Bankruptcy Court finds that any of the statutory requirements for confirmation under section 1129 of the Bankruptcy Code has not been met.

Without limiting the generality of the foregoing, and although the Debtors believe that the allocation methodology contained in Class 8 fairly allocates value between the Holders of Section 510(b) Claims and the Holders of Common Stock Interests, the Debtors understand that the Ohio Securities Class Action Lead Plaintiff vigorously disputes the propriety and fairness of the treatment of Class 8 Section 510(b) Claims under the Plan.  In that regard:

●	The Ohio Securities Class Action Lead Plaintiff asserts that the Plan is inconsistent with 11 U.S.C. § 510(b), which provides in pertinent part that “[f]or the purpose of distribution under this title, a claim arising from rescission of a purchase or sale of a security of the debtor or of an affiliate of the debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 on account of such a claim . . . [where] such security is common stock, such claim has the same priority as common stock[;]”
●	The Ohio Securities Class Action Lead Plaintiff asserts that Section 510(b) Claims are prepetition Claims against the Debtors and, therefore, the appropriate point in time for determining the pro rata allocation of value distributable to holders of Class 7 Common Stock Interests and Class 8 Section 510(b) Claims is as of the Petition Date;
●	The Ohio Securities Class Action Lead Plaintiff asserts that, instead, the Plan utilizes an inappropriate and drastically inflated share price, improperly determined as of the Ohio Settlement Class Period, to convert Class 8 Section 510(b) Claims (denominated in dollars) into Common Stock Interests (denominated in shares), artificially and dramatically shifting the required pro rata allocation between Class 7 and Class 8 in favor of Class 7;

●	The Ohio Securities Class Action Lead Plaintiff asserts that, instead, as an example, if the claim filed by the Ohio Securities Class Action Lead Plaintiff on behalf of the Ohio Settlement Class is allowed in the stated amount of $695,000,000, the Ohio Settlement Class would receive 183,658 Common Stock Interests. The Ohio Securities Class Action Lead Plaintiff asserts that, instead, as compared to LMC’s reported public float of 13,873,779 shares, the Debtors’ proposed treatment would allocate 98.69% of any Distribution to Class 7 and just 1.31% to Class 8 despite the fact that both classes must be treated equally under the Bankruptcy Code; and
●	The Ohio Securities Class Action Lead Plaintiff asserts that, in the foregoing example, if the Post-Effective Date Debtors made a distribution of $10,000,000 to Class 7 and Class 8, Class 7 would receive $9,869,351.72, while Class 8 – investors who purchased while the price of the Debtors’ stock was drastically inflated and suffered damages as a result – would receive only $130,648.28.

The Debtors dispute the Ohio Securities Class Action Lead Plaintiff’s arguments and believe that the Plan complies fully with section 510(b) of the Bankruptcy Code (and all other provisions of the Bankruptcy Code), including with respect to the Plan’s treatment of Section 510(b) Claims.

If the Plan is not confirmed by the Bankruptcy Court, there can be no assurance that any alternative plan would be on terms as favorable to Holders of Allowed Claims as the terms of the Plan. In addition, there can be no assurance that the Debtor will be able to successfully develop, prosecute, confirm and consummate an alternative plan that is acceptable to the Bankruptcy Court and the Debtors’ creditors.

D.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code

The Bankruptcy Court denied the motion filed by Foxconn to dismiss or convert the Chapter 11 Cases. Nevertheless, if the Bankruptcy Court finds at a later date and pursuant to another motion to dismiss or covert that it would be in the best interest of Holders of Claims and Interests or upon the showing of cause, the Bankruptcy Court may convert the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code.  In such event, a Chapter 7 trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. Although the value, if any, that would be available to any of the Debtors’ various stakeholders (including creditors and stockholders) would be uncertain in any bankruptcy proceeding, the Debtors’ believe that liquidation under Chapter 7 would result in significantly smaller distributions being made to our stakeholders than those we might obtain under Chapter 11 primarily because of the likelihood that the assets would have to be sold or otherwise disposed of in a distressed fashion over a short period of time rather than in a controlled manner and as a going concern.

E.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in the Plan, the Effective Date is subject to a number of conditions precedent.  If such conditions precedent are not met or waived, the Effective Date will not occur.

F.	Holders of Claims and Interests May Recover Less Than Projected

Recoveries to Holders of Claims and Interests of the Debtors will be affected by numerous factors.  First, the Cash available for Distributions is uncertain and will depend, in part, on the outcome of the Foxconn Adversary Proceeding or any other Causes of Action pursued by the Debtors and any other efforts to monetize and realize value from the Debtors’ assets.  The sale process may not generate any additional proceeds for the Debtors estates.  Further, although the Debtors believe that the Causes of Action set forth in the Foxconn Adversary Proceeding have merit, litigation is inherently uncertain and the outcome is hard to predict.  The Debtors could expend considerable resources prosecuting the Causes of Action in the Foxconn Adversary Proceeding without obtaining a favorable outcome.

Further, recoveries to Holders of Claims and Interests will be affected by the amount of Claims and Interests ultimately Allowed against the Debtors.  The Debtor’s expenses could be higher than projected and Distributions could be reduced by, among other things, the prior payment of fees, costs, and expenses of the Debtors or the costs to administer the Plan.  Further, recoveries to a Holder of a Claim or Interest in a particular class will be affected by the amount of Allowed Claims required to be paid by the Debtors pursuant to the Plan, which are pari passu or senior to the Claim or Interest held by such Holder.

Although the Debtors have made commercially reasonable efforts to disclose projected recoveries in this Disclosure Statement, as discussed above, it is possible that the amount of Allowed Claims will be materially higher than any range of possible Allowed Claims the Debtors have considered to date, and thus recoveries could be materially reduced or eliminated. In addition, the timing of actual distributions to holders of Allowed Claims and Allowed Interests may be affected by many factors that cannot be predicted.  Therefore, the Debtors cannot guarantee the timing of any Distributions.

G.	The Allowed Amount of Claims May Differ from Current Estimates

There can be no assurance that the estimated Allowed Claim amounts set forth in the Plan and herein are correct, and the actual amount of Allowed Claims may differ from the estimates.  The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated in the Disclosure Statement.  Furthermore, a number of additional claims may be Filed, including on account of (i) rejection damages for executory contracts and unexpired leases rejected pursuant to the Plan (which may be filed up until the Rejection Damages Bar Date set forth in Article III.I of this Disclosure Statement) and (ii) governmental claims (which may be filed up until the Governmental Bar Date on December 26, 2023).  Such clams may be substantial.  Any such claims may result in a greater amount of Allowed Claims than estimated in the Disclosure Statement.

In addition, as discussed in Article II.F.I of this Disclosure Statement, the SEC has sought and obtained an extension of its deadline to bring an action to determine whether certain of the Debtors obligations to Governmental Units are not dischargeable under section 1141(d)(6) of the Bankruptcy Code.  If the SEC brings and prevails in such non-dischargeability action, obligations of the Debtors owed to the SEC would become obligations of the Post-Effective Date Debtors, which could impact recoveries to Holders of Claims and Interests pursuant to the Plan.

H.	Valuation of the Assets Is Speculative

Any valuation of any of the assets to be distributed under the Plan is necessarily speculative, and the value of such assets could potentially be zero.  Accordingly, the ultimate value, if any, of these assets could materially affect, among other things, recoveries to the Debtors’ creditors, including Holders of Claims and Interests in the voting classes.

I.	Risks Related to Income Taxation

There are several income tax considerations, risks and uncertainties associated with the Plan. Interested parties should read carefully the discussions set forth in Article VII of the Disclosure Statement regarding certain United States federal income tax consequences of the transactions proposed by the Plan.

J.	Certain Impacts on Distributions as a Result of Treatment of Foxconn Preferred Stock Interests

Foxconn Preferred Stock Interests, which are Unimpaired and deemed to Accept the Plan pursuant to Article III.B.5 of the Plan, may be found to be Impaired.  In such a case, the Debtors would be required to satisfy additional requirements under the Bankruptcy Code if Foxconn were to vote to reject the Plan.

In addition, the Bankruptcy Court or another court may find that Foxconn’s entitlement to the Liquidation Preference or other amounts with respect to its Foxconn Preferred Stock Interests has been triggered, in which case, absent subordination of the Foxconn Preferred Stock Interests, or other relief, Holders of Common Stock Interests and Holders of Claims with the priority of Common Stock Interests would likely not receive a distribution under the Plan unless and until the Liquidation Preference and other amounts with respect to Foxconn Preferred Stock Interests is paid in full.

K.	Certain Risks to Holders of Interests

Under the Plan, the Holders of Interests (other than Section 510(b) Claims) will continue to hold their Interests after the Effective Date of the Plan and the Debtors are authorized to operate after the Effective Date. Such operations will not include ownership or operation of the Purchased Assets (described and defined in Article III.C of this Disclosure Statement), but could include efforts by the Debtors to enter into one or more transactions to maximize the value of their tax attributes. The nature and result of any post-Effective Date operations is speculative and uncertain.

Moreover, while the Post-Effective Date Debtors intend to continue and maintain securities disclosure and reporting obligations after the Effective Date, there is no assurance that the Post-Effective Date Debtors will be able to do so.  In turn, this may restrict, limit, or otherwise impact the ability of Holders of Common Stock Interests to trade such Interests after the Effective Date, including under Rule 144 of the Securities Act.

In addition, in order to preserve the tax attributes of the Debtors, Holders of Interests may be restricted by the Debtors’ organizational documents, the Confirmation Order or other order of the Bankruptcy Court from transferring their Interests after the Effective Date.  Even if no such restriction is implemented, the Interests are not expected to be listed on any national securities exchange and the market for trading Interests after the Effective Date may be limited.

Further, there can be no assurance that the Debtors will be able to identify or consummate a transaction that optimizes the tax efficiency of the Debtors. As a result, the value of Interests after the Effective Date is highly uncertain.

L.	Litigation

As is the case with most litigation, the outcomes of any litigation involving the Debtor, or any other Retained Cause of Action commenced, or preserved, prior to the Effective Date, are difficult to assess or quantify.

ARTICLE VIII

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) seeking a liquidation of the Debtors under chapter 7 of the Bankruptcy Code or dismissal of the Chapter 11 Cases, or (ii) the preparation and presentation of an alternative chapter 11 plan.

A.  Liquidation under Chapter 7 or dismissal

If the Plan is not confirmed and consummated, the Debtors’ alternatives include (i) seeking a liquidation of the Debtors under chapter 7 of the Bankruptcy Code or dismissal of the Chapter 11 Cases, or (ii) the preparation and presentation of an alternative chapter 11 plan.

The Debtors believe that the Plan is the best alternative available to creditors and interest holders because the Plan provides for an orderly liquidation of the Assets.  Furthermore, the Debtors believe that the Plan also provides creditors and interest holders with a degree of certainty that would not exist if the Assets were subject to liquidation outside of the Plan and eliminates the risks and expenses of the marketplace and continual administration of the Debtors. In this regard, in the event of a liquidation under Chapter 7, general unsecured creditors would likely not receive distributions in as large of an amount as they will likely be entitled to under the

Plan and equity Interests would likely not be entitled to any recovery, and the following is likely to occur:

i.          Additional administrative expenses, including trustee’s commissions, fees for trustee’s accountant, attorneys and other professionals likely to be retained, would be incurred with priority over General Unsecured Claims under section 507(a)(1) of the Bankruptcy Code and would materially reduce creditor recovery.

ii.         Distributions would likely be substantially delayed, while expenses of administration would continue to grow.

Accordingly, it is the Debtors’ belief that in a Chapter 7 liquidation of the Debtors, the unsecured creditors would not receive a distribution. Accordingly, the Debtors believe that the Plan is in the best interests of creditors.  See Liquidation Analysis attached hereto as Exhibit C.

If the Plan is not confirmed, the Estates may lack sufficient funds to continue the Chapter 11 Cases or return a meaningful recovery to stakeholders, and they could be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate and distribute the Debtors’ Assets to creditors in accordance with the priorities established by the Bankruptcy Code.  In addition, the Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for under the Plan because of (i) the increased costs and expenses under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisers to such trustee, and (ii) the time required to make distributions in a chapter 7 case.  Alternatively, the Debtors could seek to dismiss the Chapter 11 Cases.  The Debtors believe that recoveries to creditors would be meaningless under such a scenario.  Moreover, they believe that obtaining Bankruptcy Court approval of a structured dismissal is an uncertain outcome.

Accordingly, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Interest with a recovery that is not less than the amount such holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

B.   Alternative Chapter 11 Plan.

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different chapter 11 plan.  Alternatives to the Plan may include differing treatment to General Unsecured Creditor or Holders of Interests.  If an alternative plan is pursued, creditors and equity holders would lose the recoveries derived from the Plan.  Accordingly, the Debtors believe that the Plan enables creditors and equity holders to realize the highest recoveries under the circumstances.

ARTICLE IX

CONFIRMATION OF THE PLAN

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the Holders of Claims and Interests impaired under the Plan; and (C) feasible.

A.  Acceptance of the Plan

The Bankruptcy Code defines “acceptance” of a plan by a class of (i) Claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Claims that cast ballots for acceptance or rejection of the Plan and (ii) Interests as acceptance by interest Holders in that class that hold at least two-thirds (2/3) in amount of the Interests that cast ballots for acceptance or rejection of the Plan.  Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the Plan.

If any impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cram down” provisions set forth in section 1129(b) of the Bankruptcy Code.  The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan.  A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”  The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards that must be satisfied in order for the Plan to be confirmed, depending on the type of claims or interests in such class.  The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the plan:

●	Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

●	Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (b) the Holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.
●	Interests. Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the Holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

B.   Best Interests Test

The Bankruptcy Code requires that each holder of an impaired claim or interest either (1) accepts the plan or (2) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such holder would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  This requirement is customarily referred to as the “best interests” test.  The Debtors believe that the value of any distributions to Holders of Allowed Claims and Interests in a chapter 7 case would be less than the value of distributions under the Plan.

C.  Feasibility

The Bankruptcy Code requires that a chapter 11 plan provide for payment in full of all administrative and priority claims unless holders of such claim consent to other treatment. Each Holder of an Allowed Other Priority Claim will receive payment in full in Cash or other treatment rendering such claim Unimpaired, unless such Holder agrees to less favorable treatment. The Debtors therefore believe that the Plan is feasible.

D.  Confirmation Hearing and Plan Objection Deadline

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties.  The Confirmation Hearing is scheduled for December 19, 2023, at 2:00 (Prevailing Eastern Time) (the “Confirmation Hearing”), or as soon thereafter as counsel may be heard, before the Honorable Mary F. Walrath, United States Bankruptcy Judge.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.  The Bankruptcy Court has directed that any objections to confirmation of the Plan be filed and served on or before December 8, 2023, at 4:00 p.m. (Prevailing Eastern Time) (the “Plan Objection Deadline”).

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the local rules of the Bankruptcy Court, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefor, and must be Filed with the Bankruptcy Court and served upon all of the below parties in accordance with the Bankruptcy Rules and the local rules of the Bankruptcy Court.

If to the Debtors, to:

Lordstown Motors Corp.

38555 Hills Tech Dr.,

Farmington Hills, MI 48331

Attn: Melissa Leonard

-and-

Womble Bond Dickson (US) LLP

1313 North Market Street, Suite 1200

Wilmington, Delaware 19801

Attn: Donald J. Detweiler

Morgan L. Patterson

don.detweiler@wbd-us.com

morgan.patterson@wbd-us.com

White & Case LLP
Southeast Financial Center
200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131
Attn: Thomas E Lauria

Attn: Matthew C. Brown

Attn: Fan B. He

tlauria@whitecase.com

mbrown@whitecase.com

fhe@whitecase.com

-and-

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: David M. Turetsky

david.turetsky@whitecase.com

White & Case LLP

111 South Wacker Drive

Suite 5100

Chicago, Illinois 60606

Attn: Jason N. Zakia

jzakia@whitecase.com

-and-

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Roberto Kampfner
Attn: Roberto Kampfner
Attn: Doah Kim
Attn: RJ Szuba

rkampfner@whitecase.com

doah.kim@whitecase.com

rj.szuba@whitecase.com

If to the UCC, to:

Troutman Pepper Hamilton Sanders LLP

Hercules Plaza

1313 N. Market Street, Ste 5100

Wilmington, DE 19801

Attn: David M. Fournier

Attn: Marcy J. McLaughlin Smith

Attn: Tori L. Remington

david.fournier@troutman.com

marcy.smith@troutman.com

tori.remington@troutman.com

-and-

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square 18th & Arch Streets

Philadelphia, PA 19103-2799

Attn: Francis J. Lawall

francis.lawall@troutman.com

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, NY 10022

Attn: Deborah Kovsky-Apap

deborah.kovsky@troutman.com

-and-

Troutman Pepper Hamilton Sanders LLP

4000 Town Center, Suite 1800

Southfield, MI 48075

Attn: Sean McNally

sean.mcnally@troutman.com

If to the EC, to: 500 Delaware Avenue, Suite 1500 Wilmington, DE 19801 Attn: Eric J. Monzo Brya M. Keilson emonzo@morrisjames.com bkeilson@morrisjames.com

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attn: Robert J. Stark

Bennett S. Silverberg

rstark@brownrudnick.com

bsilverberg@brownrudnick.com

-and-

One Financial Center

Boston, MA 02111

Attn: Tristan G. Axelrod

Matthew A. Sawyer

taxelrod@brownrudnick.com

msawyer@brownrudnick.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND
FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

E.   Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid on or before the Effective Date.  All such fees that arise after the Effective Date shall be paid by the Estates, the Post-Effective Date Debtors, or the Claims Administrator in the ordinary course. The Post-Effective Date Debtors and the Claims Administrator shall have the obligation to pay quarterly fees to the Office of the United States Trustee pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed, dismissed or converted. Notwithstanding anything to the contrary in the Plan, the U.S. Trustee shall not be required to file any proofs of claim with respect to quarterly fees payable pursuant to section 1930 of title 28 of the United States Code.

F.   Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a document in the Plan Supplement provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

G.  Notice of Entry of Confirmation Order and Relevant Dates

Promptly upon entry of the Confirmation Order, the Debtors shall file on the docket and serve upon parties who have entered their appearance a notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan.

H.  Modification of the Plan and Amendments

The Plan may only be amended, modified or supplemented in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code.  The Debtors shall consult with the UCC and EC with respect to any amendment to, modification or supplementation of the Plan prior to the Effective Date.

I.    Revocation, Withdrawal or Non-Consummation of Plan

If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if confirmation or consummation of the Plan does not occur as to any Debtor, then, as to such Debtor, (a) the Plan shall be null and void in all respects and (b) any settlements and compromises embodied in the Plan, and any document or agreement executed pursuant the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained in the Plan and no acts taken in preparation for consummation of the Plan shall (i) constitute or be deemed to constitute a waiver or release of any Claims against or Interests in such Debtor or any other Person, (ii) prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor or (iii) constitute or be deemed to constitute an admission of any sort by the Debtors or any other Person.  None of the filing of the Plan, the taking by the Debtors or other party in interest of any action with respect to the Plan or any statement or provision contained in the Plan shall be or be deemed to be an admission by the Debtors or other party in interest against interest, or be or be deemed to be a waiver of any rights, Claims or remedies that the Debtors or other party in interest may have, and until the Effective Date all such rights and remedies are and shall be specifically reserved.  In the event the Plan is not confirmed and the Confirmation Order is not entered, the Plan and the Plan Documents and any document contained in the Plan Supplement, and any statement contained in the Plan or Plan Documents, may not be used by any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) against the Debtors and other parties in interest.  The Debtors shall consult with the UCC and EC with respect to the revocation or withdrawal of the Plan with respect to any one or more of the Debtors.

J.   Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors and the Post-Effective Date Debtors and the Holders of all Claims and Interests and their respective successors and assigns.

K.  Severability of Plan Provisions

If, prior to the Effective Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors in consultation with the UCC and the EC, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

L.   No Admissions

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTION, THE PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

M.  Dissolution of the UCC and EC

On the Effective Date, the EC shall dissolve and all members, ex officio members, employees, attorneys, financial advisors, other Professionals or other agents thereof shall be released from all rights and duties arising from or related to the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the EC’s attorneys and financial advisors and other agents shall terminate, provided that the EC shall continue in existence and its Professionals shall continue to be retained with respect to (i) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code and (ii) any appeals of the Confirmation Order.

Following the Effective Date, the UCC shall continue in existence and its Professionals shall continue to be retained with respect to (i) the duties and activities of the UCC set forth in the Plan, (ii) applications Filed or to be Filed pursuant to sections 330 and 331 of the Bankruptcy Code, and (iii) any appeals of the Confirmation Order; provided however that with respect to the role of the UCC set forth in clause (i) of this paragraph, the fees and costs payable to the UCC and its Professionals shall not exceed $25,000 in the first thirty (30) days following the Effective Date and $15,000 in each of the next succeeding five thirty (30) day periods, provided that the difference between the maximum fees and costs payable during any thirty (30) day period and the actual amount of fees and costs actually incurred during such period may only be carried forward and added to the maximum fees and expenses payable in any subsequent thirty (30) day period.  In no event shall the total fees and costs paid to the UCC in respect of its duties and activities under the Plan exceed $100,000 (the “UCC Aggregate Cap”).  The Post-Effective Date Debtor shall be entitled to review all of the fees and expenses incurred by the UCC after the Effective Date for reasonableness and any dispute regarding such fees and costs shall be resolved by the Bankruptcy Court.

Within the first six (6) months following the Effective Date, the UCC shall be automatically dissolved upon the conclusion of the Claims reconciliation process, or at any such other time within such period determined by the UCC.  If the Claims resolution process has not been concluded within the six (6) months following the Effective Date, the UCC shall continue to exist until the earliest to occur of: (a) the conclusion of the Claims reconciliation process and (b) the end of the eighteenth (18th) month following the Effective Date; provided, that the UCC may agree to dissolve at any time prior to its required termination.  In the interest of clarity, the parties agree that the UCC shall remain subject to the UCC Aggregate Cap regardless of its date of dissolution.

N.  Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 as in effect on the Petition Date shall apply.  With regard to all dates and the periods of time set forth or referred to in the Plan, time is of the essence.

O.  Successors and Assigns

The rights, benefits and obligations of any Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof) named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person (and any government, governmental agency or any subdivision, department or other instrumentality thereof).

P.   Conflict between Plan, Disclosure Statement and Plan Documents

In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, any Plan Document or any document in the Plan Supplement, the terms and provisions of the Plan shall control and govern.

Q.  Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

R.  Plan Exhibits

Any and all exhibits to the Plan or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least seven (7) Business Days prior to the Plan Objection Deadline, unless the Plan provides otherwise.  Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Article I.H of the Plan or online at https://www.kccllc.net/lordstown.  The Debtors explicitly reserve the right to, in the exercise of its sole and absolute discretion, modify or make additions to or subtractions from any schedule to the Plan and to modify any exhibit to the Plan prior to the Plan Objection Deadline.

ARTICLE X

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge all Holders of Claims and Interests in voting classes to vote to accept the Plan.

The UCC also supports the Plan and urges all Holders of General Unsecured Claims to vote to accept the Plan.

Furthermore, the EC supports the Plan and urges all Holders of Common Equity Interests to vote to accept the Plan.

Dated:  November 1, 2023

Wilmington, Delaware

Respectfully submitted,

LORDSTOWN MOTORS CORP. AND ITS AFFILIATED DEBTORS

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer

EXHIBIT A

Plan

EXHIBIT B

Organizational Chart

EXHIBIT C

Liquidation Analysis

Exhibit D

Foxconn Complaint